As filed with the Securities and Exchange Commission on June 12, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	33-0936180
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

70 Doppler

Irvine, California 92618

(949) 261-2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Berman

Chief Executive Officer

Hancock Jaffe Laboratories, Inc.

70 Doppler

Irvine, California 92618

(949) 261-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge

K&L Gates LLP

1 Park Plaza

Twelfth Floor

Irvine, California 92614

(949) 253-0900

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.00001 par value per share	308,224	$4.30	$1,325,363	$165
Common stock, $0.00001 par value per share, upon exercise of warrants(4)	294,455	$4.30	$1,266,157	$158
Total:	602,679	—	$2,591,520	$323

(1)	In addition to the shares of common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of shares of common stock as may become issuable upon conversion or exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, and based upon a per share price of $4.30, which was the average of the high and low prices of the common stock on June 7, 2018, as reported on the Nasdaq Capital Market.
(3)	Represents 308,224 shares of common stock that the Registrant issued upon the conversion of certain convertible notes.
(4)	Represents 294,455 shares of common stock that the Registrant expects could be issuable upon exercise of certain warrants to purchase shares of common stock at an exercise price of $4.20 per share originally issued to the holders and the placement agent of the convertible notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2018

PROSPECTUS

Up to 602,679 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus, or the Selling Stockholders, of up to 602,679 shares of our common stock. These shares consist of (i) 308,224 shares of common stock which were issued upon conversion of previously outstanding convertible notes, and (ii) 294,455 shares, or the Warrant Shares, of our common stock issuable upon exercise of outstanding warrants, or the Warrants. We previously registered for resale 2,772,718 shares of common stock that were issuable upon conversion of certain convertible promissory notes and exercise of the Warrants in connection with our initial public offering, which did not represent all of the shares of common stock actually issued upon conversion of the convertible promissory notes or exercisable under the Warrants based on the final conversion price of the convertible promissory notes. Therefore, we are hereby registering for resale the remainder of such shares of common stock.

The shares of our common stock registered hereby may be offered and sold by the Selling Stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our common stock by the Selling Stockholders. See “Use of Proceeds.”

On June 4, 2018, we completed the initial public offering of an aggregate of 1,500,000 units, each unit consisting of one share of common stock and one warrant to purchase common stock, which we collectively refer to as a Unit, and the 1,500,000 shares of our common stock underlying the Units and 1,500,000 shares of our common stock issuable from time to time upon exercise of the warrants included in the Units (excluding 225,000 Units which were subsequently issued upon exercise of an option granted to the underwriters to cover over-allotments) which we sold to the public through an underwritten offering, which we refer to herein as the initial public offering. Each warrant has an exercise price equal to $6.00, and is exercisable beginning on the date of issuance and will expire five years from the date of issuance.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any Selling Stockholders. When the Selling Stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “HJLI.” On June 11, 2018, the last reported sale price of our common stock was $4.62 per share.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2018

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our shares. Our business, financial condition, results of operations and prospects may have changed since that date.

We use our registered trademarks and trade names, such as VenoValve® and CoreoGraft™, in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations, such as ProCol Vascular Bioprosthesis®. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” or similar terminology refer to Hancock Jaffe Laboratories, Inc.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto contained in this prospectus, before making an investment decision.

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, or ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining U.S. Food and Drug Administration, or FDA, approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LeMaitre Vascular, Inc., or LMAT, in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Product Candidates

We are in the process of developing the following bioprosthetic implantable devices for cardiovascular disease:

●	The Bioprosthetic Heart Valve: the BHV is a bioprosthetic, porcine, or pig, heart valve designed to function like a native heart valve, and designed to provide a patient greater functional performance than currently available devices. Early pre-clinical testing has demonstrated improved function over existing surgically implanted devices and, due to these study results, we believe BHV may be suitable for the pediatric population, as it accommodates its performance concomitant with the growth of the patient. Most of the data and studies have been performed to support our submission to the FDA for either a first-in-human study or for an investigational device exemption, or IDE, which we plan to submit in 2019. If we receive approval for an IDE, we plan to proceed with a clinical trial through the FDA standard ISO 5840, which is the international standard for bioprosthetic heart valve testing.

●	The CoreoGraft: the CoreoGraft is an “off the shelf” bioprosthetic, bovine, or cow, derived coronary artery bypass graft with a 3 millimeter, or mm, diameter for use as a coronary vascular conduit in coronary artery bypass procedures. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and to facilitate a more complete revascularization of the injured heart muscle. The CoreoGraft is intended to allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures. We believe we will need to proceed with both pre-clinical and human studies in order to obtain FDA approval. Once we complete the pre-clinical studies, we plan to proceed with a human trial to evaluate this graft in patients in need of cardiac revascularization without any autologous tissue. The human study would likely be a one-year study to evaluate the graft being open by coronary angiography. We intended to start the pre-clinical studies in the United States in 2018 and, depending on the testing results, file our IDE with the FDA for clinical trial in 2019.

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●	The Venous Valve: the VenoValve is a bioprosthetic, porcine venous valve for patients with lower limb chronic venous insufficiency, or CVI, which occurs because of damage to the valves of the veins in the legs after patients develop blood clots in the deep venous system. An estimated 4.5 million people experience lower limb CVI in the United States and we believe the VenoValve, which is surgically implanted, will result in improvement in venous valve function in the legs of these patients. The VenoValve would replace dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. The VenoValve could allow for surgical insertion into the femoral vein or popliteal vein, thereby re-establishing competence and antegrade venous flow back to the heart and improvement in symptoms. Preclinical prototype testing, including in vivo animal studies by us, and in vitro hemodynamic studies, have demonstrated that the VenoValve mimics the function of a normal functioning venous valve. In preclinical studies, the VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, the VenoValve has functioned normally in acute pre-clinical implementations as shown by venograms, and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in pre-clinical study has demonstrated competency of the valve as well as being open in appropriate flow patterns. Results of eight pre-clinical tests were submitted to the FDA in the third quarter of 2017 in order to commence first-in-human trials in the United States. In the fourth quarter of 2017, we and the FDA discussed the pre-clinical tests submitted by us in the third quarter of 2017 and the FDA recommended we perform an additional 90-day pre-clinical study before commencing a first-in-human testing. We are preparing to commence the additional pre-clinical trial and once completed, we expect to begin first-in-human testing and file our IDE with the FDA in 2019. Once we commence the first-in-human testing, we may seek to obtain reimbursement approval for this product candidate.

In addition, we previously manufactured, developed and obtained FDA pre-market approval, or PMA, for the ProCol Vascular Bioprosthesis, a Class III product for hemodialysis vascular access in patients with ESRD. It is a biological graft derived from a bovine mesenteric vein. The ProCol Vascular Bioprosthesis received a PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft implant.

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for its dialysis access line of products for an upfront payment and a three-year royalty of up to $5 million. We continue to provide manufacturing transition services to LMAT from our facility in Irvine, California, and are obligated to do so under an agreement with LMAT until 2019. Our ongoing revenue stream is derived from the sub-contract manufacturing services and royalties earned on LMAT sales pursuant to our agreement with LMAT.

Our Industry and Market

Our three product candidates currently under development are designed to address three different cardiovascular diseases. The BHV is designed to address diseases relating to the aortic and mitral valves. The CoreGraft is designed to address coronary artery bypass graft surgery, or CABG, and the VenoValve is designed to address lower limb CVI.

Aortic and Mitral Valve Diseases

Bioprosthetic heart valves are used for diseases relating to the aortic and mitral valves. They have been shown to be effective, safe and durable. Heart valve replacement can be done with either a mechanical or bioprosthetic (tissue) prosthesis. Patients with mechanical heart valves are at increased risk for embolic stroke and thrombosis of the valve itself, and, therefore, require long-term anticoagulation. Even with anticoagulation, the risk of stroke or valve thrombosis is ~0.9% per year with mechanical mitral valves, ~0.5% per year for mechanical aortic valves, and ~1.2% per year in those with two mechanical valves.

We believe that pediatric patients requiring the smallest valve sizes, typically 19 to 21 mm in diameter, are not adequately treated by current market devices. The primary challenge for these patients is to provide adequate blood flow during growth and development. Typically, this requires more complex procedures or multiple successive surgeries to provide a larger valve replacement. The patient outgrows the valve size several times between ages two and twenty, requiring several surgeries before adulthood, also referred to as patient prosthetic mismatch.

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Congenital heart defects are serious and common conditions that have significant impact on morbidity, mortality, and healthcare costs in children and adults. The most commonly reported incidence of congenital heart defects in the United States is between 4 and 10 per 1,000, clustering around 8 per 1,000 live births. We believe these patients would benefit from a bioprosthetic heart valve that is safer, more cost effective, and with greater functional performance, potentially resulting in fewer surgeries.

Coronary Artery Bypass Graft Surgery

The current standard procedure for CABG employs the use of the patient’s saphenous vein, internal mammary artery and/or radial artery as conduits to re-establish blood flow. While balloon angioplasty with or without stent placement is another option and has been effective for many patients, this procedure is not always appropriate for multiple vessel disease. CABG remains the most effective procedure to re-vascularize cardiac muscle subsequent to a heart attack. By the end of the last decade, more than 160,000 CABG procedures requiring almost one hundred thousand harvested autologous grafts were performed annually in the United States. In 2015, 150,000 CABG procedures were performed, which accounts for 375,000 bypass grafts.

We believe that the recent trend toward off pump coronary graft surgery (surgical intervention on a beating heart as opposed to surgery on a stopped heart with extra-corporal circulation, which decreases the surgery time by one hour) and minimally invasive CABG procedures has had considerable bearing on both perioperative and procedural safety and efficacy, and has the potential to significantly impact the future of the procedure. Regardless of the type of bypass procedure, bypass graft harvest remains an invasive and complication prone aspect of the bypass procedure. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications can be as high as 43%.

Saphenous vein graft obstruction is progressive, with failure as high as 50% at 10 years. Acute thrombosis, neointimal hyperplasia, and accelerated atherosclerosis are the three mechanisms that lead to venous graft failure. Also, a significant cost of CABG procedures is associated with graft harvest and the extended recovery and complications related to the harvest procedure. We believe that the CoreoGraft bioprosthetic bypass graft may eliminate the complications associated with bypass graft harvests, and potentially reduce or eliminate the failure rate of conventional bypass grafts.

Lower limb CVI

Lower limb CVI is a disease affecting approximately 4.5 million people in the United States, which includes over 600,000 people having ulcers or wounds on their legs, which is generally considered the most severe type of CVI. People with CVI are plagued with marked disability, either from leg swelling, development of non-healing leg ulcers and often adversely impacting mobility. Approximately 1 million people in the United States each year develop blood clots in their legs and many of these patients will go on to develop symptoms of CVI.

Once the valves are damaged in the legs, the poor functioning of the valves prevents blood from returning to the heart from the legs and the cascade of symptoms of CVI begins. Presently, no medical or nonsurgical treatment is available other than compression “garments” or constant leg elevation. When the disease is isolated to the superficial veins, ablation or surgical excision of the affected saphenous vein is an option. For the deep system, valve transplants have been attempted but with very-poor results. Another potential option, the creation of valves using fibrous tissue, is only performed in few centers worldwide. Reestablishment of proper direction of venous flow to the heart is the only reasonable remedy to the problem of CVI. Currently, however, there is no known device or medicine available that would restore venous flow in the deep venous system.

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Our Strategy

Our business strategy is focused primarily on the research, development and manufacturing of our biomedical device product candidates for use in cardiovascular surgical procedures. We have targeted the relatively large device markets where our biologic technological advances and achievements could provide an opportunity to address patient needs that are not currently being satisfied.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our three product candidates, if approved, for the following reasons:

●	We have extensive experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe that our patents, which cover certain aspects of our devices and the processing methods of biologic valvular tissue as a “bioprosthetic” device, may provide an advantage over potential competitors.

●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.

●	We have attracted senior executives who are experienced in research and development and who have the expertise to obtain FDA approval for product candidates like ours that are intended to satisfy patient needs. We also have the advantage of an experienced board of directors and scientific advisory board who will provide guidance as we move towards market launch.

Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, decades long and trusted relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that enhances device functions and guarantees sterility. Our patents pertaining to the unique design advantages and processing methods of valvular tissue as a bioprosthetic device provide further functional advantages over potential competitors. The critical design components and function relationships unique to the BHV are protected by U.S. Patent No. 7,815,677, issued on October 19, 2010 and expiring on July 9, 2027. Two patent applications have been filed for the VenoValve with the U.S. Patent and Trademark Office.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

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●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Corporate Information

We were incorporated in Delaware on December 22, 1999. Our principal executive offices are located at 70 Doppler, Irvine, California, 92618, and our telephone number is (949) 261-2900. Our corporate website address is www.hancockjaffe.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to Our Business and Strategy

We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

We have historically incurred substantial net losses, including net losses of $4,747,487 and $1,163,650 for the three months ended March 31, 2018 and 2017, respectively and $7,791,469 for the year ended December 31, 2017, $3,387,490 for the year ended December 31, 2016 and $1,604,013 for the year ended December 31, 2015. As a result of our historical losses, we had an accumulated deficit of $40,267,306 as of March 31, 2018. Our losses have resulted primarily from costs related to general and administrative expenses relating to our operations, as well as our research programs and the development of our product candidates. Currently, we are not generating significant revenue from operations, and we expect to incur losses for the foreseeable future as we seek to obtain regulatory approval for our product candidates. Additionally, we expect that our general and administrative expenses will increase due to the additional operational and reporting costs associated with being a public company as well as the projected expansion of our operations. We do not expect to generate significant revenue until any of our product candidates are approved, if ever. We may never generate significant revenue or become profitable. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve and subsequently sustain profitability could harm our business, financial condition, results of operations and cash flows.

We currently depend entirely on the successful and timely regulatory approval and commercialization of our three product candidates, which may not receive regulatory approval or, if any of our product candidates do receive regulatory approval, we may not be able to successfully commercialize them.

We currently have three product candidates, the Bioprosthetic Heart Valve, the CoreoGraft, and the VenoValve, and our business presently depends entirely on our ability to obtain regulatory approval for and to successfully commercialize each of our product candidates in a timely manner. Our product candidates are based on technologies that have not been used previously in the manner we propose and must compete with more established treatments currently accepted as the standards of care. Market acceptance of our product candidates will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. We may not be able to successfully develop and commercialize our product candidates. If we fail to do so, we will not be able to generate substantial revenues, if any.

We are subject to rigorous and extensive regulation by the FDA in the United States and by comparable agencies in other jurisdictions, including the European Medicines Agency, or EMA, in the European Union, or EU. Our product candidates are currently in development and we have not received FDA approval for our product candidates. Our product candidates may not be marketed in the United States until they have been approved by the FDA and may not be marketed in other jurisdictions until they have received approval from the appropriate foreign regulatory agencies. Each product candidate requires significant research, development, preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval.

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Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our product candidates on a timely basis, or at all. The number, size, design and focus of preclinical and clinical trials that will be required for approval by the FDA, the EMA or any other foreign regulatory agency varies depending on the device, the disease or condition that the product candidates are designed to address and the regulations applicable to any particular products. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. The FDA, the EMA and other foreign regulatory agencies can delay, limit or deny approval of a product for many reasons, including, but not limited to:

●	a product candidate may not be shown to be safe or effective;

●	the clinical and other benefits of a product candidate may not outweigh its safety risks;

●	clinical trial results may be negative or inconclusive, or adverse medical events may occur during a clinical trial;

●	the results of clinical trials may not meet the level of statistical significance required by regulatory agencies for approval;

●	regulatory agencies may interpret data from pre-clinical and clinical trials in different ways than we do;

●	regulatory agencies may not approve the manufacturing process or determine that the manufacturing is not in accordance with cGMPs;

●	a product candidate may fail to comply with regulatory requirements;

●	regulatory agencies might change their approval policies or adopt new regulations.

If our product candidates are not approved at all or quickly enough to provide net revenues to defray our operating expenses, our business, financial condition, operating results and prospects could be harmed.

If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our capital stock, the issuance of the convertible and non-convertible notes, and the sale of our ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LMAT in March 2016. We expect the proceeds from our initial public offering will be sufficient to fund our operations for the next 9 to 12 months. We will need to seek additional funds in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings to complete our product development initiatives. These financings could result in substantial dilution to the holders of our common stock, or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern.

Our present and future capital requirements will be significant and will depend on many factors, including:

●	the progress and results of our development efforts for our product candidates;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

●	the effect of competing technological and market developments;

●	market acceptance of our product candidates;

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●	our rate of progress in establishing coverage and reimbursement arrangements with domestic and international commercial third-party payors and government payors;

●	our ability to achieve revenue growth and improve gross margins;

●	the extent to which we acquire or in-license other products and technologies; and

●	legal, accounting, insurance and other professional and business-related costs.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of our product candidates or license to third parties the rights to commercialize our product candidates or technologies that we would otherwise seek to commercialize ourselves. We also may have to reduce marketing, customer support or other resources devoted to our product candidates or cease operations. Any of these factors could harm our operating results.

As a result of our current lack of financial liquidity, our independent registered accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

As a result of our current lack of financial liquidity, the report of our independent registered accounting firm that accompanies our audited financial statements for the years ended December 31, 2017 and 2016, which are included as part of this prospectus, contains going concern qualifications, and our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern, meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

In order to continue as a going concern, we will need to, among other things, achieve positive cash flow from operations and, if necessary, seek additional capital resources to satisfy our cash needs. Our plans to achieve positive cash flow include engaging in offerings of equity and debt securities and negotiating up-front and milestone payments on our product candidates and royalties from sales of our product candidates that secure regulatory approval and any milestone payments associated with such approved product candidates. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern.

We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of March 31, 2018, we had nine full-time employees and three independent contractors. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations, commence clinical trials, obtain approval for and commercialize our product candidates, and continue our development activities. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

●	manage any of our future clinical trials effectively;

●	identify, recruit, retain, incentivize and integrate additional employees;

●	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

●	continue to improve our operational, financial and management controls, reporting systems and procedures.

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Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives, or disrupt our operations.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our internal financial and accounting team is leanly staffed, which can lead to inefficiencies with respect to segregation of duties. If we fail to properly and efficiently maintain an effective internal control over financial reporting, we could fail to report our financial results accurately.

We presently rely on our supply agreement with LMAT for substantially all of our revenue, and once the supply agreement is terminated, a material and adverse effect on our revenue and results of operations could result.

In March 2016, we entered into a post-acquisition supply agreement with LMAT, or the supply agreement, to be the contract manufacturer of the ProCol Vascular Bioprosthesis for Hemodialysis Vascular Access concomitant with ESRD. We have generated almost all of our total revenue since March 2016 pursuant to the supply agreement. The supply agreement will terminate upon the earlier of (i) March 18, 2019 and (ii)(A) upon seven days written notice of LMAT to our company for any reason, or (B) upon thirty-five days written notice of our company to LMAT if LMAT is in material breach of any of its representations, warranties or covenants under the supply agreement, and the breach cannot be cured or is not cured by LMAT within thirty calendar days of receipt of such notice of breach. When the supply agreement is terminated, or if either party becomes unable to perform their respective obligations under the supply agreement, we will no longer be able to generate revenue until one of our product candidates is approved, if ever. As a result, once the supply agreement is terminated, a material and adverse effect on our revenue and results of operations could result.

We may never be able to generate sufficient revenue from the commercialization of our product candidates to achieve and maintain profitability.

Our ability to operate profitably in the future will depend upon, among other items, our ability to (i) fully develop our product candidates, (ii) scale up our business and operational structure, (iii) obtain regulatory approval of our product candidates from the FDA, (iv) market and sell our product candidates, (v) successfully gain market acceptance of our product candidates, and (vi) obtain sufficient and on-time supply of components from our third-party suppliers. If we fail to successfully commercialize any of our product candidates, we may never receive a return on our investments in product development, sales and marketing, regulatory compliance, manufacturing and quality assurance, which may cause us to fail to generate revenue and gain economies of scale from such investments.

In addition, potential customers may decide not to purchase our product candidates and, even if we succeed in increasing adoption of our product candidates by physicians, hospitals and other healthcare providers, creating and maintaining relationships with customers and developing and commercializing new features or indications for our products, we may not be able to generate sufficient revenue to achieve or maintain profitability.

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We utilize a third-party, single-source supplier for some components and materials used in the ProCol Vascular Bioprosthesis and the loss of this supplier could have an adverse impact on our business.

We rely on a third-party, single source supplier to supply the cow tissue used in the ProCol Vascular Bioprosthesis to fulfill our sub-manufacturing requirement, pursuant to that certain Services and Material Supply Agreement, dated as of March 4, 2016, or the supply agreement, by and between us and ATSCO, Inc., or ATSCO. We intend to use ATSCO to supply pig and cow tissue for our three product candidates. Our ability to supply the ProCol Vascular Bioprosthesis to LMAT and our future product candidates, if approved, commercially depends, in part, on our ability to obtain this pig and cow tissue in accordance with our specifications and with regulatory requirements and in sufficient quantities to meet demand. Our ability to obtain pig and cow tissue may be affected by matters outside our control, including that ATSCO may cancel our arrangements on short notice, we may be relatively less important as a customer to ATSCO and ATSCO may have disruptions to its operations.

Pursuant to the supply agreement, ATSCO exclusively provides us with bovine veins, a key component for the manufacturing of ProCol Vascular Bioprosthesis. ATSCO trains its staff to collect materials from audited abattoirs under our specifications and procedures. In exchange, we agreed to purchase at least 700 units every month. The supply agreement terminates on March 3, 2019, but may be extended upon mutual agreement between us and ATSCO. The supply agreement may be terminated by either party with reasonable cause upon 90 days written notice if (i) we fail to pay without cure in limited situations, (ii) ATSCO willfully fails to follow procedures set forth therein, (iii) upon our mutual agreement with ATSCO without penalty, and (iv) if we cease manufacturing the ProCol Vascular Bioprosthesis for LMAT.

If we are required to establish additional or replacement suppliers for the pig and cow tissue, it may not be accomplished quickly and our operations could be disrupted. Even if we are able to find replacement suppliers, the replacement suppliers would need to be qualified and may require additional regulatory authority approval, which could result in further delay. In the event of a supply disruption, our product inventories may be insufficient to supply our customers. If ATSCO fails to deliver the required commercial quantities of pig tissue on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of the ProCol Vascular Bioprosthesis and any of our product candidates, if approved, the supply of ProCol Vascular Bioprosthesis to customers and the development of any future product candidates would be delayed, limited or prevented, which could have an adverse impact on our business.

We depend upon third-party suppliers for certain components of our product candidates, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We rely on a number of third-party suppliers to provide certain components of our product candidates. We do not have long-term supply agreements with most of our suppliers, and, in many cases, we purchase finished goods on a purchase order basis. Our suppliers may encounter problems during manufacturing for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

●	delays in product shipments resulting from defects, reliability issues or changes in components from suppliers;

●	price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

●	errors in manufacturing components, which could negatively impact the effectiveness or safety of our product candidates or cause delays in shipment of our product candidates;

●	discontinued production of components, which could significantly delay our production and sales and impair operating margins;

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●	inability to obtain adequate supplies in a timely manner or on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers, especially with respect to our sole-source supplies;

●	delays in production and sales caused by switching components, which may require product redesign and/or new regulatory submissions;

●	delays due to evaluation and testing of devices from alternative suppliers and corresponding regulatory qualifications;

●	non-timely delivery of components due to our suppliers manufacturing products for a range of customers;

●	the failure of our suppliers to comply with strictly enforced regulatory requirements, which could result in disruption of supply or increased expenses; and

●	inability of suppliers to fulfill orders and meet requirements due to financial hardships.

In addition, there are a limited number of suppliers and third-party manufacturers that operate under the FDA’s Quality System Regulation, or QSR, requirements, maintain certifications from the International Organization for Standardization that are recognized as harmonized standards in the European Economic Area, or EEA, and that have the necessary expertise and capacity to manufacture components for our product candidates. As a result, it may be difficult for us to locate manufacturers for our anticipated future needs, and our anticipated growth may strain the ability of our current suppliers to deliver products, materials and components to us. If we are unable to arrange for third-party manufacturing of components for our product candidates, or to do so on commercially reasonable terms, we may not be able to complete development of, market and sell our current or new product candidates. Further, any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components used in our product candidates would limit our ability to manufacture our product candidates. Failure to meet these commitments could result in legal action by our customers, loss of customers or harm to our ability to attract new customers, any of which could have a material and adverse effect on our business, financial condition, results of operations and growth.

We must demonstrate to surgeons and hospitals the merits of our product candidates to facilitate adoption of our product candidates.

Surgeons continue to play a significant role in determining the devices used in the operating room and in assisting in obtaining approval by the relevant value analysis committee, or VAC. Educating surgeons on the benefits of our product candidates will require a significant commitment by our marketing team and sales organization. Surgeons and hospitals may be slow to change their practices because of familiarity with existing devices and/or treatments, perceived risks arising from the use of new devices, lack of experience using new devices, lack of clinical data supporting the benefits of such devices or the cost of new devices. There may never be widespread adoption of our product candidates by surgeons and hospitals. If we are unable to educate surgeons and hospitals about the advantages of our product candidates incorporating our technology, as compared to surgical methods which do not incorporate such technology, we may face challenges in obtaining approval by the relevant VAC, and we will not achieve significantly greater market acceptance of our product candidates, gain momentum in our sales activities, significantly grow our market share or grow our revenue and our business and financial condition will be adversely affected.

We operate in a very competitive business environment and if we are unable to compete successfully against our existing or potential competitors, our sales and operating results may be negatively affected.

The medical device industry is intensely competitive and subject to rapid and significant technological change, as well as the introduction of new products or other market activities of industry participants. Our ability to compete successfully will depend on our ability to develop future product candidates that reach the market in a timely manner, are well adopted by customers and receive adequate coverage and reimbursement from third-party payors.

We have numerous competitors, many of whom have substantially greater name recognition, commercial infrastructure and financial, technical and personnel resources than us. Our competitors develop and patent competing products or processes earlier than we can or obtain regulatory clearance or approvals for competing products more rapidly than we can, which could impair our ability to develop and commercialize similar products or processes. Additionally, our competitors may, in the future, develop medical devices that render our product candidates obsolete or uneconomical.

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Many of our current and potential competitors are publicly traded, or are divisions of publicly-traded, major medical device or technology companies that enjoy several competitive advantages. We face a challenge overcoming the long-standing preferences of some specialists for using the products of our larger, more established competitors. Specialists who have completed many successful procedures using the products made by these competitors may be reluctant to try new products from a source with which they are less familiar. If these specialists do not try and subsequently adopt our product candidates, we may be unable to generate sufficient revenue or growth. In addition, many of our competitors enjoy other advantages such as:

●	greater financial resources for marketing and aggressive discounting;

●	large and established sales, marketing and distribution networks with greater reach in both domestic and international markets;

●	significantly greater brand recognition;

●	established business and financial relationships with specialists, referring physicians, hospitals and medical schools;

●	greater existing market share in our markets;

●	greater resources devoted to research and development of competing products and greater capacity to allocate additional resources;

●	greater experience in obtaining and maintaining regulatory clearances and approvals for new products and product enhancements;

●	products supported by long-term clinical data;

●	more expansive patent portfolios and other intellectual property rights; and

●	broader product portfolios affording them greater ability to cross-sell their products or to incentivize hospitals or surgeons to use their products.

As a result of this increased competition, we believe there will be increased pricing pressure in the future. The entry of multiple new products and competitors may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of our product candidates and pricing in our markets generally. Additionally, because we expect that potential hospital and other healthcare provider customers will bill various third-party payors to cover all or a portion of the costs and fees associated with the procedures in which our product candidates will be used, including the cost of the purchase of our product candidates, changes in the amount such payors are willing to reimburse our customers for procedures using our product candidates could create pricing pressure for us. If competitive forces drive down the prices we are able to charge for our product candidates, our profit margins will shrink, which will adversely affect our ability to invest in and grow our business.

Our competitors may not seek to obtain agreements, exclusive or otherwise, with the same partners or licensees that we intend to approach in order to develop and market our product candidates. In addition, our competitors may be able to meet these requirements and develop products that are comparable or superior to our product candidates or that would render our product candidates obsolete or non-competitive.

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Our long-term growth depends on our ability to develop and commercialize additional product candidates.

The medical device industry is highly competitive and subject to rapid change and technological advancements. Therefore, it is important to our business that we continue to enhance our product candidate offerings and introduce new product candidates. Developing new product candidates is expensive and time-consuming. Even if we are successful in developing additional product candidates, the success of any new product candidates or enhancements to existing product candidates will depend on several factors, including our ability to:

●	properly identify and anticipate surgeon and patient needs;

●	develop and introduce new product candidates or enhancements in a timely manner;

●	develop an effective and dedicated sales and marketing team;

●	avoid infringing upon the intellectual property rights of third-parties;

●	demonstrate, if required, the safety and efficacy of new product candidates with data from preclinical studies and clinical trials;

●	obtain the necessary regulatory clearances or approvals for new product candidates or enhancements;

●	be fully FDA-compliant with marketing of new product candidates or modified product candidates;

●	provide adequate training to potential users of our product candidates; and

●	receive adequate coverage and reimbursement for procedures performed with our product candidates.

If we are unsuccessful in developing and commercializing additional devices in other areas, our ability to increase our revenue may be impaired.

New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and services that we plan to offer. Existing markets for surgical devices are characterized by rapid technological change and innovation. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital and healthcare provider practices. It is also important that we successfully introduce new, enhanced and competitive product candidates to meet our prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage our introduction of new product candidates. If potential customers believe that such product candidates will offer enhanced features or be sold for a more attractive price, they may delay purchases until such product candidates are available. We may also continue to offer older obsolete products as we transition to new product candidates, and we may not have sufficient experience managing transitions. If we do not successfully innovate and introduce new technology into our anticipated product lines or successfully manage the transitions of our technology to new product offerings, our revenue, results of operations and business could be adversely impacted.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, industry standards, distribution reach or customer requirements. We anticipate that we will face strong competition in the future as current or future competitors develop new or improved product candidates and as new companies enter the market with novel technologies.

If we are unable to convince hospital facilities to approve the use of our product candidates, we may be unable to generate a substantial volume of sales of our products.

In the United States, in order for surgeons to use our product candidates, the hospital facilities where these surgeons treat patients will typically require us to receive approval from the facility’s VAC. VACs typically review the comparative effectiveness and cost of medical devices used in the facility. The makeup and evaluation processes for VACs vary considerably, and it can be a lengthy, costly and time-consuming effort to obtain approval by the relevant VAC. For example, even if we have an agreement with a hospital system for purchase of our products, in most cases, we must obtain VAC approval by each hospital within the system to sell at that particular hospital. Additionally, hospitals typically require separate VAC approval for each specialty in which our product is used, which may result in multiple VAC approval processes within the same hospital even if such product has already been approved for use by a different specialty group. We often need VAC approval for each different product to be used by the surgeons in that specialty. In addition, hospital facilities and group purchasing organizations, or GPOs, which manage purchasing for multiple facilities, may also require us to enter into a purchasing agreement and satisfy numerous elements of their administrative procurement process, which can also be a lengthy, costly and time-consuming effort. If we do not receive access to hospital facilities in a timely manner, or at all, via these VAC and purchasing contract processes, or otherwise, or if we are unable to secure contracts on commercially reasonable terms in a timely manner, or at all, our operating costs will increase, our sales may decrease and our operating results may be harmed. Furthermore, we may expend significant effort in these costly and time-consuming processes and still may not obtain VAC approval or a purchase contract from such hospitals or GPOs.

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Our manufacturing resources are limited and if we are unable to produce an adequate supply of our product candidates for use in our current and planned clinical trials or for commercialization, our regulatory, development and commercialization efforts may be delayed.

Our manufacturing resources for our product candidates are limited. We currently manufacture our product candidates for our research and development purposes at our manufacturing facility in Irvine, California. If our existing manufacturing facility experiences a disruption, we would have no other means of manufacturing our product candidates until we are able to restore the manufacturing capability at our current facility or develop alternative manufacturing facilities. Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our product candidates and prepare our product candidates for clinical trials.

Additionally, in order to produce our product candidates in the quantities that will be required for commercialization, we will have to increase or “scale up” our production process over the current level of production. We may encounter difficulties in scaling up our production, including issues involving yields, controlling and anticipating costs, quality control and assurance, supply and shortages of qualified personnel. If our scaled-up production process is not efficient or results in a product that does not meet quality or other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. Further, third parties with whom we may develop relationships may not have the ability to produce the quantities of the materials we may require for clinical trials or commercial sales or may be unable to do so at prices that allow us to price our products competitively.

If our facilities are damaged or become inoperable, we will be unable to continue to research, develop and manufacture our product candidates and, as a result, there will be an adverse impact on our business until we are able to secure a new facility.

Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire, vandalism and power outages, which may render it difficult to operate our business for some period of time. While we have taken precautions to safeguard our facilities, any inability to operate our business during such periods could lead to the loss of customers or harm to our reputation. We also possess insurance for damage to our property and the disruption of our business, but this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

Our future international operations could subject us to regulatory and legal risks and certain operating risks, which could adversely impact our business, results of operations and financial condition.

The sale and shipment of our product candidates, if approved, across international borders and the purchase of components from international sources subject us to U.S. and foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws is costly and could expose us to penalties for non-compliance. We expect that our international activities will be dynamic over the foreseeable future as we continue to pursue to identify opportunities in international markets. Our future international business operations are subject to a variety of risks, including:

●	fluctuations in foreign currency exchange rates;

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●	difficulties in staffing and managing foreign and geographically dispersed operations;

●	third-party reimbursement policies that may require some of the patients who undergo procedures using our products or who use our services to directly absorb costs or that may necessitate the reduction of the selling prices of our products;

●	an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action;

●	economic, political or social instability in certain countries and regions;

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of costly and lengthy new export licensing requirements;

●	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

●	the occurrence of an FDA inspection that results in adverse findings at our facilities, or the facilities of our vendors or suppliers, and any resulting import detention that prevents products made in such facilities from entering the United States;

●	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

●	availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us;

●	imposition of differing labor laws and standards;

●	the ability of a foreign government to exclude us from, or limit our ability to compete in, the markets under its jurisdiction through collective tender processes or otherwise;

●	longer payment cycles for products sold to customers outside the United States;

●	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; and

●	the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity.

We expect each international market we enter will pose particular regulatory and other hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our reputation, business and financial condition may be harmed.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We expect to expand our business operations to meet anticipated growth in demand for our product candidates. This future growth could strain our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, sales force management and general and financial administration. Our ability to effectively manage our growth properly will require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures.

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As our commercial operations and sales volume grow, we will need to continue to increase our workflow capacity for manufacturing, customer service, billing and general process improvements and expand our internal quality assurance program, among other things. We will also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase our manufacturing, maintenance, software and computing capacity to meet increased demand. These increases in scale, expansion of personnel, purchase of equipment or process enhancements may not be successfully implemented.

We must also successfully increase production output to meet expected customer demand. In the future, we may experience difficulties with production yields, quality control, component supply and shortages of qualified personnel, among other problems. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues.

We currently have no sales and marketing infrastructure and if we are unable to successfully secure a sales and marketing partner or establish a sales and marketing infrastructure, we may be unable to commercialize our product candidates, if approved, and may never generate sufficient revenue to achieve or sustain profitability.

In order to commercialize products that are approved by regulatory agencies, we must either collaborate with third parties that have such commercial infrastructure, engage third party distributors, or develop our own sales and marketing infrastructure. At present, we have no sales or marketing personnel. We may not be able to enter into collaborations on acceptable terms or at all, which would leave us unable to progress our business plan. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to maintain or reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidates, reduce or delay development programs, delay potential commercialization of our product candidates or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Moreover, even if we are able to maintain and/or enter into such collaborations, such collaborations may pose a number of risks, including the following:

●	collaborators may not perform their obligations as expected;

●	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of our product candidates, might lead to additional responsibilities for us with respect to such devices, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

●	collaborators could independently develop or be associated with products that compete directly or indirectly with our product candidates;

●	collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them, and thus we may have limited or no control over the sales, marketing and distribution activities;

●	should any of our product candidates achieve regulatory approval, a collaborator with marketing and distribution rights to our product candidates may not commit sufficient resources to the marketing and distribution of such product candidates;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

●	collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of our product candidates on our own.

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Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations.

If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. We will have to compete with established and well-funded medical device companies to recruit, hire, train and retain sales and marketing personnel. Once hired, the training process is lengthy because it requires significant education of new sales representatives to achieve the level of clinical competency with our products expected by specialists. Upon completion of the training, our sales representatives typically require lead time in the field to grow their network of accounts and achieve the productivity levels we expect them to reach in any individual territory. If we are unable to attract, motivate, develop and retain a sufficient number of qualified sales personnel, or if our sales representatives do not achieve the productivity levels in the time period we expect them to reach, our revenue will not grow at the rate we expect and our business, results of operations and financial condition will suffer. Also, to the extent we hire sales personnel from our competitors, we may be required to wait until applicable non-competition provisions have expired before deploying such personnel in restricted territories or incur costs to relocate personnel outside of such territories. In addition, we have been in the past, and may be in the future, subject to allegations that these new hires have been improperly solicited, or that they have divulged to us proprietary or other confidential information of their former employers. Any of these risks may adversely affect our ability to increase sales of our product candidates. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our product candidates, which would adversely affect our business, results of operations and financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing product candidates and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Manufacturing and marketing of our commercial devices and clinical testing of our product candidates under development, may expose us to product liability and other tort claims. Furthermore, surgeons may misuse our product candidates or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our product candidates are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Regardless of the merit or eventual outcome, product liability claims may result in:

●	significant litigation costs;

●	distraction of management’s attention from our primary business operations;

●	decreased demand for our product candidates and any product candidates that we may develop;

●	damage to our reputation;

●	withdrawal of clinical trial participants;

●	substantial monetary awards to trial participants, patients or other claimants;

●	loss of revenue; and

●	the inability to commercialize any product candidates that we may develop.

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Although we intend to maintain liability insurance, the coverage limits of our insurance policies may not be adequate, and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. If we are unable to obtain insurance in the future at an acceptable cost or on acceptable terms with adequate coverage, we will be exposed to significant liabilities.

We bear the risk of warranty claims on our product candidates.

We provide limited product warranties against manufacturing defects of the ProCol Vascular Bioprosthesis, including component parts manufactured by third parties. Our product warranty requires us to repair defects arising from product design and production processes, and if necessary, replace defective components. Thus far, we have not accrued a significant liability contingency for potential warranty claims.

If we experience warranty claims in excess of our expectations, or if our repair and replacement costs associated with warranty claims increase significantly, we will incur liabilities for potential warranty claims that may be greater than we expect. An increase in the frequency of warranty claims or amount of warranty costs may harm our reputation and could have a material adverse effect on our business, results of operations and financial condition.

The loss of our executive officers or our inability to attract and retain qualified personnel may adversely affect our business, financial conditions and results of operations.

Our business and operations depend to a significant degree on the skills, efforts and continued services of our executive officers who have critical industry experience and relationships. Although we have entered into employment agreements with our executive officers, they may terminate their employment with us at any time. Accordingly, these executive officers may not remain associated with us. The efforts of these persons will be critical to us as we continue to develop our product candidates and business. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our executive officers.

Further, competition for highly-skilled and qualified personnel is intense. As such, our future viability and ability to achieve sales and profit will also depend on our ability to attract, train, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. If we were to lose the services one or more of our current executive officers or if we are unable to attract, hire and retain qualified personnel, we may experience difficulties in competing effectively, developing and commercializing our products and implementing our business strategies, which could have a material adverse effect on our business, operations and financial condition.

Our employees, consultants, independent sales agencies, distributors and other commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, consultants, collaborators, distributors and other commercial partners may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the regulations of the FDA and non-U.S. regulators, including those laws requiring the reporting of true, complete and accurate information to such regulators, manufacturing standards, healthcare fraud and abuse laws and regulations in the United States and abroad or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry, including the sale of medical devices, are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. It is not always possible to identify and deter misconduct by our employees, sales agencies, distributors and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations.

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We may not be able to successfully complete any future acquisitions and any acquisitions, joint ventures or other investments may result in dilution of our stockholders’ ownership, increase our debt or cause us to incur significant expense.

We may seek to grow our business through the acquisition of additional products, technologies, services or businesses that we believe have significant commercial potential. Growth through acquisitions will depend upon the continued availability of suitable acquisition candidates at favorable prices and on commercially acceptable terms and conditions. Even if these opportunities are present, we may be unable to successfully identify suitable acquisition candidates. In addition, we may not be able to successfully integrate any acquired companies or achieve the commercial potential or synergies projected for any acquisition. Future acquisitions may also divert management’s attention from other business activities. Further, any such acquisitions may result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations.

Additionally, we may pursue strategic alliances and joint ventures that leverage our technology and industry experience. We may be unable to find suitable partners or, in the event we identify such a partner, we may be unable to realize the anticipated benefits of any such alliance or joint venture. To finance any such acquisitions, alliances or joint ventures, we may choose to issue shares of capital stock as consideration, which could dilute the ownership of our stockholders. If the price of our common stock is low or volatile, however, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, compliance, purchasing and inventory management. We do not have redundant systems at this time. While we will attempt to mitigate interruptions, we may experience difficulties in implementing some upgrades, which would impact our business operations, or experience difficulties in operating our business during the upgrade, either of which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the current implementation of our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

We are increasingly dependent on sophisticated information technology for our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material and adverse effect on our business. For example, third parties may attempt to hack into systems and may obtain our proprietary information.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

As of December 31, 2017, we had available federal and state net operating loss carryforwards, or NOLs, of approximately $11.1 million, which begin to expire in the year ending December 31, 2026. As of December 31, 2017, we also had federal research and development tax credit carryforwards of approximately $0.2 million. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a cumulative change in equity ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period) may be subject to limitations on its ability to utilize its NOLs and certain credit carryforwards to offset future taxable income and taxes. We are currently analyzing the tax impacts of any potential ownership changes on our federal NOLs and credit carryforwards. Future changes in our stock ownership, including this or future offerings, as well as other changes that may be outside of our control, could result in ownership changes. Our NOLs and credit carryforwards may also be limited under similar provisions of state law. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future tax benefits of such assets.

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Risks Related to Regulatory Approval and Other Governmental Regulations

Our business and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

Our product candidates and operations are subject to extensive regulation in the United States by the FDA and by regulatory agencies in other countries where we anticipate conducting business activities. The FDA regulates the development, testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States. The regulations to which we are subject are complex and may become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an IDE application. Our system product is considered a significant risk device requiring IDE approval prior to investigational use. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the United States for any new devices we intend to market in the United States in the future. If we obtain such approvals, we may not be able to conduct studies which comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations. It is uncertain whether clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

Our product candidates may be subject to extensive governmental regulation in foreign jurisdictions, such as the EU, and our failure to comply with applicable requirements could cause our business, results of operations and financial condition to suffer.

In the EEA, our product candidates will need to comply with the Essential Requirements set forth in Annex I to the EU Active Implantable Medical Devices Directive. Compliance with these requirements is a prerequisite to be able to affix the CE mark to a product, without which a product cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and obtain the right to affix the CE mark to our product candidates, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low risk medical devices (Class I with no measuring function and which are not sterile), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the Essential Requirements, a conformity assessment procedure requires the intervention of a Notified Body, which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. Depending on the relevant conformity assessment procedure, the Notified Body would audit and examine the Technical File and the quality system for the manufacture, design and final inspection of our products. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements. This Certificate entitles the manufacturer to affix the CE mark to its medical products after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical products and their manufacturers with the Essential Requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use and that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device (e.g., product labeling and instructions for use) are supported by suitable evidence. This assessment must be based on clinical data, which can be obtained from (1) clinical studies conducted on the devices being assessed, (2) scientific literature from similar devices whose equivalence with the assessed device can be demonstrated or (3) both clinical studies and scientific literature. The conduct of clinical studies in the EEA is governed by detailed regulatory obligations. These may include the requirement of prior authorization by the competent authorities of the country in which the study takes place and the requirement to obtain a positive opinion from a competent Ethics Committee. This process can be expensive and time-consuming.

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The FDA regulatory approval, clearance and license process is complex, time-consuming and unpredictable.

In the United States, our product candidates are expected to be regulated as medical devices. Before our medical device product candidates can be marketed in the United States, we must submit, and the FDA must approve a PMA. For the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. In addition, modifications to products that are approved through a PMA application generally need FDA approval. The time required to obtain approval, clearance or license by the FDA to market a new therapy is unpredictable but typically takes many years and depends upon many factors, including the substantial discretion of the FDA.

Our product candidates could fail to receive regulatory approval, clearance or license for many reasons, including the following:

●	the FDA may disagree with the design or implementation of our clinical trials or study endpoints;

●	we may be unable to demonstrate to the satisfaction of the FDA that our product candidates are safe and effective for their proposed indications or that our product candidates provide significant clinical benefits;

●	the results of our clinical trials may not meet the level of statistical significance required by the FDA for approval, clearance or license or may not support approval of a label that could command a price sufficient for us to be profitable;

●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the opportunity for bias in the clinical trials as a result of the open-label design may not be adequately handled and may cause our trial to fail;

●	our product candidates may be subject to an FDA advisory committee review, which may be requested at the sole discretion of the FDA, and which may result in unexpected delays or hurdles to approval;

●	the FDA may determine that the manufacturing processes at our facilities or facilities of third-party manufacturers with which we contract for clinical and commercial supplies are inadequate; and

●	the approval, clearance or license policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

Even if we were to obtain approval, clearance or license, the FDA may grant approval, clearance or license contingent on the performance of costly post-marketing clinical trials, or may approve our product candidates with a label that does not include the labeling claims necessary or desirable for successful commercialization of our product candidates. Any of the above could materially harm our product candidates’ commercial prospects.

Even if our product candidates are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our product candidates, our product candidates could be subject to restrictions or withdrawal from the market.

The manufacturing processes, post-approval clinical data and promotional activities of any product candidate for which we obtain marketing approval will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of our product candidates is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product candidates may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown and unanticipated problems with our product candidates, including but not limited to unanticipated severity or frequency of adverse events, delays or problems with the manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such product candidates or manufacturing processes, withdrawal of the product candidates from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

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Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our product candidates or to manufacture, market or distribute our product candidates after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the regulation of medical devices or the reimbursement thereof. In addition, the FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product candidates. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance or approval. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to manufacture, market or distribute our product candidates or future products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	additional testing prior to obtaining clearance or approval;

●	changes to manufacturing methods;

●	recall, replacement or discontinuance of our systems or future products; or

●	additional record keeping.

Any of these changes could require substantial time and cost and could harm our business and our financial results.

In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the EU Medical Devices Directive and the Active Implantable Medical Devices Directive with a new regulation (the Medical Devices Regulation). Unlike the Directives that must be implemented into national laws, the Regulation would be directly applicable in all EEA Member States and so is intended to eliminate current national differences in regulation of medical devices.

In October 2013, the European Parliament approved a package of reforms to the European Commission’s proposals. Under the revised proposals, only designated “special notified bodies” would be entitled to conduct conformity assessments of high-risk devices. These special notified bodies will need to notify the European Commission when they receive an application for a conformity assessment for a new high-risk device. The European Commission will then forward the notification and the accompanying documents on the device to the Medical Devices Coordination Group, or MDCG (a new, yet to be created, body chaired by the European Commission, and representatives of EEA Member States), for an opinion. These new procedures may result in a longer or more burdensome assessment of our new products.

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Our product candidates may in the future be subject to recalls or market withdrawals that could harm our business, results of operation and financial condition.

Manufacturers may, on their own initiative, initiate actions, including a non-reportable market withdrawal or a reportable product recall, for the purpose of correcting a material deficiency, improving device performance or other reasons. Additionally, the FDA and similar foreign governmental authorities have the authority to require the recall of commercialized devices in the event of material deficiencies or defects in the design, manufacture or labeling in the event that a product poses an unacceptable risk to health. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, conduct a device notification to inform surgeons of changes to instructions for use or of a deficiency, or of a suspected deficiency, found in a device. A government-mandated recall or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other issues. Recalls, which include certain notifications and corrections as well as removals, of any of our product candidates, could divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers and reduce our ability to achieve expected revenues.

Further, under the FDA’s Medical Device Reporting or MDR regulations, we are required to report to the FDA any incident in which our product candidates may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as product actions or customer notifications, or regulatory authority actions, such as inspection, mandatory recall or other enforcement action. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our product candidates in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

Moreover, depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our product candidates, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, withdrawals or clearances or approvals or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our product candidates in the future.

We are required to report certain malfunctions, deaths and serious injuries associated with our product candidates, which can result in voluntary corrective actions or agency enforcement actions.

Under MDR regulations, medical device manufacturers are required to submit information to FDA when they become aware of information that reasonably suggests a device may have caused or contributed to a death or serious injury or has malfunctioned, and, upon recurrence, the malfunction would likely cause or contribute to death or serious injury. If our product candidates are approved for commercial marketing and sale, we determine that an MDR report is not required to be submitted for an event, and FDA disagrees with that determination, it could take enforcement action against us for failing to report the event. All manufacturers marketing medical devices in the EEA are legally bound to report incidents involving devices they produce or sell to the regulatory agency, or competent authority, in whose jurisdiction the incident occurred. Under the EU Medical Devices Directive (Directive 93/42/EEC), an incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health.

Malfunction or misuse of our product candidates could result in future voluntary corrective actions, such as recalls, including corrections (e.g., customer notifications), or agency action, such as inspection or enforcement actions. If malfunctions or misuse do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions or misuse, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products or the instructions for use for those products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, may distract management from operating our business, and may harm our business, results of operations and financial condition.

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The potential misuse or off-label promotion of our product candidates may harm our reputation in the marketplace, result in injuries that lead to product liability litigation or result in costly investigations and sanctions by regulatory bodies.

If our product candidates are cleared by the FDA and CE marked in the EEA for specific indications, we may only promote or market our product candidates for their specifically cleared or approved indications. We will train our marketing and sales force against promoting our product candidates for uses outside of the cleared or approved indications for use, known as “off-label uses.”

If the FDA determines that our promotional materials or training constitute promotion of unsupported claims or an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business, results of operations and financial condition.

Further, the contemplated advertising and promotion of our product candidates will be subject to EEA Member States laws implementing Directive 93/42/EEC concerning Medical Devices, or the EU Medical Devices Directive, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. EEA Member State legislation may also restrict or impose limitations on our ability to advertise our product candidates directly to the general public. In addition, voluntary EU and national Codes of Conduct provide guidelines on the advertising and promotion of our product candidates to the general public and may impose limitations on our promotional activities with healthcare professionals harming our business, results of operations and financial condition.

We are subject to federal, state and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material and adverse effect on our business.

Our operations are, and will continue to be, directly and indirectly affected by various federal, state or foreign healthcare laws, including, but not limited to, those described below. These laws include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs;

●	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, the government may impose penalties of not less than $5,500 and not more than $11,000, plus three times the amount of the damages that the government sustains due to the submission of a false claim and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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●	the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

●	HIPAA, as amended by the HITECH Act, and their respective implementing regulations, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state. HIPAA also imposes criminal penalties for fraud against any healthcare benefit program and for obtaining money or property from a healthcare benefit program through false pretenses and provides for broad prosecutorial subpoena authority and authorizes certain property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the U.S. Office of Inspector General of the U.S. Department of Health and Human Services to exclude participants from federal healthcare programs;

●	the federal physician sunshine requirements under the PPACA, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, which is defined broadly to include other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and their immediate family members. Manufacturers are required to submit reports to CMS by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations; and

●	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third- party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Any failure by us to ensure that our employees and agents comply with applicable state and foreign laws and regulations could result in substantial penalties or restrictions on our ability to conduct business in those jurisdictions, and our results of operations and financial condition could be materially and adversely affected.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with surgeons and other healthcare providers, some of whom recommend, purchase and/or prescribe our product candidates, and our distributors, could be subject to challenge under one or more of such laws.

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If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental health care programs and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Regulatory healthcare reform measures and other legislative changes may have a material and adverse effect on business, results of operations and financial condition.

FDA regulations and guidance are often revised or reinterpreted by FDA and such actions may significantly affect our business and our product candidates. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times for our product candidates. Delays in receipt of, or failure to receive, regulatory approvals for our product candidates would have a material and adverse effect on our business, results of operations and financial condition.

In March 2010, the PPACA was signed into law, which includes a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions, that began on January 1, 2013. Although a moratorium was placed on the medical device excise tax in 2016 and 2017 and its reinstatement thereafter is uncertain, if it is reinstated, it may adversely affect our results of operations and cash flows. Other elements of the PPACA, including comparative effectiveness research, an independent payment advisory board and payment system reforms, including shared savings pilots and other provisions, may significantly affect the payment for, and the availability of, healthcare services and result in fundamental changes to federal healthcare reimbursement programs, any of which may materially affect numerous aspects of our business, results of operations and financial condition.

In addition, other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013, and will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012, or the ATRA, was signed into law which further reduced Medicare payments to certain providers, including hospitals.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates, if approved, and services or additional pricing pressures.

We could be negatively impacted by violations of global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, or FCPA.

Certain anti-bribery laws, including the FCPA or the UK Bribery Act of 2010, prohibit covered entities from offering, promising, authorizing or giving anything of value, directly or indirectly, to foreign officials or other commercial parties with the intent to influence the recipient’s act or decision, to induce action or inaction in violation of lawful duty or for the purpose of improperly obtaining or retaining business or other advantages. In addition, the FCPA imposes recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates. As we expect to generate substantial revenue from countries outside the United States, we are subject to the risk that we, our employees, or any third parties such as sales agents and distributors acting our behalf in foreign countries may take action determined to be in violation of applicable anti-corruption laws, including the FCPA. Any violations of these laws, or even allegations of such violations, can lead to an investigation, which could disrupt our operations, involve significant management distraction, lead to significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition or operations. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other costly remedial measures.

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Although we intend to implement a program designed to ensure our employees and distributors comply with the FCPA and other anti-bribery laws, this program may not prevent all potential violations of the FCPA and other anti-corruption laws. Similarly, our books and records and internal control policies and procedures do not guarantee that we will, in all instances, comply with the accounting provisions of the FCPA.

Our relationships with physician consultants, owners and investors could be subject to additional scrutiny from regulatory enforcement authorities and could subject us to possible administrative, civil or criminal sanctions.

Federal and state laws and regulations impose restrictions on our relationships with physicians who are consultants, owners and investors. We may enter into consulting agreements, license agreements and other agreements with physicians in which we provide cash as compensation. We have or may have other written and oral arrangements with physicians, including for research and development grants and for other purposes as well.

We could be adversely affected if regulatory agencies were to interpret our financial relationships with these physicians, who may be in a position to influence the ordering of and use of our product candidates for which governmental reimbursement may be available, as being in violation of applicable laws. If our relationships with physicians are found to be in violation of the laws and regulations that apply to us, we may be required to restructure the arrangements and could be subject to administrative, civil and criminal penalties, including exclusion from participation in government healthcare programs, imprisonment, and the curtailment or restructuring of our operations, any of which could negatively impact our ability to operate our business and our results of operations.

Many of our customers and potential customers are required to comply with the federal Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act and implementing regulation affecting the transmission, security and privacy of health information, and failure to comply could result in significant penalties.

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, govern the collection, dissemination, security, use and confidentiality of health information that identifies specific patients. HIPAA and the HITECH Act require our surgeon and hospital customers and potential customers to comply with certain standards for the use and disclosure of health information within their companies and with third parties. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only these Covered Entities, the HITECH Act makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards.

HIPAA requires Covered Entities (like many of our customers and potential customers) and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. The HITECH Act also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations. If we do not comply with existing or new applicable federal or state laws and regulations related to patient health information, we could be subject to criminal or civil sanctions and any resulting liability could adversely affect our financial condition.

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In addition, countries around the world have passed or are considering legislation that would impose data breach notification requirements and/or require that companies adopt specific data security requirements. If we experience a data breach that triggers one or more of these laws, we may be subject to breach notification obligations, civil liability and litigation, all of which could also generate negative publicity and have a negative impact on our business.

Our business involves the use of hazardous materials and we and our current or future third-party manufacturers must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our third-party manufacturers’ activities and our own activities involve the controlled storage, use and disposal of hazardous materials. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials, but we do reserve funds to address these claims at both the federal and state levels. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

New regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, required the SEC to establish new disclosure and reporting requirements for those companies that use certain minerals and metals mined in the Democratic Republic of Congo and adjoining countries, known as conflict minerals, in their products whether or not these products or the components containing such conflict minerals are manufactured by third parties. The new rule may affect sourcing at competitive prices and availability in sufficient quantities of certain minerals used in the manufacture of our products. The number of suppliers who provide conflict-free minerals may be limited. In addition, there may be material costs associated with complying with the disclosure requirements, such as costs related to determining the source of certain minerals used in our products, as well as costs of possible changes to products, processes or sources of supply as a consequence of such verification activities. Since our supply chain is complex, we may not be able to verify the origins for these minerals used in our products sufficiently through the due diligence procedures that we implement, which may prevent us from certifying our products as conflict-free, harming our reputation. In addition, we may encounter challenges to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers such as us from certain markets, which could have an adverse effect on our business, results of operations or financial condition.

Because healthcare costs have risen significantly over the past decade, numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry to aggregate purchasing power. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This in turn has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers, including us, from important market segments as GPOs, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions for hospitals. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers, which may reduce competition, exert further downward pressure on the prices of our product candidates and may adversely impact our business, results of operations or financial condition.

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If coverage and reimbursement from third-party payors for procedures using our product candidates significantly decline, surgeons, hospitals and other healthcare providers may be reluctant to use our product candidates and our sales may decline.

In the United States, healthcare providers who may purchase our product candidates, if approved, will generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the cost of our product candidates in the procedures in which they are employed. Because there is often no separate reimbursement for instruments and supplies used in surgical procedures, the additional cost associated with the use of our product candidates can impact the profit margin of the hospital or surgery center where the surgery is performed. Some of our target customers may be unwilling to adopt our product candidates in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our product candidates may make it difficult for existing customers to continue using, or adopt, our products and could create additional pricing pressure for us. We may be unable to sell our product candidates, if approved, on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

To contain costs of new technologies, governmental healthcare programs and third-party payors are increasingly scrutinizing new and even existing treatments by requiring extensive evidence of favorable clinical outcomes. Surgeons, hospitals and other healthcare providers may not purchase our product candidates if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our product candidates.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. Because the cost of our product candidates generally will be recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our products. An example of payment updates is the Medicare program’s updates to hospital and physician payments, which are done on an annual basis using a prescribed statutory formula. With respect to physician payments, in the past, when the application of the formula resulted in lower payment, Congress has passed interim legislation to prevent the reductions. In April 2015, however, the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, was signed into law, which repealed and replaced the statutory formula for Medicare payment adjustments to physicians. MACRA provides a permanent end to the annual interim legislative updates that had previously been necessary to delay or prevent significant reductions to payments under the Medicare Physician Fee Schedule. MACRA extended existing payment rates through June 30, 2015, with a 0.5% update for July 1, 2015 through December 31, 2015, and for each calendar year through 2019, after which there will be a 0% annual update each year through 2025. In addition, MACRA requires the establishment of the Merit-Based Incentive Payment System, beginning in 2019, under which physicians may receive performance-based payment incentives or payment reductions based on their performance with respect to clinical quality, resource use, clinical improvement activities and meaningful use of electronic health records. MACRA also requires Centers for Medicare & Medicaid Services, or CMS, beginning in 2019, to provide incentive payments for physicians and other eligible professionals that participate in alternative payment models, such as accountable care organizations, that emphasize quality and value over the traditional volume-based fee-for-service model. It is unclear what impact, if any, MACRA will have on our business and operating results, but any resulting decrease in payment may result in reduced demand for our products.

Moreover, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer surgical procedures or by requiring the use of the least expensive devices available. Additionally, as a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for our product candidates and cause our revenue to decline.

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Outside of the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for laparoscopic procedures. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our product candidates, if approved, may decline.

We are currently, and in the future our contract manufacturers may be, subject to various governmental regulations related to the manufacturing of our product candidates, and we may incur significant expenses to comply with, experience delays in our product commercialization as a result of, and be subject to material sanctions if we or our contract manufacturers violate these regulations.

Our manufacturing processes and facility are required to comply with the FDA’s QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of our product candidates. Although we believe we are compliant with the QSRs, the FDA enforces the QSR through periodic announced or unannounced inspections of manufacturing facilities. We have been, and anticipate in the future being, subject to such inspections, as well as to inspections by other federal and state regulatory agencies. We are required to register our manufacturing facility with the FDA and list all devices that are manufactured. We also operate an International Organization for Standards, or ISO, 13485 certified facility and annual audits are required to maintain that certification. The suppliers of our components are also required to comply with the QSR and are subject to inspections. We have limited ability to ensure that any such third-party manufacturers will take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with our products or manufacturing processes, including our failure or the failure of one of our third-party manufacturers to take satisfactory corrective action in response to an adverse QSR inspection, can result in, among other things:

●	administrative or judicially imposed sanctions;

●	injunctions or the imposition of civil penalties;

●	recall or seizure of our product candidates;

●	total or partial suspension of production or distribution;

●	the FDA’s refusal to grant future clearance or pre-market approval for our product candidates;

●	withdrawal or suspension of marketing clearances or approvals;

●	clinical holds;

●	warning letters;

●	refusal to permit the import or export of our product candidates; and

●	criminal prosecution of us or our employees.

Any of these actions, in combination or alone, could prevent us from marketing, distributing, or selling our products and would likely harm our business. In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could expose us to product liability or other claims, including contractual claims from parties to whom we sold products and harm our reputation with customers. A recall involving any of our product candidates would be particularly harmful to our business and financial results and, even if we remedied a particular problem, would have a lasting negative effect on our reputation and demand for our products.

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Risks Related to Our Intellectual Property

If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which could harm our business, financial condition and results of operations.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We have filed and are actively pursuing patent applications for our product candidates and manufacturing processes. As of March 31, 2018, the critical design components and function relationships for our bioprosthetic heart valve are protected by U.S. patent 7,815,677 issued on October 19, 2010, and we owned 2 issued U.S. patents, no foreign patents, 2 pending U.S. patent applications and no pending foreign patent applications. Assuming all required fees are paid, individual patents or applications owned by us will expire between July 20, 2027 and November 20, 2029.

Our patents may not have, or our pending patent applications that mature into issued patents may not include, claims with a scope sufficient to protect our products, any additional features we develop for our current products or any new products. Other parties may have developed technologies that may be related or competitive to our products, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. The patent positions of medical device companies, including our patent position, may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our implant systems.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If any of these developments were to occur, they each could have a negative impact on our business and competitive position.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, our financial position and results of operations could be negatively impacted. In addition, if a court found that valid, enforceable patents held by third parties covered one or more of our products, our financial position and results of operations could be harmed.

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We rely upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we will seek to protect, in part, by entering into confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission requirements, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payments such as maintenance and annuity fee payments and other provisions during the patent procurement process as well as over the life span of an issued patent. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We may employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and/or be a distraction to management and other employees.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. Our business, product candidates and methods could infringe the patents or other intellectual property rights of third parties.

The medical device industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many medical device companies with substantially greater resources than us have employed intellectual property litigation as a way to gain a competitive advantage. We may become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, either in the United States or internationally. We may also become a party to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Third parties may also challenge the validity of any of our issued patents and we may initiate proceedings to enforce our patent rights and prevent others from infringing on our intellectual property rights. Any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, diversion of our management’s attention and resources, or entrance into royalty or license agreements that are not advantageous to us. In any of these circumstances, we may need to spend significant amounts of money, time and effort defending our position. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

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Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material and adverse effect on us. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of intellectual property in court or redesign our product candidates.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with scientists at academic and other institutions, and consultants who assist us in our research, development, and regulatory efforts, including the members of our medical advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

We have entered into or intend to enter into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. However, under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

Recent changes in U.S. patent laws may limit our ability to obtain, defend and/or enforce our patents.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith America Invents Act, or the Leahy-Smith Act, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, which only became effective on March 16, 2013. The first to file provisions limit the rights of an inventor to patent an invention if not the first to file an application for patenting that invention, even if such invention was the first invention. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business.

However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the enforcement and defense of our issued patents. For example, the Leahy-Smith Act provides that an administrative tribunal known as the Patent Trial and Appeals Board, or PTAB, provides a venue for challenging the validity of patents at a cost that is much lower than district court litigation and on timelines that are much faster. Although it is not clear what, if any, long-term impact the PTAB proceedings will have on the operation of our business, the initial results of patent challenge proceedings before the PTAB since its inception in 2013 have resulted in the invalidation of many U.S. patent claims. The availability of the PTAB as a lower-cost, faster and potentially more potent tribunal for challenging patents could increase the likelihood that our own patents will be challenged, thereby increasing the uncertainties and costs of maintaining and enforcing them.

We may not be able to adequately protect our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

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Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks or names. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential customers in our markets of interest. In addition, third parties may register trademarks similar and identical to our trademarks in foreign jurisdictions, and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third-party rights, we may not be able to use these trademarks to market our products in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, results of operations and financial condition may be adversely affected.

Risks Related to Ownership of Our Securities

The market price of our securities may be highly volatile, and you could lose all or part of your investment.

We only began trading our common stock on Nasdaq on June 1, 2018 and do not have a history of trading activity. The trading price of our securities is likely to be volatile, which may prevent you from being able to sell your securities at or above the initial public offering price of our securities. Our market price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	changes in financial or operational estimates or projections;

●	the development status of our product candidates and when our product candidates receive regulatory approval if at all;

●	our execution of our sales and marketing, manufacturing and other aspects of our business plan;

●	performance of third parties on whom we rely to manufacture our product candidate components and product candidates, including their ability to comply with regulatory requirements;

●	the results of our preclinical studies and clinical trials;

●	results of operations that vary from those of our competitors and the expectations of securities analysts and investors;

●	our announcement of significant contracts, acquisitions or capital commitments;

●	announcements by our competitors of competing products or other initiatives;

●	announcements by third parties of significant claims or proceedings against us;

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●	regulatory and reimbursement developments in the United States and internationally;

●	future sales of our common stock;

●	product liability claims;

●	healthcare reform measures in the United States;

●	additions or departures of key personnel; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of medical device companies like ours, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuer. These market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

A limited market currently exists for the trading of our securities and no market may ever develop. Accordingly, you may not have any means of trading the securities you acquire.

A limited market currently exists for our securities and an active market may never develop or be sustained. Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans. Although we will try to establish an active trading market for our securities on the Nasdaq, the market may not be sufficiently liquid to enable an investor to liquidate his or her investment in us at a time and at a price he or she feels are fair or appropriate.

Nasdaq will require that we meet minimum criteria to continue listing our securities for trading. Among the criteria are a minimum stock price. If we fail to meet the listing criteria, our securities could be delisted, and as a result, there may not be a liquid trading market for the securities you purchase in this offering.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Our principal stockholders and management own a significant percentage of our capital stock and will be able to exert a controlling influence over our business affairs and matters submitted to stockholders for approval.

As of the date hereof, our officers and directors, together with holders of 5% or more of our outstanding common stock and their respective affiliates, beneficially own or control 7,274,430 shares of our common stock, which in the aggregate will represent approximately 55.7% of the outstanding shares of our common stock. As a result, if some of these persons or entities act together, they will have the ability to exercise significant influence over matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws, the approval of any business combination and any other significant corporate transaction. These actions may be taken even if they are opposed by other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares. Some of these persons or entities who make up our principal stockholders may have interests different from yours.

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Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but our common stock may not be listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq Marketplace Rules.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Future sales of shares by existing stockholders could cause our stock price to decline.

If any of our existing stockholders prior to our initial public offering sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale entered into in connection with our initial public offering lapse, the trading price of our common stock could decline significantly and could decline below the initial public offering price. As of the date of this prospectus, we have outstanding 11,507,308 shares of common stock. Of these shares, 3,438,037 shares of common stock, will be freely tradable, without restriction, in the public market and an additional 3,522,537 shares of common stock issuable upon exercise of warrants are registered for resale under the Securities Act. If any of our existing stockholders prior to our initial public offering sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements entered into in connection with our initial public offering.

After the lock-up agreements pertaining to our initial public offering expire and based on shares outstanding after our initial public offering, an additional 4,964,025 shares will be eligible for sale in the public market. In addition, upon issuance, the 1,422,000 shares subject to outstanding options under our stock option plans and the shares reserved for future issuance under our equity compensation plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

36

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until as late as December 2023 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (1) if the market value of our common stock that is held by nonaffiliates exceeds $700 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (2) if our gross revenue exceeds $1.07 billion in any fiscal year. Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate and weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls when we become subject to this requirement could negatively impact the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act, harm our operating results, cause us to fail to meet our reporting obligations or result in a restatement of our prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

37

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price for our common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, which could make it more difficult for you to change management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include, but are not limited to:

●	a classified board of directors so that not all directors are elected at one time;

●	a prohibition on stockholder action through written consent;

●	no cumulative voting in the election of directors;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director;

●	a requirement that special meetings of the stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors;

●	an advance notice requirement for stockholder proposals and nominations;

●	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

●	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our amended and restated certificate of incorporation.

In addition, the Delaware General Corporate Law, or DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns, or within the last three years has owned, 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, the DGCL may discourage, delay or prevent a change in control of our company.

38

Furthermore, our amended and restated certificate of incorporation specifies that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of the DGCL by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

39

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY AND MARKET DATA

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	failure to obtain FDA approval to commercially sell our product candidates in a timely manner or at all;

●	whether surgeons and patients in our target markets accept our product candidates, if approved;

●	the expected growth of our business and our operations, and the capital resources needed to progress our business plan;

●	failure to scale up of the manufacturing process of our product candidates in a timely manner, or at all;

●	failure to manufacture our product candidates at a competitive price;

●	our ability to retain and recruit key personnel, including the development of a sales and marketing infrastructure;

●	reliance on third party suppliers for certain components of our product candidates;

●	reliance on third parties to commercialize and distribute our product candidates in the United States and internationally;

●	changes in external competitive market factors;

●	uncertainties in generating sustained revenue or achieving profitability;

●	unanticipated working capital or other cash requirements;

●	changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;

●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;

●	our ability to obtain and maintain intellectual property protection for our product candidates; and

●	changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

40

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

41

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus.

42

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, the requirements of current or then-existing debt instruments and other factors our board of directors may deem relevant.

43

SELLING STOCKHOLDERS

The shares of common stock being registered hereby are those issued to the Selling Stockholders upon conversion of the convertible promissory notes and the issuable upon exercise of the Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as set forth in this prospectus and except for certain ownership of our securities, the Selling Stockholders have not had any material relationship with us within the past three years. We previously registered for resale 2,772,718 shares of common stock that were issued upon conversion of previously outstanding convertible promissory notes and issuable upon exercise of the Warrants in connection with our initial public offering, which did not represent all of the shares of common stock actually issued upon conversion of the Notes or issuable upon exercise of the Warrants based on the final conversion price of the convertible promissory notes. Therefore, we are hereby registering for resale the remainder of such shares of common stock.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders prior to this offering. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders, which includes shares of common stock issuable upon exercise of the Warrants. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock beneficially owned by the Selling Stockholders after the closing of the offering, based on their ownership as of the date of this prospectus, based on 11,507,308 shares of common stock outstanding, and assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus and the prospectus, dated May 31, 2018.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(3)	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(2)
Sergey Gogin (4)	527,064	98,494	-	*
William J. Peck (5)	175,654	32,798	-	*
Catalytic Capital, LLC (6)	87,826	16,398	-	*
NYFF Investors, LLC (7)	117,102	21,864	-	*
Viktoriia Malyshkina (8)	5,854	1,094	-	*
Nata Solutions Inc. (9)	58,550	10,932	-	*
Michael Semidubersky (10)	17,564	3,280	-	*
Roman Shteynshlyuger (11)	23,420	4,374	-	*
Daniel Tulbovich (12)	23,712	4,428	-	*
Chen Lu Yi (13)	11,710	2,188	-	*
Matthew D. Lowery (14)	58,550	10,932	-	*
Wallace Johnson (15)	146,378	27,332	-	*
Brian FitzPatrick (16)	204,930	38,264	-	*
Thomas Hackl (17)	58,550	16,398	-	*
Secured and Collateralized Lending LLC (18)	87,826	10,932	-	*
Juan R Rivero (19)	7,684	1,435	-	*
Alan Augenstein (20)	10,246	1,915	-	*
Frank Ingriselli (21)	12,806	2,390	-	*
Paul E Linthorst (22)	7,684	1,435	-	*
Michael P Quackenbush Jr (23)	12,806	2,390	-	*
James Somers (24)	25,614	4,782	-	*
John Klinge (25)	10,246	1,915	-	*
Charles Christensen (26)	15,368	2,870	-	*
Ronald J Ciasulli (27)	25,614	4,782	-	*
Wendell Young (28)	10,246	1,915	-	*

44

Keith A Belote (29)	7,684	1,435	-	*
Kevin MacKenzie (30)	12,806	2,390	-	*
Amaresh Tripathy (31)	7,684	1,435	-	*
James C Leslie (32)	12,806	2,390	-	*
Euclid P Zurbaran & Cristina Elgarresta JTWROS (33)	7,684	1,435	-	*
Joseph A McLauchlan (34)	12,806	2,390	-	*
Kim E Tobler (35)	10,246	1,915	-	*
Frederick M Kelso (36)	12,806	2,390	-	*
Joseph C Atkinson (37)	12,806	2,390	-	*
Michael Fahey (38)	20,492	3,827	-	*
Miles E Everson (39)	38,423	7,174	-	*
Emilio DiMatteo & Jessica DiMatteo JTWROS (40)	12,806	2,390	-	*
James Eric Nicely & Karen B Nicely JTWROS (41)	12,806	2,390	-	*
Justin C Lefevre (42)	12,806	2,390	-	*
Dennis T Whalen & Linda P Whalen JTWROS (43)	25,614	4,782	-	*
Todd J Anderson (44)	12,806	2,390	-	*
Saurabh Mundhra (45)	7,684	1,435	-	*
Michael Snow (46)	12,806	2,390	-	*
Michael J Muldoon & Pamela J Muldoon JTWROS (47)	25,614	4,782	-	*
Mark A Herndon & Sarah Herndon JTWROS (48)	12,806	2,390	-	*
Russell Moore (49)	15,368	2,870	-	*
David B Oneill (50)	15,368	2,870	-	*
Andrew Nolan (51)	15,368	2,870	-	*
Jonathan Gralnick (52)	12,806	2,390	-	*
Neil T Brigham (53)	7,684	1,435	-	*
Rayford Baines High III (54)	12,806	2,390	-	*
Adan Martinez (55)	12,806	2,390	-	*
Raymond C Fossett (56)	12,806	2,390	-	*
Yogesh Gupta (57)	12,806	2,390	-	*
Xavier Aguirre (58)	12,806	2,390	-	*
Joseph M Diangelo (59)	12,806	2,390	-	*
Kevin A Healy (60)	15,368	2,870	-	*
Jeffrey M Kammerer (61)	12,806	2,390	-	*
Jeffrey E Kuhlin (62)	10,246	1,915	-	*
Dennis D Howarter & Pamela J Howarter JTWROS (63)	25,614	4,782	-	*
Keith Jackson (64)	25,614	4,782	-	*
Matthew W Cambi (65)	7,684	1,435	-	*
Samir Mammadov (66)	12,806	2,390	-	*
Dennis Lam (67)	12,806	2,390	-	*
Peter D Raymond (68)	12,806	2,390	-	*
Bryan J Gersack (69)	7,684	1,435	-	*
Donald P Farve (70)	10,246	1,915	-	*
James R Aldridge (71)	17,930	3,348	-	*
Gregory G Galdi (72)	25,614	4,782	-	*
Paul P Frank III & Colleen B Frank JTWROS (73)	12,806	2,390	-	*
TTEE Patrick John Gregory Revocable Trust DTD 6-26-90 (74)	25,614	4,782	-	*
Jorge Morazzani (75)	7,684	1,435	-	*
Steven L Krueger (76)	12,806	2,390	-	*
Scott Wiehle (77)	12,806	2,390	-	*
Rich Shappard (78)	19,211	3,587	-	*
Charles P Arnold (79)	12,806	2,390	-	*
Kevin J Schwartz (80)	12,806	2,390	-	*
John M Brady (81)	12,806	2,390	-	*
Kurtis Krentz (82)	15,368	2,870	-	*
Paul G Elie (83)	12,806	2,390	-	*

45

John J Hancock (84)	12,806	2,390	-	*
Stephen E Lawson (85)	12,806	2,390	-	*
Anthony J Berni (86)	7,684	1,435	-	*
John E Conway (87)	12,806	2,390	-	*
Donald L Hulet (88)	12,806	2,390	-	*
Richard J Poccia (89)	20,492	3,827	-	*
Donald P Sesterhenn (90)	20,492	3,827	-	*
Philip A Garland (91)	17,930	3,348	-	*
The Roberts Fund (92)	12,806	2,390	-	*
Dennis M Scullin (93)	7,684	1,435	-	*
Daniel M Valerio (94)	15,368	2,870	-	*
James Douglas Summa (95)	12,806	2,390	-	*
Carlo Alberci (96)	12,806	2,390	-	*
Edmond Allen Morrison (97)	15,368	2,870	-	*
Anthony D Johnston (98)	10,246	1,915	-	*
Michael Burwell (99)	25,614	4,782	-	*
Peter A Casey (100)	7,684	1,435	-	*
Laurence M Pfeffer (101)	12,806	2,390	-	*
Ballington Living Trust DTD 8-5-14 (102)	12,806	2,390	-	*
Stephen V Zawoyski (103)	10,246	1,915	-	*
Marios Karayannis (104)	10,246	1,915	-	*
Jeffrey J Kiley (105)	12,806	2,390	-	*
John W Stadtler (106)	12,806	2,390	-	*
Alexandre N Palma (107)	10,246	1,915	-	*
Robert J Calabro (108)	10,246	1,915	-	*
Alok Mahajan (109)	7,684	1,435	-	*
David A Fitz (110)	7,684	1,435	-	*
James M Koch (111)	17,930	3,348	-	*
Paul Quattrocchi (112)	5,122	957	-	*
Gary Sterbinsky (113)	7,684	1,435	-	*
Donald Cameron (114)	25,614	4,782	-	*
Sameer Shirsekar (115)	10,246	1,915	-	*
Joseph Michalczyk (116)	15,368	2,870	-	*
Mario Dellaera (117)	25,614	4,782	-	*
David Petterson (118)	25,614	4,782	-	*
Jose M Ramirez Roman (119)	12,806	2,390	-	*
Mark W Boyer (120)	25,614	4,782	-	*
Joseph Quattrocchi (121)	5,122	957	-	*
Scott J Gehsmann (122)	12,806	2,390	-	*
Stephen E Gray (123)	7,684	1,435	-	*
Alan W Page (124)	12,806	2,390	-	*
Alexander Capital, L.P. (125)	147,415	25,850	-	*

46

* Represents less than 1%.

(1)	The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which the Selling Stockholders has sole or shared voting or investment power and any shares of common stock that the Selling Stockholders has the right to acquire within 60 days of March 31, 2018 through the exercise of any option, warrant, or right, without giving effect to any prohibitions on such conversion or exercise subject to the receipt of stockholder approval or any beneficial ownership limitations. These amounts were calculated using the initial public offering price of $5.00 per Unit and assume the conversion of all Notes, and exercise of all Warrants, held by the applicable Selling Stockholders.

(2)	The “Number of Shares Beneficially Owned After Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus and the prospectus, dated May 31, 2018, relating to the remainder of the shares of common stock underlying the Notes and Warrants. The “Percentage of Shares Beneficially Owned After Offering” is based on 11,507,308 shares of our common stock outstanding assuming all shares registered in the May 31, 2018 prospectus and those shares registered herein are issued to the Selling Stockholders and sold and assuming the conversion of all Notes, and exercise of all Warrants, held by the applicable Selling Stockholders.

(3)	We issued to certain of the Selling Stockholders the Notes and Warrants, collectively. The Notes are convertible into shares of our common stock the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The exercise price per share of the Warrants issued with the Note is the lesser of $14.40 per share or (ii) 120% of the Conversion Price.

(4)	Beneficially owns 263,532 shares of common stock issuable upon conversion of the 2017 Notes and 263,532 shares of common stock issuable upon exercise of the Warrants, of which 49,247 shares of common stock issuable upon conversion of the 2017 Notes and 49,247 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(5)	Beneficially owns 87,827 shares of common stock issuable upon conversion of the 2017 Notes and 87,827 shares of common stock issuable upon exercise of the Warrants, of which 16,399 shares of common stock issuable upon conversion of the 2017 Notes and 16,399 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(6)	Beneficially owns 43,913 shares of common stock issuable upon conversion of the 2017 Notes and 43,913 shares of common stock issuable upon exercise of the Warrants, of which 8,199 shares of common stock issuable upon conversion of the 2017 Notes and 8,199 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(7)	Beneficially owns 58,551 shares of common stock issuable upon conversion of the 2017 Notes and 58,551 shares of common stock issuable upon exercise of the Warrants, of which 10,932 shares of common stock issuable upon conversion of the 2017 Notes and 10,932 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(8)	Beneficially owns 2,927 shares of common stock issuable upon conversion of the 2017 Notes and 2,927 shares of common stock issuable upon exercise of the Warrants, of which 547 shares of common stock issuable upon conversion of the 2017 Notes and 547 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(9)	Beneficially owns 29,275 shares of common stock issuable upon conversion of the 2017 Notes and 29,275 shares of common stock issuable upon exercise of the Warrants, of which 5,466 shares of common stock issuable upon conversion of the 2017 Notes and 5,466 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

47

(10)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 8,782 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,640 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(11)	Beneficially owns 11,710 shares of common stock issuable upon conversion of the 2017 Notes and 11,710 shares of common stock issuable upon exercise of the Warrants, of which 2,187 shares of common stock issuable upon conversion of the 2017 Notes and 2,187 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(12)	Beneficially owns 11,856 shares of common stock issuable upon conversion of the 2017 Notes and 11,856 shares of common stock issuable upon exercise of the Warrants, of which 2,214 shares of common stock issuable upon conversion of the 2017 Notes and 2,214 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(13)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 5,855 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 1,094 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(14)	Beneficially owns 29,275 shares of common stock issuable upon conversion of the 2017 Notes and 29,275 shares of common stock issuable upon exercise of the Warrants, of which 5,466 shares of common stock issuable upon conversion of the 2017 Notes and 5,466 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(15)	Beneficially owns 73,189 shares of common stock issuable upon conversion of the 2017 Notes and 73,189 shares of common stock issuable upon exercise of the Warrants, of which 13,666 shares of common stock issuable upon conversion of the 2017 Notes and 13,666 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(16)	Beneficially owns 102,465 shares of common stock issuable upon conversion of the 2017 Notes and 102,465 shares of common stock issuable upon exercise of the Warrants, of which 19,132 shares of common stock issuable upon conversion of the 2017 Notes and 19,132 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(17)	Beneficially owns 29,275 shares of common stock issuable upon conversion of the 2017 Notes and 29,275 shares of common stock issuable upon exercise of the Warrants, of which 8,199 shares of common stock issuable upon conversion of the 2017 Notes and 8,199 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(18)	Beneficially owns 43,913 shares of common stock issuable upon conversion of the 2017 Notes and 43,913 shares of common stock issuable upon exercise of the Warrants, of which 5,466 shares of common stock issuable upon conversion of the 2017 Notes and 5,466 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(19)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(20)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

48

(21)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(22)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(23)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(24)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(25)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(26)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(27)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(28)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(29)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(30)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(31)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

49

(32)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(33)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(34)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(35)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(36)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(37)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(38)	Beneficially owns 11,710 shares of common stock issuable upon conversion of the 2017 Notes and 8,782 shares of common stock issuable upon exercise of the Warrants, of which 2,187 shares of common stock issuable upon conversion of the 2017 Notes and 1,640 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(39)	Beneficially owns 21,956 shares of common stock issuable upon conversion of the 2017 Notes and 16,467 shares of common stock issuable upon exercise of the Warrants, of which 4,099 shares of common stock issuable upon conversion of the 2017 Notes and 3,075 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(40)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(41)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(42)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(43)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

50

(44)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(45)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(46)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(47)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(48)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(49)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(50)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(51)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(52)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(53)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(54)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

51

(55)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(56)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(57)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(58)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(59)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(60)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(61)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(62)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(63)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(64)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(65)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

52

(66)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(67)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(68)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(69)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(70)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(71)	Beneficially owns 10,246 shares of common stock issuable upon conversion of the 2017 Notes and 7,684 shares of common stock issuable upon exercise of the Warrants, of which 1,913 shares of common stock issuable upon conversion of the 2017 Notes and 1,435 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(72)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(73)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(74)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(75)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(76)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

53

(77)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(78)	Beneficially owns 10,978 shares of common stock issuable upon conversion of the 2017 Notes and 8,233 shares of common stock issuable upon exercise of the Warrants, of which 2,050 shares of common stock issuable upon conversion of the 2017 Notes and 1,537 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(79)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(80)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(81)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(82)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(83)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(84)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(85)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(86)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(87)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(88)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

54

(89)	Beneficially owns 11,710 shares of common stock issuable upon conversion of the 2017 Notes and 8,782 shares of common stock issuable upon exercise of the Warrants, of which 2,187 shares of common stock issuable upon conversion of the 2017 Notes and 1,640 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(90)	Beneficially owns 11,710 shares of common stock issuable upon conversion of the 2017 Notes and 8,782 shares of common stock issuable upon exercise of the Warrants, of which 2,187 shares of common stock issuable upon conversion of the 2017 Notes and 1,640 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(91)	Beneficially owns 10,246 shares of common stock issuable upon conversion of the 2017 Notes and 7,684 shares of common stock issuable upon exercise of the Warrants, of which 1,913 shares of common stock issuable upon conversion of the 2017 Notes and 1,435 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(92)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(93)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(94)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(95)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(96)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(97)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(98)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(99)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

55

(100)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(101)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(102)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(103)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(104)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(105)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(106)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(107)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(108)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(109)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(110)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

56

(111)	Beneficially owns 10,246 shares of common stock issuable upon conversion of the 2017 Notes and 7,684 shares of common stock issuable upon exercise of the Warrants, of which 1,913 shares of common stock issuable upon conversion of the 2017 Notes and 1,435 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(112)	Beneficially owns 2,927 shares of common stock issuable upon conversion of the 2017 Notes and 2,195 shares of common stock issuable upon exercise of the Warrants, of which 547 shares of common stock issuable upon conversion of the 2017 Notes and 410 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(113)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(114)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(115)	Beneficially owns 5,855 shares of common stock issuable upon conversion of the 2017 Notes and 4,391 shares of common stock issuable upon exercise of the Warrants, of which 1,094 shares of common stock issuable upon conversion of the 2017 Notes and 821 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(116)	Beneficially owns 8,782 shares of common stock issuable upon conversion of the 2017 Notes and 6,586 shares of common stock issuable upon exercise of the Warrants, of which 1,640 shares of common stock issuable upon conversion of the 2017 Notes and 1,230 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(117)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(118)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(119)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(120)	Beneficially owns 14,637 shares of common stock issuable upon conversion of the 2017 Notes and 10,977 shares of common stock issuable upon exercise of the Warrants, of which 2,733 shares of common stock issuable upon conversion of the 2017 Notes and 2,049 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(121)	Beneficially owns 2,927 shares of common stock issuable upon conversion of the 2017 Notes and 2,195 shares of common stock issuable upon exercise of the Warrants, of which 547 shares of common stock issuable upon conversion of the 2017 Notes and 410 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

57

(122)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(123)	Beneficially owns 4,391 shares of common stock issuable upon conversion of the 2017 Notes and 3,293 shares of common stock issuable upon exercise of the Warrants, of which 820 shares of common stock issuable upon conversion of the 2017 Notes and 615 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(124)	Beneficially owns 7,318 shares of common stock issuable upon conversion of the 2017 Notes and 5,488 shares of common stock issuable upon exercise of the Warrants, of which 1,366 shares of common stock issuable upon conversion of the 2017 Notes and 1,024 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus.

(125)	Beneficially owns up to 147,415 shares of common stock issuable upon exercise of the Warrants, of which 25,850 shares of common stock issuable upon exercise of the Warrants are being offered for resale in this prospectus. Alexander Capital, L.P. was the placement agent for the Notes. Jonathan Gazdak is the Managing Director of Alexander Capital, L.P. which is a broker-dealer. It purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements and Industry and Market Data” in this prospectus.

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, or ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining U.S. Food and Drug Administration, or FDA, approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LeMaitre Vascular, Inc., or LMAT, in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Recent Developments

Initial Public Offering

On June 4, 2018, we completed an initial public offering of an aggregate of 1,500,000 Units, each Unit consisting of one share of common stock and one warrant to purchase common stock, and registered the 1,500,000 shares of our common stock underlying the Units and 1,500,000 shares of our common stock issuable from time to time upon exercise of the warrants included in the Units (excluding 225,000 Units issuable upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any) which we sold to the public through an underwritten offering. Each warrant has an exercise price equal to $6.00, and exercisable beginning on the date of issuance and will expire five years from the date of issuance.

On June 8, 2018, the underwriters fully exercised their option to purchase an additional 225,000 Units at the initial public offering price of $5.00 per Unit, resulting in additional gross proceeds of $1,125,000.

Convertible Notes and Warrants

During the period from June 15, 2017 through December 7, 2017, we received proceeds aggregating $2,750,500 pursuant to the issuance of convertible promissory notes, or the 2017 Notes, and five-year warrants for the purchase of 114,608 shares of our common stock. The 2017 Notes bear interest at 15% per annum, payable quarterly, and were originally due on January 11, 2018. The 2017 Notes are convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The Warrants have a term of five years, and are exercisable for the number of common shares equal to 50% of the total shares issuable upon the conversion of the 2017 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion Price.

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On December 29, 2017, we amended and restated the 2017 Notes to, among other things, (i) defer the December 2017 quarterly interest payment to January 2018, (ii) extend the maturity date to February 28, 2018, (iii) eliminate the remedy upon an event of default that the principal of each 2017 Note increases by 20%, and (iv) increase the Warrant coverage of the 2017 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2017 Notes.

On February 28, 2018, we further amended and restated the 2017 Notes to, among other things, (i) extend the maturity date to May 15, 2018 and (ii) increase the Warrant coverage of the 2017 Notes from 75% to 100% of the shares of common stock issued upon conversion of the 2017 Notes.

From January 5, 2018 through January 16, 2018, we issued convertible notes, or the 2018 Notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750. The 2018 Notes bear interest at 15% per annum, payable quarterly, and are due on February 28, 2018, or the Maturity Date. The 2018 Notes are convertible at the option of the holder at any time prior to the Maturity Date at a price of $12.00 per share, and are automatically convertible upon the consummation of our initial public offering at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the price per share in the initial public offering, or the 2018 Conversion Price. In connection with the issuance of the 2018 Notes, we also issued five-year warrants exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the 2018 Notes, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the 2018 Conversion Price. We have agreed to issue a five-year warrant to the placement agent for the purchase of 24,146 shares of common stock.

On February 28, 2018, we amended and restated the 2018 Notes to, among other things, (i) extend the maturity date to May 15, 2018, (ii) eliminate the remedy that adjusts the Warrant coverage of the 2018 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2018 Notes, and (iii) increase the Warrant coverage of the 2018 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2018 Notes.

Effective June 4, 2018, the 2017 and 2018 Notes were converted into shares of common stock and are no long outstanding.

The offers, sales and issuances of these securities were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Exchange of Debt for Equity

On April 26, 2018 the Biodyne Note was amended to reduce the conversion price to $4.30 per share, and the Leman Note was amended such that the note became convertible at a conversion price of $4.30 per share. On the same date the entire principal balance of $499,000 and $18,742 of related interest owed in connection with the Biodyne Note was converted into 120,405 shares of our common stock and the entire principal balance of $148,905 and $1,648 of related interest owed in connection with the Leman Note was converted into 35,012 shares of our common stock.

Conversion of Deferred Compensation

On April 30, 2018, we issued to Rosewall 44,444 shares of our common stock at a value of $4.50 per share in satisfaction of $200,000 in deferred compensation to our Chief Medical Officer, OUS, Mr. Benedict Broennimann, M.D.

Default on Convertible Notes

On May 15, 2018, aggregate principal of $2,750,500 was owed on the 2017 Notes and aggregate principal of $2,897,000 was owed on the 2018 Notes, which amounts became due and payable upon demand of the holder of the Notes. Further, pursuant to the terms of the 2018 Notes, if the default on the 2018 Notes is not cured within 15 trading days of maturity date, the principal due on the 2018 Notes will increase by 20%.

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Promissory Notes

In addition, on May 15, 2018, we issued five promissory notes, or the May Bridge Notes, in connection with certain debt financing for an aggregate principal balance amount of $850,000 and, in connection, issued 55,000 shares of our common stock.

We issued the first note as part of the May Bridge Notes in the principal amount of $300,000 and 15,000 shares of our common stock for aggregate cash proceeds of $250,000. This note has no stated interest rate, and is due on earlier of (1) 90 days from the date of issuance, or (2) the consummation of our initial public offering.

We issued the second note as part of the May Bridge Notes in the principal amount of $300,000 and 15,000 shares of our common stock for aggregate cash proceeds of $250,000. This note bears interest at 10%, and is due on earlier of (1) 90 days from the date of issuance, or (2) the consummation of our initial public offering.

We issued remaining three notes as part of the May Bridge Notes in the aggregate principal amount of $250,000 and an aggregate of 25,000 shares of our common stock for aggregate cash proceeds of $250,000. These notes bear interest at 10% per annum, and are due on earlier of (1) 90 days from the date of issuance, or (2) the consummation our initial public offering. These notes are secured by substantially all of our assets.

The proceeds from the May Bridge Notes were used for working capital purposes, including a portion of the expenses of our initial public offering.

In connection with our initial public offering, we paid the aggregate principal and interest of all the May Bridge Notes.

Reverse Stock Split

A one-for-two reverse stock split of our common stock, or the reverse stock split, was effected on December 14, 2017. With the exception of the securities that are not affected by the reverse stock split, all share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.

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Results of Operations

The following table represents selected items in our statements of operations for three months ended March 31, 2018 and 2017 and for the years ended December 31, 2017 and 2016:

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2018	2017	2017	2016
	(unaudited)
Revenues:
Product sales	$-	$152,400	$184,800	$694,118
Royalty income	31,065	27,908	137,711	91,794
Contract research - related party	-	-	99,600	-
	31,065	180,308	422,111	785,912
Cost of goods sold	-	188,734	419,659	810,294
Gross Profit (Loss)	31,065	(8,426)	2,452	(24,382)

Selling, general and administrative expenses	1,247,008	1,049,543	5,455,963	4,634,801
Research and development expenses	240,493	72,660	649,736	-
Loss from Operations	(1,456,436)	(1,130,629)	(6,103,247)	(4,659,183)

Other Expense (Income):
Impairment loss in investment	-	-	-	487,900
Amortization of debt discount	4,569,757	-	1,710,130	-
(Gain) on extinguishment of convertible notes payable	(1,524,791)	-	(257,629)	-
Interest expense, net	210,462	9,252	209,506	57,890
Change in fair value of derivative liabilities	35,623	23,769	26,215	383,285
Total Other Expense	3,291,051	33,021	1,688,222	929,075

Loss from Continuing Operations	(4,747,487)	(1,163,650)	(7,791,469)	(5,588,258)
Discontinued Operations:
Loss from discontinued operations, net of tax	-	-	-	(298,286)
Gain on sale of discontinued operations, net of tax	-	-	-	2,499,054
Income from Discontinued Operations, net of tax	-	-	-	2,200,768

Net Loss	(4,747,487)	(1,163,650)	(7,791,469)	(3,387,490)
Deemed dividend to preferred stockholders	(129,141)	(101,132)	(459,917)	(342,859)
Net Loss Attributable to Common Stockholders	$4,876,628	$(1,264,782)	$(8,251,386)	$(3,730,349)

Comparison of the three months ended March 31, 2018 and 2017

Overview

We reported net losses of $4,747,487 and $1,163,650 for the three months ended March 31, 2018 and 2017, respectively, representing an increase in net loss of $3,583,837, or 308%, resulting primarily from increases in operating expenses of $365,298, increases in amortization of debt discount of $4,569,757, an increase in interest expense, net of $201,210, partially offset by a $1,524,791 gain on extinguishment of convertible notes payable as discussed below.

Revenues

Revenues earned during the three months ended March 31, 2018 consist of royalty income of $31,065. Revenues earned during the three months ended March 31, 2017 were generated through product sales of the ProCol Vascular Bioprosthesis of $152,400, and royalty income of $27,908. Sale of the ProCol Vascular Bioprosthesis during the three months ended March 31, 2017 resulted from our contract manufacturing supply arrangement with LMAT, which we entered into in connection with the sale of the ProCol Vascular Bioprosthesis to LMAT in 2016. There were no orders for product from LMAT during the three months ended March 31, 2018.

Royalty income is earned pursuant to the terms of our March 2016 asset sale agreement with LMAT. The increase in royalty income results from royalties earned on LMAT sales for the three months ended March 31, 2018, versus three months ended March 31, 2017.

Until any of our product candidates are approved, if at all, our revenue will be substantially dependent upon LMAT’s sales efforts of the ProCol Vascular Bioprosthesis.

Gross Profit (Loss)

Cost of sales were $0 and $188,734 for the three months ended March 31, 2018 and 2017, respectively, consisting primarily of labor costs and the costs of materials used for the sub-contract manufacture of the vascular bioprosthesis. The gross loss on product sales of the ProCol Vascular Bioprosthesis is primarily the result of (i) lower than expected product sales, and (ii) high fixed costs which result from a fixed volume contract with the supplier of our raw materials. For periods in which LMAT’s demand for sub-contract manufacture of the vascular bioprosthesis is relatively low, we can expect to incur losses on the sale of product of the ProCol Vascular Bioprosthesis. We intend to renegotiate the contract with the supplier such that during periods of low demand, the supplier will provide materials that can be used for research and development purposes, however, we may not be successful in these negotiations.

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Selling, General and Administrative Expenses

For the three months ended March 31, 2018, selling, general and administrative expenses increased by $197,465 or 19%, to $1,247,008 from $1,049,543 for the three months ended March 31, 2017. The increase is primarily due to increases in legal and professional fees, salary increases, and increase in expense related to the lease of an apartment for our former co-CEO, pursuant to his employment agreement. The Co-CEO’s employment was terminated without cause on March 22, 2018.

Research and Development Expenses

For the three months ended March 31, 2018, research and development expenses increased by $167,833 or 231%, to $240,493 from $72,660 for the three months ended March 31, 2017. The increase is primarily due to increased labor costs, benefits and supplies and materials associated with research and development activities incurred by us in developing techniques to manufacture the BHV and the pediatric bioprosthetic venous valves. We did not manufacture any product for LMAT during the first quarter of 2018, allowing us to increase our research and development activities.

Gain on extinguishment of convertible notes payable

For the three months ended March 31, 2018, we recorded a gain on extinguishment of convertible notes of $1,524,791. On February 28, 2018, the Notes were amended such that the maturity date was extended to May 15, 2018, the 2017 Note warrants became exercisable for the number of shares of common stock equal to 100% of the total shares issuable upon the conversion of the 2017 Notes and the 2018 Notes warrants become exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion on the 2018 Notes. The amendment of the Notes was deemed to be a debt extinguishment and, as a result, during the three months ended March 31, 2018, we recognized a $1,524,791 gain on extinguishment of convertible notes payable within accompanying statement of operations consisting of the extinguishment of $2,420,390 of derivative liabilities associated with the embedded conversion feature of the extinguished Notes, partially offset by the grant date value of additional warrants issued (deemed to be a derivative liability) in the amount of $895,599. Additionally, the embedded conversion feature within the re-issued Notes was deemed to be a derivative liability and discount in the amount of $2,413,079.

Interest Expense

For the three months ended March 31, 2018, interest expense increased by $201,210, or 2175%, as compared to the three months ended March 31, 2017, due to an increase in the average balance of loans payable outstanding, principally from the issuance of the Notes during the period.

Amortization of Debt Discount

During the three months ended March 31, 2018, we recognized $4,569,757 of amortization of debt discount related to the embedded conversion option in the Notes, as well as the Warrants issued with the Notes during the period. We recorded no such amortization during the three months ended March 31, 2017, since the first of the 2017 Notes was issued in June 2017.

Change in Fair Value of Derivative Liability

For the three months ended March 31, 2018 and 2017, we recorded a loss on the change in fair value of derivative liabilities of $35,623 and $23,769, respectively. Our derivative liabilities are related to warrants issued in connection with our Series A preferred stock and Series B preferred stock financings, plus warrants issued in connection with the Notes, as well as the embedded conversion option in the Notes.

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Comparison of the years ended December 31, 2017 and 2016

Overview

We reported net losses of $7,791,469 and $3,387,490 for the years ended December 31, 2017 and 2016, respectively, representing an increase in net loss of $4,403,979, or 130%, resulting primarily from increases in operating expenses of $1,470,898, increases in amortization of debt discount of $1,710,130 and a decrease in income from discontinued operations of $2,200,768, partially offset by a $487,900 decrease in impairment loss and $357,070 decrease in the loss from change in fair value of derivatives liabilities, as discussed below.

Revenues

Revenues earned during the year ended December 31, 2017 were generated through product sales of the ProCol Vascular Bioprosthesis of $184,800, royalty income of $137,711 and contract research revenue of $99,600. Revenues earned during the year ended December 31, 2016 were generated through product sales of the ProCol Vascular Bioprosthesis of $694,118 and royalty income of $91,794. The decrease in product sales of the ProCol Vascular Bioprosthesis resulted from decreased orders from LMAT. The sales of the ProCol Vascular Bioprosthesis result from our contract manufacturing supply arrangement with LMAT, entered into in connection with the sale of the ProCol Vascular Bioprosthesis to LMAT in 2016. As a result, until any of our product candidates are approved, if at all, our revenue will be substantially dependent upon LMAT’s sales efforts of the ProCol Vascular Bioprosthesis. The contract research revenue is related to research and development services performed on behalf of HJLA, pursuant to a Development and Manufacturing Agreement dated April 1, 2016.

Royalty income is earned pursuant to the terms of our March 2016 asset sale agreement with LMAT. The increase in royalty income results from royalties earned for the year ended 2017, versus nine months in 2016, from the date of the asset sale agreement (March 18, 2016) through December 31, 2016.

Cost of Sales

Cost of sales were $419,659 and $810,294 for the years ended December 31, 2017 and 2016, respectively, and consisted primarily of labor costs and the costs of materials used for the sub-contract manufacture of the vascular bioprosthesis. The gross loss on product sales of the ProCol Vascular Bioprosthesis is primarily the result of (i) lower than expected product sales, and (ii) high fixed costs, since we have a fixed volume contract with the supplier of our raw materials. For periods in which LMAT’s demand for sub-contract manufacture of the vascular bioprosthesis is relatively low, we can expect to incur losses on the sale of product of the ProCol Vascular Bioprosthesis. We intend to renegotiate the contract with the supplier such that during periods of low demand, the supplier will provide materials that can be used for research and development purposes, however, we may not be successful in these negotiations.

Selling, General and Administrative Expenses

For the year ended December 31, 2017, selling, general and administrative expenses increased by $821,162 or 18%, to $5,455,963 from $4,634,801 for the year ended December 31, 2016. The increase is primarily due to increases of approximately (i) $1.2 million in compensation expense resulting from the hiring of our Chief Medical Officer, Chief Financial Officer and Business Development Manager during 2016, such that salaries were paid for a full year in 2017 and only a partial period during the year ended December 31, 2016; (2) $280,000 related to a fixed volume contract with the supplier of our raw materials, which materials were not used during the period and were discarded, partially offset by a decreases of approximately $709,000 in stock based compensation expense during the period.

Research and Development Expenses

We incurred $649,736 of research and development expenses during the year ended December 31, 2017 related primarily to labor costs, benefits and supplies and materials associated with research and development activities incurred by us in developing techniques to manufacture the BHV and the pediatric bioprosthetic heart valves. We did not conduct any research and development activities during the year ended December 31, 2016. During 2016, our efforts were primarily focused on manufacturing the ProCol Vascular Bioprosthesis pursuant to our manufacturing supply arrangement with LMAT. We did not manufacture any heart values for LMAT during the second or third quarter of 2017, allowing us to increase our research and development activities.

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Allowance on Advances to Related Party

During the year ended December 31, 2016, we reviewed the recoverability of our advances to HJLA and concluded that collectability was not reasonably assured. As a result, we recorded an allowance of $487,900 for the year ended December 31, 2016 related to our advances to HJLA.

Gain on Extinguishment of Convertible Notes Payable

For the year ended December 31, 2017, we recorded a gain on extinguishment of convertible notes of $257,629. On December 29, 2017, we amended the 2017 Notes to extend the maturity date and increase the Warrant coverage of the 2017 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2017 Notes. The amendment to the 2017 Notes was deemed to be a debt extinguishment and we recognized a $257,629 gain on extinguishment consisting of the extinguishment of $1,175,668 of derivative liabilities associated with the embedded conversion feature of the extinguished Notes, partially offset by (i) the write-off of $520,828 of debt discount associated with the extinguished Notes and (ii) the $397,211 grant date value of additional warrant coverage.

Interest Expense

For the year ended December 31, 2017, interest expense increased by $151,616, or 262%, as compared to the year ended December 31, 2016, due to an increase in the average balance of loans payable outstanding, principally from the issuance of the Notes during the period.

Amortization of Debt Discount

During the year ended December 31, 2017, we recognized $1,710,130 of amortization of debt discount related to the embedded conversion option in the Notes, as well as the Warrants issued with the Notes during the period. We recorded no such amortization during 2016.

Change in Fair Value of Derivative Liability

For the years ended December 31, 2017 and 2016, we recorded losses of $26,215 and $383,285, respectively, from the change in the fair value of the derivative liabilities. Our derivative liabilities are related to warrants issued in connection with our Series A preferred stock and Series B preferred stock financings, plus Warrants issued in connection with the Notes, as well as the embedded conversion option in the Notes.

Loss from Continuing Operations

Our loss from continuing operations for the year ended December 31, 2017, increased by $2,203,211, or 39%, to $7,791,469 as compared to $5,588,258 for the year ended December 31, 2016. The increase was primarily attributable to increases in (i) selling, general and administrative expenses of $821,162, (ii) research and development expenses of $649,736, (iii) interest expense of $151,616, and (iv) amortization of debt discount of $1,710,130, partially offset by (1) a $487,900 decrease in expense for allowance on advances to HJLA, and (2) $257,629 gain on extinguishment of convertible notes payable recognized in 2017 and $357,070 decrease in the loss from the change in fair value of derivative liabilities.

Income (Loss) From Discontinued Operations

During the year ended December 31, 2016, we recognized income from discontinued operations of $2,200,768, consisting of a $2,499,054 gain on the sale of discontinued operations, offset by a $298,286 loss from discontinued operations.

Liquidity and Capital Resources

We have incurred losses since inception and negative cash flows from operating activities for the three months ended March 31, 2018 and 2017 and for the years ended December 31, 2017 and 2016. As of March 31, 2018, we had an accumulated deficit of $40,267,306. Since inception, we have funded our operations primarily through private placements of equity and convertible debt securities as well as from modest sales of the ProCol Vascular Bioprosthesis. As of March 31, 2018, we had cash of $309,129.

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We measure our liquidity in a variety of ways, including the following:

	March 31,	December 31,
	2018	2017	2016
	(unaudited)
Cash	$309,129	$77,688	$56,514
Working capital deficiency	$(12,922,966)	$(8,004,171)	$(1,673,367)

Based upon our working capital as of March 31, 2018, we require additional equity and or debt financing in order to meet our obligations as they become due within one year after the date of this filing and sustain operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We will require significant amounts of additional capital to continue to fund our operations and commence and complete our research and development activities. We currently have limited resources to continue to fund our operations and if we are not able to obtain additional cash resources, we will not be able to continue operations. We will continue seeking additional financing sources to meet our working capital requirements, to make continued investment in research and development and to make capital expenditures needed for us to maintain and expand our business. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, or we may have to cease our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

During December 2017, we issued the December Notes in the aggregate principal amount of $275,000. The December Notes bore interest at a rate of 10% per annum and were due on the earlier of sixty days from the date of issuance or upon the consummation our initial public offering. The December Notes were secured by all of our assets. The December Notes were repaid in full in January 2018. The proceeds from the December Notes were used for working capital purposes, including a portion of the expenses of this offering.

From January 5, 2018 through January 16, 2018, we issued the 2018 Notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750.

For the Months Ended March 31, 2018 and 2017

During the three months ended March 31, 2018, we financed our operations primarily from net proceeds of $2,603,750 from issuances of the 2018 Notes. During the three months ended March 31, 2017, we financed our operations from borrowings of $228,000 on the Biodyne Note and net proceeds from the issuance of Series B preferred stock of $315,901.

For the three months ended March 31, 2018 and 2017, we used cash of $1,625,419 and $607,295, respectively, in operations. Cash used during the three months ended March 31, 2018 was primarily attributable to our net loss of $4,747,487, adjusted for net non-cash expenses in the aggregate amount of $3,251,171, and by $129,103 of net cash used by changes in the levels of operating assets and liabilities. Cash used during the three months ended March 31, 2017 was primarily attributable to our net loss of $1,163,650, adjusted for net non-cash expenses in the aggregate amount of $197,885 and by $358,470 of net cash provided by changes in the levels of operating assets and liabilities.

During the three months ended March 31, 2018, there were no investing activities. During the three months ended March 31, 2017, cash provided by investing activities was $88,235 of which $166,250 represented proceeds from the asset sale to LMAT, partially offset by $75,750 of net advances paid to a related party and $2,265 of purchases of property and equipment.

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During the three months ended March 31, 2018, cash provided in financing activities was $1,856,860, of which $2,603,750 was provided in connection with net proceeds from the issuance of convertible notes and warrants, partially offset by the repayments of notes payable of $275,000, repayments of notes payable – related party of $130,000 and payment of initial public offering costs of $341,890. During the three months ended March 31, 2017, cash used in financing activities was $478,901, of which $315,901 was provided in connection with proceeds from the issuance of Series B preferred stock and warrants, $228,000 was provided by proceeds from the issuance of notes payable – related party, partially offset by the repayments of notes payable of $65,000.

For the Years Ended December 31, 2017 and 2016

During the years ended December 31, 2017 and 2016, we financed our activities primarily from net proceeds derived from sales of our Series A preferred stock and Series B preferred stock of $1,292,400 and $2,233,131 and proceeds from the issuance of notes payable of $3,150,400 and $188,000, respectively.

For the years ended December 31, 2017 and 2016, we used cash of $4,202,240 and $3,417,157, respectively, in operations. Cash used during the year ended December 31, 2017 was primarily attributable to our net loss of $7,791,469, adjusted for net non-cash expenses in the aggregate amount of $2,496,333, and by $1,092,896 of net cash provided by changes in the levels of operating assets and liabilities. Cash used during the year ended December 31, 2016 was primarily attributable to our net loss of $3,387,490, adjusted for net non-cash expenses in the aggregate amount of $33,524 and by $63,191 of net cash used by changes in the levels of operating assets and liabilities.

During the year ended December 31, 2017, cash provided in investing activities was $165,312, of which $166,250 was received as the final cash installment from the March 2016 sale of the ProCol Vascular Bioprosthesis to LMAT, or the Asset Sale, $216,000 was received from repayment of related party advances, offset by a $206,000 advance to a related party and a $10,938 purchase of property and equipment. During the year ended December 31, 2016, cash used in investing activities was $372,766 of which $370,200 was paid for the purchase of an intangible asset, $497,900 was paid in connection with an investment in an unconsolidated affiliate and $3,416 was for the purchase of property and equipment, partially offset by $498,750 of cash installment proceeds received from the Asset Sale.

During the year ended December 31, 2017, cash provided in financing activities was $4,058,102, of which $2,564,400 was provided in connection with proceeds from the issuance of convertible notes and warrants (net of issuance costs of $186,100), $1,292,400 in connection with proceeds from the issuance of Series B preferred stock and warrants (net of issuance costs of $230,349), $311,000 was provided by proceeds from the issuance of notes payable, $275,000 was provided from issuance of notes payable, partially offset by the repayments of notes payable of $174,734 and payment of initial public offering costs of $209,964. During the year ended December 31, 2016, cash used in financing activities was $2,261,232, of which $2,233,131 was provided in connection with proceeds from the issuance of Series A preferred stock and warrants (net of issuance costs of $615,369), $188,000 was provided by proceeds from the issuance of notes payable, $100,000 was provided by advances from distributors, partially offset by the repayments of notes payable of $186,624 and payment of initial public offering costs of $73,275.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption. We adopted ASC Topic 606 for all applicable contracts using the modified retrospective method, which would have required a cumulative-effect adjustment, if any, as of the date of adoption. The adoption of ASC Topic 606 did not have a material impact on our consolidated financial statements as of the date of adoption, and therefore a cumulative-effect adjustment was not required.

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In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230)”, or ASU 2016-15. ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. We adopted ASU 2016-15 on a retrospective basis. The the adoption of ASU 2016-15 did not have a material impact on our cash flows or related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of ASU 2017-09 did not have a material impact on our financial statements.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842. We do not expect that the adoption of these amendments will have a material impact on our financial statements.

Critical Accounting Policies and Estimates

Investments

Equity investments in which we exercise significant influence but do not control, and are not the primary beneficiary, are accounted for using the equity method, whereby investment accounts are increased (decreased) for our proportionate share of income (losses), but investment accounts are not reduced below zero.

Long-Lived Assets

We account for our long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or ASC 360, which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows;

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

●	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

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When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and the residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation, we did not record a charge for impairment for three months ended March 31, 2018 or 2017, or for the years ended December 31, 2017 or 2016.

Management believes that our intangible assets (patented heart valve bioprosthesis technology and a right to develop and manufacture dermal filler on behalf of HJLA) have significant long-term profit potential. Although our efforts may not be successful, we and HJLA intend to allocate financial and personnel resources when and as deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, we may be unable to realize the potential of our efforts and the intangible assets may be subject to significant impairment.

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its Series A and Series B Preferred Stock, or the Preferred Stock. Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable preferred stock (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity. As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions such that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Derivative Liabilities

The accounting treatment of derivative financial instruments requires that we record these instruments as a liability at fair value and mark-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The fair value of the derivative financial instruments was determined using observable market data and required judgment and estimates. We reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Convertible Debt

We record a beneficial conversion feature, or BCF, related to the issuance of notes which are convertible at a price that is below the market value of our common stock when the note is issued. The convertible notes payable discussed in Note 10 – Convertible Notes and Convertible Note – Related Party, have a conversion price that can be adjusted based on our common stock price which results in the conversion feature being recorded as a derivative liability and a debt discount. The debt discount is amortized to interest expense over the life of the respective note, using the effective interest method.

Revenue Recognition

Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Royalty revenue, which is based on sales LMAT’s sales of our ProCol Vascular Bioprosthesis to third-parties, is recorded when the third-party sale occurs, and the performance obligation has been allocated has been satisfied. Contract research and development revenue and sub-contract manufacturing revenue is recorded as earned, based on the performance obligations of the related contract. Cash received in advance of the sale or rendering of services is recorded as deferred revenue on the accompanying balance sheets.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for any other contractually narrow or limited purpose.

JOBS Act

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we remain an emerging growth company under the recently enacted JOBS Act, we will, among other things:

●	be permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	be entitled to rely on an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	be entitled to reduced disclosure obligations about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	be exempt from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be materially and adversely affected.

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BUSINESS

Overview

We are a development stage medical device company developing biologic-based solutions that are designed to be life-enhancing for patients with cardiovascular disease, peripheral arterial and venous disease, and ESRD. Each product candidate we are developing is designed to allow vascular and cardiothoracic surgeons to achieve effectiveness while improving current procedures and healthcare for a variety of patients. We are in the process of developing and obtaining FDA approval for the following three product candidates: the Bioprosthetic Heart Valve, which we refer to as BHV, the Bioprosthetic Coronary Artery Bypass Graft, which we refer to as CoreoGraft, and the Bioprosthetic Venous Valve, which we refer to as the VenoValve. We have previously manufactured, developed and obtained FDA pre-market approval for the ProCol Vascular Bioprosthesis, a product for hemodialysis vascular access in patients with ESRD, which we sold to LMAT in March 2016.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Product Candidates

We are in the process of developing the following bioprosthetic implantable devices for cardiovascular disease:

●	The Bioprosthetic Heart Valve: the BHV is a bioprosthetic, pig heart valve designed to function like a native heart valve and designed to provide a patient greater functional performance than currently available devices. Early clinical testing has demonstrated improved function over existing surgically implanted devices and, due to these study results, we believe BHV may be suitable for the pediatric population, as it accommodates for the growth concomitant with the patient. Most of the data and studies have been performed to support our submission to the FDA for either a first-in-human study or for an investigational device exemption, or IDE, which we plan to submit in 2019. If we receive approval for an IDE, we plan to proceed with a clinical trial through the FDA standard ISO 5840, which is the international standard for bioprosthetic heart valve testing.

●	The CoreoGraft: the CoreoGraft is an “off the shelf” bioprosthetic, cow derived heart, coronary artery bypass graft with a 3 millimeter, or mm, diameter for use as a coronary vascular conduit in coronary artery bypass procedures. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and to facilitate a more complete revascularization of the injured heart muscle. The CoreoGraft is intended to allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures. We believe we will need to proceed with both pre-clinical and human studies in order to obtain FDA approval. Once we complete the pre-clinical studies, we plan to proceed with a human trial in the United States to evaluate this graft in patients in need of cardiac revascularization without any autologous tissue. The human study would likely be a one-year study to evaluate the graft being open by coronary angiography. We intend to start the pre-clinical studies in the United States in 2018 and, depending on the testing results, file our IDE with the FDA for clinical trial in 2019.

●	The Venous Valve: the VenoValve is a bioprosthetic, porcine venous valve for patients with lower limb chronic venous insufficiency, or CVI, which occurs because of damage to the valves of the veins in the legs after patients develop blood clots in the deep venous system. An estimated 4.5 million people experience CVI in the United States and we believe the VenoValve, which is surgically implanted, will result in improvement in venous valve function in the legs of these patients. The VenoValve would replace dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. The VenoValve could allow for surgical insertion into the femoral vein or popliteal vein, thereby re-establishing competence and antegrade venous flow back to the heart and improvement in symptoms. Preclinical prototype testing, including in vivo animal studies by us, and in vitro hemodynamic studies have demonstrated that the VenoValve mimics the function of a normal functioning venous valve. In preclinical studies, the VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, the VenoValve has functioned normally in acute pre-clinical implementations as shown by venograms and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in pre-clinical study has demonstrated competency of the valve as well as being open in appropriate flow patterns. Results of eight pre-clinical tests were submitted to the FDA in the third quarter of 2017 in order to commence first-in-human trials in the United States. In the fourth quarter of 2017, we and the FDA discussed the pre-clinical tests submitted by us in the third quarter of 2017 and the FDA recommended we perform an additional 90-day pre-clinical study before commencing a first-in-human testing. We are preparing to commence the additional pre-clinical trial and once completed, we expect to begin first-in-human testing and file our IDE with the FDA in 2019. Once we commence the first-in-human testing, we may seek to obtain reimbursement approval for this product candidate.

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In addition, we previously manufactured, developed and obtained FDA pre-market approval, or PMA, for the ProCol Vascular Bioprosthesis, a Class III product for hemodialysis vascular access in patients with ESRD. It is a biological graft derived from a cow’s mesenteric vein. The ProCol Vascular Bioprosthesis received a PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft implant.

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for its dialysis access line of products for an upfront payment and a three-year royalty of up to $5 million. We continue to provide manufacturing transition services to LMAT from our facility in Irvine, California and are obligated to do so under a post-acquisition supply agreement with LMAT until 2019. Our ongoing revenue stream is derived from the sub-contract manufacturing services and royalties earned on LMAT sales pursuant to our agreement with LMAT.

Bioprosthetic Heart Valve

The BHV is a bio-prosthetic heart valve designed to mimic and function like a native heart valve providing the recipient over twice the functional performance of presently available devices. The hemodynamics and durability of BHV have been especially enhanced for the presently unresolved complications attendant to pediatric and adolescent recipients.

Following an eight-year research and development effort, we completed the designing, prototyping and testing in accordance with the requisite International Organization for Standardization, or ISO, 5840 Part 1 (Cardiovascular Implants, Cardiac Valve Prostheses General Requirements) and Part 2 (Surgically Implanted Heart Valve Substitutes) of what we believe is an innovative heart valve bio-prosthesis for pediatric cardiac heart valve replacement. We believe that we have completed the necessary ISO 5840 pre-clinical data requirements and plan a submission to the FDA for either a first-in-human study or for an IDE which we plan to submit in 2018. To that end, we have obtained a patent for the BHV. We intend to produce 19 mm, 21 mm and 23 mm diameter bio-prosthetic heart valves to address the specific needs of the pediatric and adult patient cohort undergoing valve replacement for congenital and/or acquired aortic and mitral valve disease.

The BHV is designed to address the specific needs of the pediatric patient cohort undergoing valve replacement for congenital and/or acquired aortic and mitral valve disease. Based upon our patented technology, the BHV is designed to eliminate the need for external support structures technically referred to as a “stent” to maintain valve geometry and function. This is accomplished through a use of titanium wires embedded within the wall of the bioprosthetic valve. This increases the size of the bioprosthesis that can be placed on the pediatric patient’s small annulus, the site of the inflow of the patient’s original valve. Thus, the BHV allows for effective functional results equal to a valve size at least two sizes larger than would be possible when implanting with an external stent. In addition, the internalized titanium supports are robust enough so as not to require additional suturing as is the case for weakly supported or stentless valves. This allows for the utilization of a single suture line for attachment of the valve to the recipient’s annulus and for an uninterrupted flow plane, which greatly increases the volume of blood with each heartbeat. Conversely, conventional valve design requires that the valve tissue be sewn or mounted inside the external stent diminishing the effective diameter and resulting in poor performance, stress on the leaflets and ultimately to a decreased longevity. When a conventional bioprosthetic heart valve is placed in a small annulus, not only will the valve react adversely to increasing cardiac output, but it will require a valve three sizes larger than the annulus to achieve a similar hemodynamic or functional result to the native valve; a feat not advisable or in any event accomplishable even with conventional root enlargement procedures. A patient prosthesis mismatch (the prosthesis is too small with regards to the patient’s size and weight) results in poor quality of life and in impairment of physical development and social integration.

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Similar flow advantages have been verified for our 23 mm BHV, the most common size implanted for mitral disease. We believe our 23 mm BHV provides an orifice area that mimics flow conditions of a younger active child.

Additionally, for a normal heart, the outflow of the mitral valve is immediately adjacent to the outflow tract of the aortic valve. In disease related left ventricular chamber anatomy, this anatomic relationship is extremely susceptible to obstruction of the outflow tract and/or injury to the compromised left ventricular wall by the degree of protrusion of the mitral valve replacement into the left ventricle. The protrusion of our 23 mm BHV is up to 2 mm less when compared to other bioprosthetic valves. Our flatter more planar geometry comes closer to mimicking the native anatomy allowing for physiological, more efficient left ventricular and aortic outflow tract flow patterns.

The CoreoGraft

The CoreoGraft is a device for use as an alternate or supplemental coronary vascular conduit in coronary bypass surgery. The CoreoGraft is designed to eliminate the need for harvesting the patient’s saphenous vein and/or radial artery and facilitate a more complete revascularization of the injured heart muscle. The device will allow for effective coronary bypass procedures for a significant number of patients who have no adequate vessels for grafting, especially patients undergoing redo procedures and patients suffering from CVI. This device is fashioned from 3 mm diameter bovine mesenteric veins. The “feel” and suturing quality of the graft are mimetic of mammary arteries and requires no special suture considerations beyond those commonly used for autologous grafts. The CoreoGraft length is designed to be appropriate for all bypass requirements to allow exact trimming to the individually required length.

The CoreoGraft is functionally similar to a natural artery and has been demonstrated in preliminary studies to sustain effective “coronary” hemodynamics and cardiac function. Outcomes of the 24 procedures performed exemplify the utility as an alternate or supplemental coronary vascular conduit in off-pump CABG. This preliminary clinical study was limited to patients without sufficient available autologous grafts or patients who could not be weaned from bypass perfusion because of incomplete cardiac revascularization. Twenty-six grafts were implanted in 24 patients requiring a complete myocardial revascularization subsequent to hospital admission for coronary artery bypass grafting. In all cases, the CoreoGraft was used when it was determined that adequate or suitable autologous conduits were not available as a consequence of prior use, vascular pathology or contraindication associated with a comorbid condition.

We believe there are no presently approved “off the shelf” vascular grafts for coronary artery bypass procedures. We believe that the availability of a readily available “off the shelf” device will encourage multiple graft placement without the surgeon foregoing additional procedures that are not cost-effective. We anticipate that the FDA trial for this product candidate will begin in 2018. We expect the trial’s endpoints will be patient survival as well as graft survival at one year. We will also be assessing complications post operatively and comparing them to concurrent CABG patients.

The VenoValve

We have developed the VenoValve for use in treatment of lower limb CVI. The VenoValve is intended to be a replacement of dysfunctional valves in the deep venous system in individuals suffering from lower limb CVI. Restoration of valvular function in the deep system is the primary treatment for treatment of CVI. The VenoValve comprises a biologic leaflet mounted in a supporting frame that is designed to allow for surgical insertion of VenoValve into the femoral vein or popliteal vein, thereby re-establishing competence and anterograde venous flow back to the heart.

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Preclinical prototype testing, including in vivo animal studies and in vitro hemodynamic studies have demonstrated that the VenoValve is similar in function to a normal functioning venous valve. In preclinical studies, VenoValve has passed the following areas: hemolysis, complement activation, platelet/leukocyte, thrombogenicity, cytotoxicity, and corrosion resistance. Moreover, VenoValve has functioned normally in acute animal implant as shown by venograms and has also functioned normally under various conditions in hydrodynamic testing. Ascending and descending venography of the VenoValve in sheep, demonstrated competency of the valve as well as patency in appropriate flow patterns.

In August 2017, we made a presubmission to the FDA to initiate feedback regarding an IDE to initiate an Early Feasibility study in the United States. As we believe there are no currently available medical or non-surgical treatments for lower limb CVI, we believe the VenoValve will provide for a paradigm shift in the treatment of both primary and secondary causes of CVI disease.

ProCol Vascular Bioprosthesis

In March 2016, LMAT, a provider of peripheral vascular devices and implants, acquired our ProCol Vascular Bioprosthesis for dialysis access line of products for $2,805,297 plus a three-year royalty up to a maximum of $5 million. We agreed to provide manufacturing transition services to LMAT from its facility for up to three years.

The ProCol Vascular Bioprosthesis is a Class III vascular bioprosthesis for hemodialysis vascular access concomitant with ESRD. The ProCol Vascular Bioprosthesis is a natural biological graft derived from a cow’s mesenteric vein. The tissue processing technology and sterilization process ensures a product that is flexible, easy to suture and one which exhibits physiologic pulsatile flow characteristics similar to a native fistula. The ProCol Vascular Bioprosthesis may be implanted in a straight or loop configuration, according to the specific surgical need and has demonstrated clinical efficacy in the upper arm, forearm, and thigh.

The ProCol Vascular Bioprosthesis has received PMA for commercial sale in the United States for use as a vascular access bridge graft in patients who require graft placement or repair subsequent to at least one failed prosthetic graft or consequent to failure of a prosthetic graft in terms of intent to treat.

The outcomes of the FDA trials and subsequent studies demonstrate that the cumulative patency for the ProCol Vascular Bioprosthesis implanted as a first access or after multiple failed prosthetic grafts is fundamentally that usually reported for arteriovenous fistulas as the first access or employed consequent to failed ePTFE grafts. As compared with the present standard of care, the ePTFE graft, the ProCol Vascular Bioprosthesis has shown 3.7 times lower relative risk of infection, 1.4 times lower relative risk of interventions, and 1.7 times lower relative risk of thrombosis. We believe this is exemplified by the quantitative and qualitative similarities of the cumulative patency of the ProCol Vascular Bioprosthesis to that reported for native arteriovenous fistulae in the Dialysis Outcome and Practice Patterns Study. We believe the results of these and other studies consistently demonstrate that as a vascular access bridge graft, the ProCol Vascular Bioprosthesis provides dramatically better cumulative patency compared to ePTFE grafts and exhibits a lower complication rate. Most importantly is the continued patient satisfaction associated with the paucity of complications and uninterrupted dialysis therapy.

The ProCol Vascular Bioprosthesis is stored in sterile saline, so preparation in the operating room is easily accomplished via a simple, quick rinsing process. The ProCol Vascular Bioprosthesis is also highly biocompatible and elicits no antibody reactions in patients. Handling and suturing characteristics of the ProCol Vascular Bioprosthesis are similar to a patient’s native tissue making it easy to work with during the implant procedure. The natural tissue of the ProCol Vascular Bioprosthesis is easily punctured in the hemodialysis setting affording the ease of access associated with a native fistula and the highly elastic and compliant nature of the ProCol Vascular Bioprosthesis enables it to handle high flow rates. Hemostasis is also readily achieved with minimal pressure following the removal of the hemodialysis needles. The ProCol Vascular Bioprosthesis graft may be accessed for hemodialysis as soon as two weeks following implant, based upon the physician’s decision and patient tolerance.

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Our Industry and Market

Our three product candidates currently under development are designed to address three different industries. The BHV is designed to address diseases relating to the aortic and mitral valves. The CoreoGraft is designed to address coronary artery bypass graft surgery, or CABG, and the VenoValve is designed to address lower limb CVI.

Aortic and Mitral Valve Diseases

Bioprosthetic heart valves are used for diseases relating to the aortic and mitral valves. There is a long history of durability and value of these devices. Aortic valve or mitral valve stenosis occurs when the heart’s valves narrow, preventing the valve from opening fully. This obstructs blood flow from the heart and to the rest of the body. When the valves are obstructed, the heart needs to work harder to pump blood to the body, eventually limiting the amount of blood it can pump and may weaken the heart muscle. Valve stenosis, if left untreated, can lead to serious heart problems.

Mitral valve stenosis and prolapse, leakage or regurgitation related to inadequate or faulty closing, concerns a defective mitral valve, which is located between the left chambers of the heart. This valve works to keep blood flowing properly and allows blood to pass from the left atrium to the left ventricle but prevents it from flowing backward. When the mitral valve does not work properly, a person can experience symptoms such as fatigue and shortness of breath because the defective valve is allowing blood to flow backwards into the left atrium. Consequently, the heart will not pump enough blood out of the left ventricular chamber to supply the body with oxygen-filled blood. In certain cases, mitral valve disease, may, if left untreated, lead to heart failure or irregular heartbeats (arrhythmias), which may be life threatening.

Historically, heart valve manufacturers have fabricated replacement heart valve types (mechanical, biological, pericardial, pig-origin) and sizes to accommodate a spectrum of patient age, body mass or special pathologic conditions. Typically, this consists of aortic valve sizes with outside diameters ranging from 19 mm to 27 mm in 2 mm increments and mitral valves sizes in 2 mm increments from 27 mm to 31 mm. Hospitals and surgeons generally used one biologic and/or one mechanical valve from a single manufacturer and until about the end of the last century hospitals tended to inventory a complete size range of valves typically from a single manufacturer. As the practice of heart valve replacement surgery developed, it became apparent that the recipient population demanded a more prospective view in terms of the various implant modalities, geometrical configuration and a patient’s comorbidities. Depending on age (patients under age 20 receive a mechanical valve due to their calcium metabolism) surgeons use either mechanical, pericardial or porcine biological valves.

Distinctive features of one particular valve may facilitate implantation or meet the particular demands of a patient’s unique pathology. This stimulated the development of various valve configurations, but in the end did not significantly improve hemodynamic performance or advance quality of life concerns. There is no disagreement and considerable evidence that for most cardiac valve related disorders presently available devices will improve graft recipients presenting conditions.

However, we believe there is one patient cohort for whom the present devices fall short: very young children and adolescents requiring the smallest valve sizes, typically 19 to 21 mm in diameter. The primary challenge for these patients is to provide adequate blood flow during growth and development. Typically, this requires more complex procedures or multiple successive surgeries to provide a larger valve replacement. Additionally, biological valves in younger patients will deteriorate as a consequence of what is known as dystrophic mineralization, a phenomenon most likely associated with skeletal growth. Children and adolescent receive historically mechanical valves, which show lower performance. The patient outgrows the valve size several times between ages 2 and 20, requiring three to five surgeries before adulthood (also referred to as patient prosthetic mismatch).

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Pediatric patients suffering from mitral valve prolapse, stenosis or rheumatic fever typically face complex issues such as alterations of the morphology and geometrical shape of the left heart chambers, which may compromise the chords that tether the mitral valve and the surrounding annular tissues that maintain the leaflet in a proper position (juxtaposition) leading to leakage or regurgitation. The common course for mitral valve disease in children is repair rather than replacement of the valve due to the potential complexity of pediatric mitral valve disease. However, when the mitral valve is not amenable to repair either as a consequence of surgeon skill and/or experience or the complexity of the pathology, a valve replacement procedure is necessary. Mitral valve stenosis and prolapse, leakage or regurgitation also results in significant changes in the morphology of the wall of the left ventricle, typically manifested as considerable thinning, and/or ventricle enlargement or thickening. For a normal heart, the outflow of the mitral valve is immediately adjacent to the outflow tract of the aortic valve. In disease related left ventricular chamber anatomy, this anatomic relationship is extremely susceptible to obstruction of the outflow tract and/or injury to the compromised left ventricular wall by the degree of protrusion of the mitral valve replacement into the left ventricle. This leads to a restricted passage of the blood through the aortic valve (aortic insufficiency). A too large aortic valve replacement may restrict the function of the mitral valve. It is therefore very important to match the respective valve with the size of the patient’s heart.

For developing children, the increasing body mass or body surface area as a child grows is frequently incongruent with the valve size that the patient’s heart can accommodate. Consequently, these recipients almost universally develop a condition designated as “patient prosthetic mismatch.” For valve replacement in both younger and older pediatric patients, patient prosthetic mismatch has been shown to be associated with longer recovery periods and diminished improvements in symptoms. This is reflected in decreased exercise capacity, decreased recovery of the thickened left ventricle, as a result of the ventricular adaptation to the flow resistance of the narrowed aortic valve outflow tract, and an increased number of adverse postoperative cardiac events. Older pediatric patients are especially susceptible to patient prosthetic mismatch with a marked persistence of symptoms. This is most likely related to the younger patient’s higher cardiac output requirements in association with a longer exposure to the consequences of patient prosthetic mismatch.

The American Heart Association reports that in each year, approximately 10 of every 1,000 children (approximately 1.3 million children) worldwide including 8 of every 1,000 in the United States are born with a congenital heart defect requiring immediate or eventual surgical intervention. Of this patient cohort, 30 to 40% will undergo either aortic or mitral valve replacement surgery during the first two decades of life. This results in approximately 50,000 procedures with the vast majority requiring 19, 21 or 23 mm sized prostheses. The 2015 Global Data Report reported the global heart valve market inclusive of the pediatric market to be approximately $4 billion based on an average selling price, or ASP, for standard valve prostheses of $5,000 to $9,000.

Coronary Artery Bypass Graft Surgery

The present standard procedure for CABG employs the use of the patient’s saphenous vein and/or internal mammary artery as conduits to re-establish blood flow. While balloon angioplasty with or without stent placement is another option and has been effective for many patients, this procedure is not always appropriate for multiple vessel disease. Balloon angioplasty also has not produced conclusive and consistent results and, in a large number of instances, may only provide short term relief necessitating subsequent and consequently more difficult surgical intervention. CABG remains the most effective procedure to re-vascularize cardiac muscle subsequent to a heart attack. During the last decade, up to 500,000 CABG procedures requiring almost one million harvested autologous grafts were performed annually in the United States. Advances in surgical technologies, including the proliferation of angioplasty, and drug eluting stenting, has resulted in a decrease in the incidence of CABG surgeries. In 2016, 150,000 CABG procedures were performed in the United States, accounting for approximately 375,000 bypass grafts (2.5 bypasses per procedure). We anticipate that the CoreoGraft will provide another option for cardiac surgeons.

We believe that the recent trend toward off pump coronary graft surgery—the surgical intervention on a beating heart as opposed to surgery on a stopped heart with extra-corporal circulation—has had considerable bearing on both perioperative and procedural safety and efficacy and has had a significant impact on the future of the procedure and attendant utility of prosthetic bypass grafts. Bypass graft harvest remains the most invasive and complication prone aspect of minimally invasive bypass procedures as well as on-pump CABG. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications can be as high as 43%. Fortunately, less than 50% of these wounds require operative intervention, but the ones that do can be major.

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We believe saphenous vein graft obstruction is progressive, with failure as high as 50% at 10 years. Acute thrombosis, neointimal hyperplasia, and accelerated atherosclerosis are the 3 mechanisms that lead to venous graft failure. Also, a significant cost of CABG procedures is associated with graft harvest and the extended recovery and complications related to the harvest procedure. We believe that the CoreoGraft bioprosthetic bypass graft may eliminate the complications associated with bypass graft harvests, and potentially reduce or eliminate the failure rate of conventional bypass grafts.

The increased incidence of chronic venous diseases of the lower limbs also reduce the possibility of harvesting good quality veins as well as the increased incidence of redo CABG bypasses. With an aging population the incidence of good quality veins for bypass is reduced and the need for an “off the shelf” conduit becomes imperative. An “off the shelf” bypass conduit (tube) would do away with the attendant complications and chronic postoperative discomfort frequently reported for autologous graft harvest and consistently afford sufficient material for more complete cardiac revascularization. The American Heart Association stated in 2015 that complete revascularization was key to ensure long term survival and quality of life in patients with coronary disease. An efficacious prosthetic bypass graft in concert with off pump and/or minimally invasive surgery would comprise an almost wholly “noninvasive procedure.” We believe the availability and appeal of such a modality would have considerable impact on the therapeutic balance between bypass revascularization and interventional cardiology regimens like stents and balloon catheterization, which only provide temporary relief.

Coronary artery bypass surgery departs from the usual one-procedure, one-device paradigm. When revascularization requires more than an internal mammary graft, a conservative average of 2.5 additional grafts is required. The economics and surgeon reimbursement amounts for bypass procedures presently discourage multiple graft procedures as the time to harvest additional grafts is not economically justified in terms of the reimbursement amounts. Reimbursement codes for a single bypass graft versus five grafts on the same patient only differ by a few hundred dollars but the multiple grafts require up to three times the amount of time and operating costs of a single procedure. We believe that this discourages taking the time and incurring the operating room costs in harvesting additional bypass grafts resulting in suboptimal cardiac revascularization. Moreover, patients requiring multiple bypasses for a complete revascularization often show comorbidities like chronic venous insufficiency of the lower limbs as well as redo patients.

If only 20% of the annually performed procedures required multiple graft revascularization and were high risk patients, the requisite number for the United States alone would be in excess of 100,000 grafts. On the basis that, consequent to an approved device, utilization was only 50% of the prospective market potential, market value for the United States alone would be approximately $300 million to $350 million for unit pricing of approximately $6,000 to $7,000. The European and Pacific Asia markets combined would have an estimated similar value for a worldwide market of approximately $1 billion to $2 billion. Pricing evaluation for this product candidate includes reduced operating room expense and time for vein harvest, including reduction in operating room personnel as well as reduction in the overall morbidity from the leg wounds created during vein harvest in the post-operative period. Pricing evaluation also includes the fact this is the first off-the-shelf device for CABG as there is no competitive product. Most importantly, we believe there is an immediate need for this device in the medical field. Studies to obtain FDA approval would be required in patients without any autologous tissue for bypass. We would be evaluating patients after one year for survival and graft functioning.

Lower Limb CVI

Lower limb CVI is a disease presently affecting tens of millions of patients worldwide with approximately 1.5 million new cases annually. In the United States, based upon data from the Vascular Disease Foundation, approximately 20 million Americans suffer from varicose veins and 5% of that population is expected to develop deep vein thrombosis, or DVT, and approximately 65% of the DVT population is expected to develop CVI. Data from the Vascular Disease Foundation reveals that in the United States, the present population of individuals suffering lower limb CVI is approximately 4.5 million, the incidence of CVI as a consequence of congenital and inflammatory etiology resulted in approximately 700,000 hospitalizations per year, and the incidence of CVI as a consequence of DVT is approximately 400,000 cases per year. The highest incidence of CVI is in the age group of patients between 57-80 years of age. With an aging global population, the incidence of CVI is rising. In Western Europe, the incident rate of CVI is estimated at 1 million hospitalizations per year, the prevalent CVI population is estimated at 17.5 million, and the mean prevalence of CVI of the legs in the general population in Western Europe is 30%. Patients with CVI are plagued with marked disability, either from leg swelling or development of non-healing leg ulcers.

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The hallmark of the disease is the failure of damaged venous valves to allow for lower limb venous blood to return to the heart. It is a mechanical reflux problem. Presently, no known medical or nonsurgical treatment is available other than compression “garments” for early stage disease or leg elevation for more severe cases, which are, at best, only palliative. When the disease is isolated to the superficial veins, ablation or surgical excision of the affected vein is an option. However, for the deep system, valve transplants have been used but with very poor results or creation of valves using fibrous tissue which is only performed in few centers worldwide. Reestablishment of proper direction of venous flow to the heart is the only reasonable remedy to the problem of CVI.

Competition

We operate in the highly competitive medical device industry. While we believe our product candidates may face minimum direct competition, there are other products, treatments or devices that may indirectly now or in the future compete with our product candidates. We compete with various companies that operate in the medical device industry. Among these companies are St. Jude Medical, Inc., Johnson & Johnson and Medtronic Inc. Many of our competitors have substantially greater technological, financial, research and development, manufacturing, personnel and marketing resources than we do. We believe that we have competitive strengths that will position us favorably in our markets. However, our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may acquire or in-license devices and could directly compete with us. Additionally, certain of our competitors may be able to develop competing or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and devices may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which could result in limited demand for our product candidates.

We believe that each of our product candidates face limited direct competition for the following reasons:

BHV

Although the BHV market is mature with multiple established competing products, we believe that our approach (natural physiology with a proprietary tissue processing technology, design and geometry) will greatly facilitate market entry and acceptance. Our competitors in this market include St. Jude Medical, Inc., Johnson & Johnson and Medtronic Inc., all of which have previously acquired heart valves developed by some of our present and previous management.

The CoreoGraft

To our knowledge, no company presently develops adjunct devices to be applied to a patient’s harvested grafts. Others have made attempts to “tissue engineer” small diameter grafts. We believe there will not be an approved competitive device for possibly a decade as a consequence of the complexities of present FDA regulations for tissue engineered devices and the historically poor outcomes of grafts fabricated from synthetics. As a result, we do not face significant competition to our CoreoGraft.

The VenoValve

The VenoValve may provide a new paradigm for the treatment of the disease for which it is intended. While the etiology of deep CVI may vary, the condition is wholly attributable to significant reflux in the deep system caused by dysfunctional venous valves. For some time, it has been recognized that the only durable treatment must include either reconstruction or replacement of the affected valve. There are no known FDA approved effective drugs, practical effective surgical or nonsurgical treatments, or a single treatment strategy for CVI. As a result, we believe there is no current direct competition for the VenoValve for the foreseeable future.

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Our Strategy

Our business strategy is focused primarily on research, development and manufacturing of biomedical device technologies for use in surgical procedures. We are also focused on the relatively large device markets where our technological advances and achievements provide an opportunity to offer our product candidates in an environment conducive and advantageous to their utilization and clinical benefit. Developing pathways to obtain FDA approval in the most expedient fashion is our main strategy for our product candidates. Our present strategy for the VenoValve is to obtain approval from the FDA for a first-in-human study that will quickly evolve into a study coordinated to demonstrate improvement in the quality of life for patients with CVI. We believe that the VenoValve will provide significant improvement in the quality of life measures for patients living with the disability of CVI.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our three product candidates, if approved, for the following reasons:

●	We have experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe that our patents which cover certain aspects of our devices and the processing methods of biologic valvular tissue as a “bioprosthetic” device may provide an advantage over potential competitors.

●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.

●	We have attracted senior executives who are experienced in research and development and who have the expertise to obtain FDA approval for product candidates like ours that are intended to satisfy patient needs. We also have the advantage of an experienced board of directors and scientific advisory board who will provide guidance as we move towards market launch.

Marketing and Sales

We intend to develop an internal marketing and sales group to manage a combination of direct sales representatives and an independent distribution network.

BHV

The 2015 Global Data Report reported the global heart valve market to be approximately $4 billion, based on an ASP for standard adult valve prostheses of $5,000 to $9,000.

Cardiac surgeons and hospitals generally develop a preference for one particular company’s device, whether based on an impression of superior performance or on developed relationships with the providers, or costs. We believe that by focusing on the pediatric segment we are not subject to this issue as the prospective user can focus on the best ethical approach to the patient’s needs without “abandoning” prior affiliations. We believe that with the present “commodity” nature of the heart valve industry, the benefits of the BHV will position the device as a standard of care without a competitive “peer.”

Inclusive of the global market and according to the American Heart Association, each year, approximately 10 of every 1,000 children, worldwide (approximately 1.3 million children worldwide) including 8 of every 1,000 in the United States (approximately 35,000 children in the United States) are born with a congenital heart defect requiring immediate or eventual surgical intervention. Of this patient cohort, 30 to 40% (approximately 400,000 children worldwide) will undergo either aortic or mitral valve replacement surgery during the first two decades of life.

In the United States, this results in approximately 14,000 to 17,000 procedures with the vast majority requiring 19, 21 or 23 mm sized prostheses. Based on these statistics, we believe that at the proposed ASP of $17,500 per unit for all sizes, the estimated market of the pediatric BHV is approximately $250 million to $300 million in the United States and we estimate double that market size in Western Europe and Asia Pacific at $500 million to $600 million.

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CoreoGraft CABG

The CABG market is a more complex market to estimate on a procedural basis. This is largely due to the evolving attitude toward more complete vascularization of the infarcted heart and the varying number of placed grafts accompanying the cardiopulmonary bypass and off pump or beating heart procedures. In lieu of a multifaceted trend analysis, it is reasonable to approach the potential market on a conservative basis by assigning an average of 2.5 grafts per procedure, which for the United States, would be an equivalent of approximately 375,000 units annually representing approximately 150,000 procedures per year and a market value of approximately $2.25 billion.

It appears that a cost for a device that substitutes for graft harvest alleviates the inevitable cost of treatment subsequent to incomplete revascularization with stents. In consideration of the above, the anticipated price to the hospital would be approximately $6,000 per unit.

The VenoValve

In the United States, based upon data from the Vascular Disease Foundation, approximately 5% of the population is expected to develop DVT and approximately 65% of the DVT population is expected to develop CVI. Extrapolation of the Data from the Vascular Disease Foundation reveals that in the United States, the present prevalent population of individuals suffering varying degrees of CVI is approximately 4.5 million, the incidence of CVI as a consequence of congenital and inflammatory etiology resulted in 700,000 hospitalizations per year, and the incidence of CVI as a consequence of DVT is approximately 400,000 cases per year. For Western Europe, the incident rate of CVI disease is estimated at one million hospitalizations per year, the prevalent CVI disease population is estimated at 17.5 million, and the mean prevalence of CVI disease of the legs in the general population in Western Europe is 30%.

There is no known comparable device for purposes of price comparisons or reimbursement codes. Therefore, after consulting with industry analysts and examining the actual selling price sensitivity in terms of clinical benefit, and analyzing trends in reimbursement for similarly existing devices, we have developed a potential clinical value for the VenoValve. We have estimated a reimbursement of approximately $6,500 to $11,000 per valve.

A measure to estimate the cost effectiveness of an intervention is quality-of life-years, or QOLY. Presently for CVI, the cost per patient to maintain the status quo of CVI or no substantial improvement in QOLY is approximately $50,000 annually. We believe the VenoValve will improve the QOLY over a 5-year period by at least 2.5 QOLYs and would reduce the annual cost to maintain the improved longevity and life style by 60%. For device recipients, with a return to normal activity without pain, the QOLY improvement would be 4, equivalent to reducing annual costs by 75%. We believe the savings per year for treatment of venous ulcers in particular is approximately $40,000 per patient, as part of the QOLY assessment and includes loss of work days. Over a 5-year period of time, this averages to be approximately $220,000 per patient over 5 years. In consideration of the above anticipated price to the buyer, we expect these factors to be associated with the cost of the device.

Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, decades long relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that extends device longevity, provides device functions and guarantees sterility. Our patents pertaining to the design advantages and processing methods of valvular tissue as a bioprosthetic device provides further intellectual advantage over potential competitors. In addition, there are various specific intellectual property items related to each of our product candidates as described below. The critical design components and function relationships unique to the BHV are protected by U.S. Patent No. 7,815,677, issued on October 19, 2010, and expiring on July 9, 2027. Patents are pending for the design of the frame for this device. We maintain proprietary methods for processing tissue for this valve. Two patents have been filed for the VenoValve with the U.S. Patent and Trademark Office.

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Regulatory Pathway

BHV

We have developed a prototype specification for each of the BHV sizes, device history records and other required documentation including risk analyses to support the prototype specification. We have complete biocompatibility testing and tests specified in ISO 5840 Standards, including animal and tissue fatigue and hydrodynamic. Subsequent to the completion of all required studies and investigational protocol, we plan to submit an application to the FDA to begin human studies in the United States in 2019.

In October 2002, under the Medical Device User Fee and Modernization Act of 2002, or MDUFMA, the FDA developed guidelines, which were enacted into law in 2007, to stimulate and facilitate the development of devices for pediatric medicine. Among other things, the MDUFMA amended provisions of the Federal, Food, Drug, and Cosmetic Act, or FFDCA, to promote the development of safe and effective pediatric devices and promote protection of such patient population during the course of clinical trials involving such products. The 21st Century Cures Act, implemented in September 2016, adds significantly to our ability to perform trials in the least burdensome regulatory path. We believe that the adoption of these guidelines will greatly facilitate the regulatory tasks and FDA PMA for the BHV clinical trial protocol.

The CoreoGraft

There are no regulatory guidelines for the development and preclinical testing of conduits for CABG and we have taken the initiative in developing a proposal for preclinical testing and the clinical investigation protocol. Most of the production procedures and validation processes are similar if not identical to the FDA PMA of ProCol. The remaining preclinical work will include a short-term implantation in an approved animal model. The study will require approximately 6 months to complete and is intended to be combined with presently completed documentation including the “first-in-human” studies reviewed in the device information studies as part of the FDA IDE application. We plan to file our IDE with the FDA and announce the pivotal trial in 2019.

The VenoValve

A pivotal trial will be conducted under an approved IDE following a Human Feasibility study. We plan to file our IDE with the FDA and announce the pivotal trial in 2019. Due to the low hazard analysis and high need for such a device, we anticipate that the time to receive a PMA for commercialization may be shortened to approximately eighteen months for this Class III device due to medical needs in the community.

Government Regulation

Our product candidates and our operations are subject to extensive regulation by the FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our product candidates are subject to regulation as medical devices in the United States under the FFDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, pre-market clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FFDCA.

FDA Pre-market Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) pre-market notification, or approval of a PMA application. Under the FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, postmarket surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) pre-market notification requirement, manufacturers of most Class II devices are required to submit to the FDA a pre-market notification under Section 510(k) of the FFDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) pre-market notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to FDA’s pre-market notification and clearance process in order to be commercially distributed.

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510(k) Marketing Clearance Pathway

We do not intend to utilize the 510(k) clearance route. However, if we do, to obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to six months but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines or penalties.

The FDA is currently considering proposals to reform its 510(k) marketing clearance process, and such proposals could include increased requirements for clinical data and a longer review period. Specifically, in response to industry and healthcare provider concerns regarding the predictability, consistency and rigor of the 510(k) regulatory pathway, the FDA initiated an evaluation of the 510(k) program, and in January 2011, announced several proposed actions intended to reform the review process governing the clearance of medical devices. The FDA intends these reform actions to improve the efficiency and transparency of the 510(k) clearance process, as well as bolster patient safety. In addition, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

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The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. None of our product candidates are currently approved under a PMA. However, we may in the future develop devices which will require the approval of a PMA.

De novo Classification Process

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation, or the FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. We may utilize the de novo classification process to obtain marketing authorization for our product candidates under development.

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Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products;

●	requirements related to promotional activities;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export approvals for our products; or

●	criminal prosecution.

Regulation of Medical Devices in the EEA

There is currently no pre-market government review of medical devices in the European Economic Area, or EEA (which is comprised of the 28 Member States of the European Union, or EU, plus Norway, Liechtenstein and Iceland). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in the Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment, and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

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To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product and post-market experience in respect of similar products already marketed. Except for low-risk medical devices, where the manufacturer can self-declare the conformity of its products with the essential requirements, a conformity assessment procedure requires the intervention of a Notified Body. Notified bodies are often private entities and are authorized or licensed to perform such assessments by government authorities. The notified body would typically audit and examine a products’ technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the Medical Devices Directive and the Active Implantable Medical Devices Directive with a new regulation, or the Medical Devices Regulation. Unlike the Directives that must be implemented into national laws, the Regulation would be directly applicable in all EEA Member States and so is intended to eliminate current national differences in regulation of medical devices.

In October 2013, the European Parliament approved a package of reforms to the European Commission’s proposals. Under the revised proposals, only designated “special notified bodies” would be entitled to conduct conformity assessments of high-risk devices, such as active implantable devices. These special notified bodies will need to notify the European Commission when they receive an application for a conformity assessment for a new high-risk device. The European Commission will then forward the notification and the accompanying documents on the device to the MDCG, (a new, yet to be created, body chaired by the European Commission, and representatives of Member States) for an opinion. These new procedures may result in the re-assessment of our existing medical devices, or a longer or more burdensome assessment of our new products.

In April 2017, the Medical Devices Regulation was adopted, and it entered into force in May 2017 and expected to become applicable through transitional periods ranging from six month to five years thereafter. The Medical Devices Regulation would, among other things, impose additional reporting requirements on manufacturers of high risk medical devices, impose an obligation on manufacturers to appoint a “qualified person” responsible for regulatory compliance and provide for stricter clinical evidence requirements.

Federal, State and Foreign Fraud and Abuse, Data Privacy and Security and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal and state anti-kickback and false claims laws, data privacy and security laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

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The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services issued regulations in July 1991, which the Department has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback law. Additional safe harbor provisions providing similar protections have been published intermittently since 1991.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below). Violations of the Anti-Kickback Statute can result in imprisonment, exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including criminal fines of up to $5,000 and imprisonment of up to five years. Violations are subject to civil monetary penalties up to $50,000 for each violation, plus up to three times remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act of up to $11,000 for each claim submitted, plus up to three times the amounts paid for such claims. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act. The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim. In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for False Claim Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program.

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The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Additionally, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Physician Payment Sunshine Act, which imposes new annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1 million per year for “knowing failures.” Manufacturers must submit reports by the 90th day of each calendar year. Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

Many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. We may also be subject to similar foreign laws, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. In addition, many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA in the United States. HIPAA created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Under HIPAA, the Department of Health and Human Services, or HHS, has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including health care providers and their business associates. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. HIPAA violations carry civil and criminal penalties, including civil monetary penalties up $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can also bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state.

We intend to develop and implement processes designed to comply with these regulations. The requirements under these regulations may change periodically and could have an effect on our business operations if compliance becomes substantially more costly than under current requirements. Additionally, a breach of unsecured protected health information, such as by employee error or an attack by an outsider, could have an adverse effect on our business in terms of potential penalties and corrective action required. In addition to federal privacy regulations, there are a number of state laws governing confidentiality and security of health information that are applicable to our business. New laws governing privacy may be adopted in the future as well. State privacy laws can also be more stringent and more broadly applicable than HIPAA. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of protected health information, or PHI.

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In the EU, we are subject to laws relating to our collection, control, processing and other use of personal data (i.e. data relating to an identifiable living individual). We may process personal data in relation to our operations. We may process data of both our employees and our customers, including health and medical information. The data privacy regime in the EU includes the EU Data Protection Directive (95/46/EC) regarding the processing of personal data and the free movement of such data, the E-Privacy Directive 2002/58/EC and national laws implementing each of them. Each EU Member State has transposed the requirements laid down by this Privacy and Data Protection Directive into its own national data privacy regime and therefore the laws differ significantly by jurisdiction. We need to ensure compliance with the rules in each jurisdiction where we are established or are otherwise subject to local privacy laws.

The requirements include that personal data may only be collected for specified, explicit and legitimate purposes based on legal grounds set out in the local laws, and may only be processed in a manner consistent with those purposes. Personal data must also be adequate, relevant, not excessive in relation to the purposes for which it is collected, be secure, not be transferred outside of the EEA unless certain steps are taken to ensure an adequate level of protection and must not be kept for longer than necessary for the purposes of collection. To the extent that we process, control or otherwise use sensitive data relating to living individuals (for example, patients’ health or medical information), more stringent rules apply, limiting the circumstances and the manner in which we are legally permitted to process that data and transfer that data outside of the EEA. In particular, in order to process such data, explicit consent to the processing (including any transfer) is usually required from the data subject (being the person to whom the personal data relates).

We are subject to the supervision of local data protection authorities in those jurisdictions where we are established or otherwise subject to applicable law. We depend on a number of third parties in relation to our provision of our services, a number of which process personal data on our behalf. With each such provider we enter into contractual arrangements to ensure that they only process personal data according to our instructions, and that they have sufficient technical and organizational security measures in place. Where we transfer personal data outside the EEA, we do so in compliance with the relevant data export requirements. We take our data protection obligations seriously, as any improper disclosure, particularly with regard to our customers’ sensitive personal data, could negatively impact our business and/or our reputation.

Local laws are amended from time to time, and guidance is issued frequently by regulators. Any changes in law and new guidance may impact, and require changes to, our current operations. Additionally, on January 25, 2012, the European Commission published its draft EU Data Protection Regulation. On March 12, 2014, the European Parliament formally passed a revised proposal of the Regulation, and the Council of the European Union published its general approach on June 15, 2015. Trilogue discussion between the European Commission, European Parliament and Council of the European Union are currently ongoing and are expected to be finalized by the end of 2015, taking into account the two-year implementation period, the earliest the terms would be in force would be the end of 2017. The current form of the Regulation proposes significant changes to the EU data protection regime. Unlike the Privacy and Data Protection Directive, the Regulation has direct effect in each EU Member State, without the need for further enactment. When implemented, the Regulation will likely strengthen individuals’ rights and impose stricter requirements on companies processing personal data. There are similar privacy laws in a number of other countries in which we operate and in the future new privacy laws may be enacted countries that do not have privacy laws today. Significant changes in the current draft of the Regulation include: (1) the need for consent to processing to always be explicit; (2) extended information duties; (3) tougher sanctions (as currently drafted, the applicable data protection authority may be able to impose a fine of up to EUR 100 million or five percent of annual worldwide turnover, whichever is greater); and (4) increased rights of the data subject and a requirement to notify the data protection authority of data breaches. As the Regulation has not yet made its full progression through the legislative process, it is not currently possible to assess its full impact on our business. As the Regulation has not yet made its full progression through the legislative process, it is not currently possible to assess its full impact on our business.

These existing and proposed laws, regulations and guidance can be costly to comply with and can delay or impede the development of new products and/or entry into new markets, increase our operating costs, require significant management time and attention, increase our risk of non-compliance and subject us to claims and other remedies, including fines, demands that we modify or cease our existing practices and/or negative publicity and reputational harm

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Employees

As of June 8, 2018, we had 9 full-time and 3 subcontracted employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe we have good relations with our employees.

Properties and Facilities

We lease a 14,507 square foot manufacturing facility in Irvine, California, which is certified under the ISO 13485 medical device manufacturing standard for medical devices and operates under the FDA’s QSR. We renewed our lease on September 20, 2017, effective October 1, 2017, for five years with an option to extend the lease for an additional 60-month term at the end of lease term. Our facility is designed expressly for the manufacture of biologic vascular grafts and is equipped for research and development, prototype fabrication, cGMP manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices. We believe there is present capacity to manufacture up to 24,000 venous valves per year to meet potential market demands of $228 million based on an estimated selling price of $9,500 per valve.

Legal Proceedings

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

Changes in and Disagreements with Accountants

None.

Corporation Information

We were incorporated in the State of Delaware in December 1999. Our principal executive office is located at 70 Doppler, Irvine, California 92618 and our telephone number is (949) 261-2900. Our website is www.hancockjaffe.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of June 8, 2018:

Name	Age	Position(s)
Executive Officers and Directors
Robert A. Berman	55	Chief Executive Officer and Director
Benedict Broennimann, M.D.	60	Chief Medical Officer, OUS
William R. Abbott	61	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Marc H. Glickman, M.D.	68	Senior Vice President and Chief Medical Officer
Susan Montoya	66	Senior Vice President of Operations, Regulatory Affairs and Quality Assurance
Non-Employee Directors
Yury Zhivilo	58	Chairman of the Board of Directors
Robert A. Anderson	77	Director
Robert W. Doyle	75	Director
Steven Girgenti	72	Director

Executive Officers and Directors

Robert A. Berman has served as our Chief Executive Officer and a member of our board of directors since April 2018. From September 2017 to March 2018, Mr. Berman worked as an independent strategic business consultant. From September 2012 to July 2017, he served as the President, Chief Executive Officer, and a member of the board of directors of ITUS Corporation, a Nasdaq listed company, that develops a liquid biopsy technology for early cancer detection. Prior to ITUS Corporation, Mr. Berman was the Chief Executive Officer of VIZ Technologies, a start-up company which developed and licensed a beverage dispensing cap, and he was the founder of IP Dispute Resolution Corporation, a company focused on intellectual property licensing. From 2000 to March 2007, Mr. Berman was the Chief Operating Officer and General Counsel of Acacia Research Corporation, which became a publicly traded company for licensing and enforcing patented technologies. Mr. Berman was a Director of Business Development at QVC where he developed and selected products for on-air sales and distribution. Mr. Berman started his career at the law firm of Blank Rome LLP. He has a Bachelor of Science in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and holds a Juris Doctorate degree from the Northwestern University School of Law, where he serves as an adjunct faculty member. We believe Mr. Berman is qualified to serve as a member of our board of directors because of his experience in broad variety of areas including healthcare, finance, acquisitions, marketing, compliance, turnarounds, and the development and licensing of emerging technologies.

Benedict Broennimann, M.D. has served as our Chief Medical Officer, Outside of United States, or OUS, since April 2018. He has served as our Chief Executive Officer from September 2016 to August 2017, and our Co-Chief Executive Officer from August 2017 to April 2018. From 2006 to 2008, Dr. Broennimann served as our Chairman and Chief Executive Officer, and from 2009 to 2015 he was engaged by us as a consultant to facilitate our efforts to gain various regulatory approvals in Europe. From 2012 to 2016, he served as Chief Executive Officer and Chief Medical Officer of OstomyCure AS, where he was responsible for achieving CE marking of a Class IIb medical implant and leading strategic alliances and negotiations. From 2004 to 2008, he was also Chief Executive Officer of Leman Cardiovascular S.A., where he spearheaded fundraising and cardiovascular device developments. Dr. Broennimann served as Principal at Heidrick & Struggles from 2000 to 2002 and Highland Partners from 2003 to 2004. He also served as a Senior Partner at Rosewall from 2008 to 2011. Dr. Broennimann attended the University of Bern in Switzerland, where he received his Doctor of Medicine, and was Chief Resident in the Department of General Surgery and Transplantation at the Centre Hospitalier Universitaire Vaudois in Lausanne, Switzerland. Dr. Broennimann is also board certified in general surgery and pharmaceutical medicine.

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William R. Abbott has served as our Chief Financial Officer since March 2016. In July 2016 he was appointed as our Interim President, Chief Financial Officer and Secretary and in September 2017 he was named as Senior Vice President and Chief Financial Officer, Treasurer and Secretary. Mr. Abbott has more than thirty years of experience in multi-industry international companies. From December 2014 to March 2016, Mr. Abbott served as Vice President of Finance and Corporate Controller and later as Interim Chief Financial Officer of Apollo Medical Holdings, Inc. From 2011 to 2014, he was an independent consultant providing accounting and advisory services. From 2006 to 2011, Mr. Abbott served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer for Cardiogenesis Corporation. From 1997 to 2005, Mr. Abbott served in financial management positions at Newport Corporation, including as Vice President of Finance and Treasurer from 2001 to 2005 and Vice President and Corporate Controller from 1997 to 2001. Prior to that, Mr. Abbott served as Vice President and Corporate Controller of Amcor Sunclipse North America, Director of Financial Planning at Coca-Cola Enterprises, Inc. and Controller of McKesson Water Products Company. Mr. Abbott also spent six years in management positions at PepsiCo, Inc. after beginning his career with PricewaterhouseCoopers, LLP. Mr. Abbott has a Bachelor of Science degree in accounting from Fairfield University and a Masters in Business Administration degree from Pepperdine University.

Marc H. Glickman, M.D. has served as our Senior Vice President and Chief Medical Officer since May 2016 and served as member of our board of directors from July 2016 to August 2017. In 1981, Dr. Glickman started a vascular practice in Norfolk, Virginia. He established the first Vein Center in Virginia and also created a dialysis access center. He was employed by Sentara Health Care as director of Vascular Services until he retired in 2014. Dr. Glickman is a board certified vascular surgeon. Dr. Glickman received his Doctor of Medicine from Case Western Reserve, in Cleveland, Ohio and completed his residency at the University of Washington, Seattle. He is board certified in Vascular Surgery and was the past president of the Vascular Society of the Americas. He has served on the advisory boards of Possis Medical, Cohesion Technologies, Thoratec, GraftCath, Inc., TVA medical, Austin, Texas.

Susan Montoya has served as our Vice President Operations, Quality Assurance/Regulatory Affairs since 1999. In this role, she is responsible for manufacturing operations, quality procedures and regulatory affairs. Ms. Montoya has overseen clinical trials and regulatory submissions. Ms. Montoya has over 30 years of leadership experience in medical device industry and has been with our company since our inception. Ms. Montoya was employed by Xenotech Laboratories from 1980 to 1986, where she developed one of the first Quality System and Good Manufacturing Practices for Cardiovascular and Orthopedic bioprosthetic devices and at a precursor company of our company beginning in 1988. She has also held various management positions at several medical device companies, including Medtronic Inc., St. Jude Medical and Leman Cardiovascular S.A. Ms. Montoya holds both a Bachelor and a Master’s degree in Biology from the California State University, Fullerton.

Non-Employee Directors

Yury Zhivilo has served as Chairman of our board of directors since September 2007. In 2004, he co-founded Leman Cardiovascular S.A., a private company that develops, manufactures and markets bioprosthetic products used in cardiovascular surgery, as well as nephrology indications. Since 2010, he has been serving as President of Leman Cardiovascular S.A., Chief Executive Officer and President of Dante-Lido Financial Limited, and as Managing Director of Biodyne, all of which are based in Morge, Switzerland. Biodyne’s principal line of business is to invest in medical device technology companies. Mr. Zhivilo is also currently serving as a director of Dante-Lido Financial Limited and Biodyne. From 2004 to present, Mr. Zhivilo served as Chairman of the board of director of Leman Cardiovascular S.A. Prior to that, he served as Chairman and Chief Executive Officer of Base Metal Trading Limited from 1992 to 2004. Mr. Zhivilo received a Senior Specialist degree in economics in 1985 from Moscow State Institute of International Affairs. We believe Mr. Zhivilo is qualified to serve as a member of our board of directors because of his extensive experience in the medical device industry as both an operating executive and as a board member.

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Robert A. Anderson has served as a member of our board of directors since August 2016. Since April of 2014, Mr. Anderson has been a member of the board of directors at BioAffinity Technologies, Inc. For the past five years, Mr. Anderson has been providing marketing, business, and strategic consulting services as a partner of Medi-Pharm Consulting LLC to small pharmaceutical and medical device companies. From 1983 to 1988, Mr. Anderson served as Group Product Director at Parke-Davis, where he was responsible for the cardiovascular products and pipeline. From 1988 to 1990, Mr. Anderson served as Vice-President of Marketing for the Key Pharmaceuticals division of Schering-Plough Corporation, and was responsible for the marketing of Schering-Plough Corporation’s cardiovascular portfolio. Following his tenure at Schering-Plough Corporation, Mr. Anderson was brought on board at Centocor, Inc. (now known as Janssen Biotech, Inc.) to build the business infrastructure, including developing marketing plans, budgets and the U.S. pre-launch product strategies. In 1992, Mr. Anderson joined Physicians World Communications Group (which was later acquired by Thomson Corp.) as Vice President, was later appointed to the Executive Committee and made a Partner and was appointed Chief Operating Officer in 1997. Mr. Anderson received a Bachelor of Arts degree in Political Science from Rutgers University. We believe Mr. Anderson is qualified to serve as a member of our board of directors because of his experience in providing infrastructure development, financial analysis, marketing leadership and successfully launching products in the cardiovascular, biotech and pharmaceutical industries.

Robert W. Doyle has served as a member of our board of directors since August 2016. Since December of 2011, Mr. Doyle has been a partner at Medi-Pharm Consulting LLC. From 1994 to 2000, Mr. Doyle headed Marketing Operations for Parke-Davis where he had overall responsibility for launch meetings. Mr. Doyle continued his operations responsibilities during the Pfizer acquisition in 2000. From 2001 to 2005, Mr. Doyle served at Novartis Pharmaceuticals, US as Vice-President of Marketing Operations and also chaired the Committees on Pharmaceutical Research & Manufacturers of America Code guidelines and Office of Inspector General – HHS guidelines, and was a permanent member of the senior management group overseeing the Core Team (Medical, Legal, Regulatory Compliance). From 1978 to 1984, Mr. Doyle served at E.R. Squibb & Sons as Hospital Advertising Manager, then Cardiovascular Product Manager. From 1984 to 1990 Mr. Doyle was a product manager, Director of New Products and then Director of Product Licensing at Warner-Lambert. From 1990 to 1992 he was Worldwide Director of Marketing for Imaging Products at Centocor. Mr. Doyle also served on the board of directors of the Healthcare Marketing & Communications Council. He is also a past member of the Editorial Advisory Board, of Pharmaceutical Executive magazine. Mr. Doyle also served as a member of the Hilton Advisory Board from 1997 to 2004. Mr. Doyle holds a Bachelor of Business Administration degree from Upsala College and a Master’s in Business Administration from Fairleigh Dickinson University. We believe Mr. Doyle is qualified to serve as a member of our board of directors because of his experience leading and successfully managing budgets and highly regulated and complex pharmaceutical businesses.

Steven Girgenti has served as a member of our board of directors since September 2017. Mr. Girgenti concurrently serves as the chairman of the board of directors at BioAffinity Technologies, Inc. Since 2013, Mr. Girgenti has been the managing partner of Medi-Pharm Consulting LLC. In 2005, Mr. Girgenti founded DermWorx Inc., a specialty pharmaceutical company, which he sold to a European dermatology company in 2013. Mr. Girgenti was also the founder, Chief Executive Officer and Worldwide Chairman of Healthworld Corporation until 2008, a leading global healthcare marketing services network. Mr. Girgenti serves as a director of Vycor Medical and BioAffinity Technologies, Inc. He is the Vice Chairman of the Board of Governors for the Mount Sinai Hospital Prostate Disease and Research Center in New York City and is a Director of the Jack Martin Fund, an affiliated Mount Sinai Hospital charity dedicated to pediatric oncology. He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Mr. Girgenti has held positions in marketing research, product management, new product planning and commercial development. We believe that Mr. Girgenti’s extensive knowledge of the medical industry qualifies him to serve on our board of directors.

Family Relationships

There are no family relationships between or among any of the current directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

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Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. Our directors hold office until the earlier of their death, resignation, removal or disqualification, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of a Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis. Our bylaws will be amended and restated to provide that the authorized number of directors may be changed only by resolution of the board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our amended and restated certificate of incorporation divides our board of directors into three classes, with staggered three-year terms, as follows:

●	Class I, which consists of Robert Doyle and Robert Anderson whose terms will expire at our annual meeting of stockholders to be held in 2019;

●	Class II, which consists of Steven Girgenti and Robert A. Berman, and whose terms will expire at our annual meeting of stockholders to be held in 2020; and

●	Class III, which consists of Yury Zhivilo, and whose terms will expire at our annual meeting of stockholders to be held in 2021.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently five members. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Anderson, Doyle, and Girgenti is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that Messrs. Anderson, Doyle and Girgenti, who will each serve on our audit committee, our compensation committee, and our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

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Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investors section of our website, which is located at www.hancockjaffe.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Mr. Doyle, who is the chair of the committee, and Messrs. Anderson and Girgenti. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Doyle qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Mr. Girgenti, who is the chair of the committee, and Messrs. Anderson and Doyle. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

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●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our Chief Executive Officers and our other executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Anderson, who is the chair of the committee, and Messrs. Doyle and Girgenti. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

●	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by stockholders of candidates for election to our board of directors.

Medical Advisory Board

Our executive team is supported by our Medical Advisory Board, the members of which include medical doctors experienced in the field of vascular medicine. The members of our Medical Advisory Board provide scientific, portfolio and project strategy advice to our company, including the evaluation of licensing arrangements and research and development strategies. We have agreed to compensate the members of our Medical Advisory Board with payment of a monthly fee of $4,500. The members of our Medical Advisory Board are set forth below.

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Steve Elias, M.D., FACS, FACPH, is Director at the Center for Vein Disease at Englewood Hospital and Medical Center. Dr. Elias has extensive expertise in vascular medicine, conducting important research and writing extensively about the treatment of vein disease, and serving as the principal investigator on several major clinical trials. His work has been recognized at national medical and scientific meetings and published in top peer reviewed journals, and he is frequently invited to lecture to both national and international audiences about minimally invasive vein care and surgical procedures. Dr. Elias has been named as one of the 25 most influential professionals in vein care worldwide by VEIN Magazine and has been recognized as Top Doctor in the New York Metropolitan Area for the past nine years by Castle Connolly. He is a member of several medical societies, including The Society for Clinical Vascular Surgery, American College of Surgeons, and the International Society of Cardiovascular Surgery.

Antonios Gasparis, M.D., is Professor of Surgery, Director of the Center for Vein Care, Director of the Wound Center, Medical Director of the Non-Invasive Vascular Laboratory, and Director of Phlebology Fellowship at Stony Brook University Medical Center. His areas of clinical interest and expertise include minimally invasive endovascular surgery for the management of aortic aneurysms; surgery for stroke prevention, aortic aneurysms, lower extremity vascular reconstruction, and dialysis access; pelvic congestion syndrome and pelvic venous insufficiency; minimally invasive percutaneous closure for varicose veins; and treatment of spider veins. Dr. Gasparis is an internationally renowned expert on venous disease and is currently a director of the 2016 New York Venous Symposium, one of the premier international conferences on issues and treatment related to venous disease. Previously, he was Committee Chair of the 2014 American Venous Forum. Dr. Gasaparis is a Fellow of the American College of Surgeons and has authored more than 35 peer-reviewed publications. He was selected for inclusion in Guide to America’s Top Surgeons by the Consumers’ Research Council of America.

Wade Dimitri, M.D., is a highly regarded cardiac surgeon in Europe and pioneer in off-pump coronary artery bypass grafting, a Council Member of the Fellowship of Postgraduate Medicine and a member of the Royal Society of Medicine. He is a reviewer for The European Journal of Cardiovascular and Thoracic Surgery. Since retiring from active clinical work, he has increased his involvement with overseas training, teaching cardiac surgeons as well as operating. At Warwick Medical School he is a member of the Panel of Examiners. He is a member of several Cardiac Surgical Societies including The Society for Cardiothoracic Surgery in Great Britain and Ireland, The Society of Thoracic Surgeons (USA), Scottish Cardiac Society, The Egyptian Society Of Cardiovascular and Thoracic Surgery and an Honorary fellow of The Indian Society Of Cardiovascular and Thoracic Surgeon. Dr. Dimitri performed several dozens of surgeries with the CoreoGraft CABG graft in Europe with excellent results. He will be instrumental in helping the company bring this product to the market in Europe.

Afksendyios Kalangos, M.D., Ph.D., is a world-renowned pediatric cardiac surgeon. Dr. Kalangos was the 2015 President of the World Society of Cardiothoracic Surgeons, and he has written 300 articles in journals with editorial policy and 10 book chapters, delivered 450 lectures as guest speaker, and presented 700 abstracts in national and international congresses. He was Chairman of the Department of Cardiovascular Surgery at University of Geneva from 2011-2016 and presently Chairman of Cardiovascular Surgery at the Mitera Hospital in Athens, Greece. He has many distinguish honors and has been involved in many of the Cardiovascular Societies in Europe and the Mideast. His interests included development of third general tissue heart valve and in Congenital Heart Surgery.

Code of Conduct

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted on our website a current copy of the code and all disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code.

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Board Leadership Structure

Our board of directors is free to select the Chairman of the board of directors and a Chief Executive Officer in a manner that it considers to be in the best interests of our company at the time of selection. Currently, Robert A. Berman serves as our Chief Executive Officer and Yury Zhivilo serves as Chairman of the board of directors. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Chief Executive Officer’s responsibility for the day-to-day management of our company and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Mr. Zhivilo provides a strong link between management and our board of directors, which we believe promotes clear communication and enhances strategic planning and implementation of corporate strategies. Additionally, in addition to having a Chairman of the board of directors that is not serving as an executive officer, three of our five members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Chief Executive Officer and Chief Financial Officer, who report directly to our board of directors and who supervise day-to-day risk management.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

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EXECUTIVE COMPENSATION

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2017 and 2016. Individuals we refer to as our “named executive officers” include both of our previous Co-Chief Executive Officers and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Benedict Broennimann, M.D.	2017	360,000	(1)	-		-		-	-	-		360,000
Co-Chief Executive Officer	2016	140,000	(1)	-		155,290	(5)	-	-	-		295,290
Steven A. Cantor	2017	300,000	(2)	300,000	(3)	-		-	-	274,816	(6)	874,816
Co-Chief Executive Officer	2016	42,046		215,000	(4)	-		-	-	-		257,046
Marc H. Glickman, M.D.	2017	300,000		-		-		-	-	41,717	(7)	341,717
Chief Medical Officer and Senior Vice President	2016	196,454		-		195,570	(5)	-	-	24,241	(8)	416,265
Susan Montoya	2017	295,192		-		-		-	-	43,539	(9)	338,731
Vice President Operations,	2016	301,187		-		867,610	(5)	-	-	43,000	(10)	1,211,797
Quality Assurance/Regulatory Affairs

(1)	Beginning August 30, 2016 and through the date hereof, Dr. Broennimann’s annual base salary rate under his employment agreement has been $360,000. Dr. Broennimann received $90,000 in base salary in 2017 and did not receive any base salary in 2016. He has orally agreed to defer certain amounts of base salary until such time as we and Dr. Broennimann agree. As a result, we owed Dr. Broennimann $410,000 in base salary as of December 31, 2017. On April 30, 2018, Dr. Broennimann assigned $200,000 of his compensation to Rosewall, which agreed to accept 44,444 shares of our common stock in satisfaction of the deferred compensation. Dr. Broennimann is not a U.S. taxpayer and is not, therefore, subject to U.S. tax laws governing deferred compensation.

(2)	Beginning December 1, 2016, Mr. Cantor’s annual base salary rate under his employment agreement was $300,000. Amounts in this column for Mr. Cantor reflect base salary earned for 2016 and 2017.

(3)	Mr. Cantor received a $300,000 incentive payment in 2017 for achieving certain capital raising milestones in accordance with his employment agreement.

(4)	Mr. Cantor received a $215,000 incentive payment in 2016 for achieving certain capital raising milestones in accordance with his employment agreement.

(5)	Represents the grant date fair value of stock options granted on October 1, 2016, computed in accordance with FASB ASC Topic 718. The options vested 20% on the grant date and the remaining 80% vests ratably on a monthly basis over the 24 months following the grant date.

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(6)	Includes (i) federal and state income tax payments of $125,180 and $23,149, respectively, made by us on behalf of Mr. Cantor to gross up his $300,000 incentive payment received in 2017 in accordance with his employment agreement, (ii) $12,497 from company paid healthcare, and (iii) relocation and temporary living expenses of $38,408 and the associated federal and state tax payments made by us on Mr. Cantor’s behalf of $19,186 and $4,980, respectively, and (iv) $51,415 paid to Mr. Cantor in 2017 under the terms of a retention award that we entered into with him in September 2013.

(7)	Includes company paid healthcare of $27,831 and 401(k) match of $13,846.

(8)	Includes company paid healthcare of $16,344 and 401(k) match of $8,077.

(9)	Includes company paid healthcare of $28,779 and 401(k) match of $14,760.

(10)	Includes company paid healthcare of $27,574 and 401(k) match of $12,254.

Employment Agreements

We have entered into various employment agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. For purposes of the following employment agreements:

●	“Cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties to us; (ii) willful failure to perform his or her duties to us or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or disability); (iii) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude: (iv) repeated failure to cooperate in any audit or investigation of our business or financial practices; (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of our property; or (vi) material breach of his or her employment agreement or any other material agreement with us or a material violation of our code of conduct or other written policy.

●	“Good reason” generally means, subject to certain notice requirements and cure rights, without the executive’s consent, (i) material diminution in his or her base salary or annual bonus opportunity; (ii) material diminution in his or her authority or duties (although a change in title will not constitute “good reason”), other than temporarily while physically or mentally incapacitated, as required by applicable law; (iii) relocation of his or her primary work location by more than 25 miles from its then current location; or (iv) a material breach by us of a material term of the employment agreement.

●	“Change of control” generally means (i) the acquisition, other than from us, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than us or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of ours, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a reorganization, merger, consolidation or recapitalization of us, other than a transaction in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following such transaction is held by the persons who, immediately prior to the transaction, were the holders of our voting securities; or (iii) a complete liquidation or dissolution of us, or a sale of all or substantially all of our assets.

Benedict Broennimann, M.D.

On August 30, 2016, we entered into an employment agreement with Benedict Broennimann, M.D., one of our previous Co-Chief Executive Officers. Pursuant to the terms of his employment agreement, Dr. Broennimann’s initial base salary is $360,000, subject to annual review and adjustment at the discretion of our board of directors. Dr. Broennimann has orally agreed to defer certain amounts of cash compensation until such time as we and Dr. Broennimann agree. As a result, we owe Dr. Broennimann $410,000 as of December 31, 2017. On April 30, 2018, Dr. Broennimann assigned $200,000 of his compensation to Rosewall, which agreed to accept 44,444 shares of our common stock in satisfaction of the deferred compensation. Dr. Broennimann is not a U.S. taxpayer and is not, therefore, subject to U.S. tax laws governing deferred compensation.

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In connection with his employment, Dr. Broennimann received an initial equity grant of an option to purchase up to 146,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. Dr. Broennimann is an at-will employee and has a full-time commitment. Further, Dr. Broennimann’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

In April 2018, we entered into an amendment to Dr. Broennimann’s employment agreement to appoint him as our Chief Medical Officer, OUS. Other than Dr. Broennimann’s title and duties, the remaining terms of his employment agreement were unchanged.

Steven A. Cantor

On July 1, 2016, we entered into an employment agreement with Mr. Cantor, who prior to December 1, 2016, was our business development manager and commencing on December 1, 2016 became our Chief Business Development Officer. The employment agreement was amended on December 1, 2016, and again on June 12, 2017. Pursuant to the terms of his employment agreement, as amended to date, Mr. Cantor’s base salary was $300,000 and was subjected to annual review and adjustment at the discretion of our board of directors, and in no event was Mr. Cantor’s annual salary reduced from the preceding year without his consent. Mr. Cantor was entitled to receive a bonus of $250,000 upon the earlier of (i) a commercial sale of one of our product candidates, or (ii) the entry into a definitive agreement for the distribution or license of one of our product candidates. We also agreed to pay Mr. Cantor’s relocation expenses in connection with Mr. Cantor’s move to Orange County, California, and, after June 12, 2018 or at such time he no longer spends a substantial portion of his daily working day working on matters that reasonably can be determined at Mr. Cantor’s sole discretion to be in Orange County, California, to move Mr. Cantor back to New York when requested by him. In addition, so long as Mr. Cantor was living in Orange County, California, we agreed to pay or reimburse Mr. Cantor for all payments relating to (i) a furnished residence in Orange County, California and (ii) an automobile selected by Mr. Cantor, provided, however, that the amount of payments or reimbursements pursuant to (i) and (ii) would not exceed $5,000 per month. We further agreed to pay Mr. Cantor an amount equal to the aggregate federal, state and local income and employment taxes imposed on Mr. Cantor as a direct result of such payments or reimbursements in advance.

We also agreed to a net of withholdings and deductions lump sum payment to Mr. Cantor in the amount of twelve months’ gross salary, which was subjected to claw back if Mr. Cantor’s relocation was for less than twelve months. Such lump sum payment and withholdings and deductions were to be paid if we raised at least $3.0 million in one or more financings. We have raised at least $3.0 million since June 12, 2017 through the issuance of the 2017 Notes and the 2018 Notes. As a result, we paid Mr. Cantor $300,000 accordingly.

In connection with his employment, Mr. Cantor received 299,400 shares of our common stock, which we issued to replace shares of our common stock previously earned under Mr. Cantor’s prior employment agreement and we ratified the issuance to Mr. Cantor of a warrant to purchase 416,667 shares of our common stock at an exercise price of $12.00 per share. As of December 31, 2017, Mr. Cantor returned to us 250,000 of such warrants and transferred the balance of 166,667 warrants to others.

Mr. Cantor’s employment agreement prohibited him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Cantor was entitled to severance in the event of certain terminations of employment. In the event Mr. Cantor’s employment was terminated by us without cause and other than by reason of disability or he resigned for good reason, subjected to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he was entitled to receive 12 months of continued base salary (or 24 months if such termination occurred within 24 months following a change of control).

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On March 20, 2018, we terminated Mr. Cantor’s employment with our company.

Susan Montoya

On July 22, 2016, we entered into an employment agreement with Susan Montoya, our Senior Vice President of Operations and Quality Assurance/Regulatory Affairs. Pursuant to the terms of her employment agreement, Ms. Montoya’s base salary is $295,000, subject to annual review and adjustment at the discretion of our board of directors, and she will be eligible for an annual year-end discretionary bonus of up to 50% of her base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with her employment, Ms. Montoya received an initial equity grant of an option to purchase up to 818,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Ms. Montoya’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Ms. Montoya’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Ms. Montoya is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on her behalf. Ms. Montoya’s employment agreement prohibits her from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of her employment agreement, Ms. Montoya is entitled to severance in the event of certain terminations of employment. In the event Ms. Montoya’s employment is terminated by us without cause and other than by reason of disability or she resigns for good reason, subject to her timely executing a release of claims in our favor and in addition to certain other accrued benefits, she is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

Marc H. Glickman, M.D.

On July 22, 2016, we entered into an employment agreement with Marc H. Glickman, M.D., our Senior Vice President and Chief Medical Officer. Pursuant to the terms of his employment agreement, Dr. Glickman’s base salary is $300,000, subject to annual review and adjustment at the discretion of our board of directors, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with his employment, Dr. Glickman received an initial equity grant of an option to purchase up to 184,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Dr. Glickman’s employment agreement ends on December 31, 2018 and will be automatically extended for additional three-year terms, unless either party gives written notice to the other to terminate the agreement or unless sooner terminated under its terms. If we elect not to renew Dr. Glickman’s employment agreement, our non-renewal will be deemed a termination without cause or for good reason thereunder.

Dr. Glickman is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Dr. Glickman’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Dr. Glickman is entitled to severance in the event of certain terminations of employment. In the event Dr. Glickman’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

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Robert A. Berman

On March 30, 2018, we entered into an employment agreement with Robert A. Berman, our current Chief Executive Officer and director. Pursuant to the terms of his employment agreement, Mr. Berman’s base salary is $400,000, subject to annual review and adjustment at the discretion of our compensation committee, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our compensation committee. The initial term of Mr. Berman’s employment agreement may be terminated at anytime with or without cause and with or without notice or for good reason thereunder.

Mr. Berman is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Mr. Berman’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Berman is entitled to severance in the event of certain terminations of employment. In the event Mr. Berman’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 6 month of base salary if termination occurred prior to the second anniversary of his employment or 12 months of continued base salary on and after the second anniversary of his employment (or 24 months if such termination occurs within 24 months following a change of control).

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of the employment agreements discussed above, we will pay severance in the event of certain terminations of employment. In the event employment is terminated by us without cause and other than by reason of disability or if the executive resigns for good reason, subject to his or her timely executing a release of claims in our favor and in addition to certain other accrued benefits, he or she is entitled to receive 12 months of continued base salary (or 24 months if such termination occurs within 24 months following a change of control).

We will also pay Dr. Broennimann any unpaid base salary upon his termination for any reason or upon a change of control of our company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2017.

Name		Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Benedict Broennimann, M.D.	2017	97,669	48,831	N/A	$10.00	October 1, 2026
Co-Chief Executive Officer	2016	39,067	107,433	N/A	$10.00	October 1, 2026
Steven A. Cantor	2017	-	-	N/A	-	-
Co-Chief Executive Officer	2016	-	-	N/A	-	-
Marc H. Glickman, M.D.	2017	123,000	61,500	N/A	$10.00	October 1, 2026
Chief Medical Officer and Senior Vice President	2016	49,200	135,300	N/A	$10.00	October 1, 2026
Susan Montoya	2017	545,669	272,831	N/A	$10.00	October 1, 2026
Vice President Operations, Quality Assurance/Regulatory Affair	2016	218,267	600,233	N/A	$10.00	October 1, 2026

(1)	All options set forth in the table above were granted on October 1, 2016, and 20% of the shares subject to these options vested immediately upon grant, with the remaining shares subject to these options vesting monthly over twenty-four months.

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Employee Benefit Plans

Amended and Restated 2016 Omnibus Incentive Plan

On October 1, 2016, our board of directors and our stockholders adopted and approved the Hancock Jaffe Laboratories, Inc. 2016 Omnibus Incentive Plan, and, subsequently on April 26, 2018, our board of directors and our stockholders adopted and approved the Amended and Restated 2016 Omnibus Incentive Plan, or the 2016 plan. The principal features of the 2016 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2016 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

We have reserved 4,500,000 shares of our common stock for issuance under the 2016 plan, plus an annual increase on each anniversary of April 26, 2018 equal to 3% of the total issued and outstanding shares of our common stock as of such anniversary (or such lesser number of shares as may be determined by our board of directors), all of which may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise, all as determined by our company from time to time.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 plan: (1) shares issued under the 2016 Plan repurchased or surrendered at no more than cost or pursuant to an option exchange program, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2016 plan may be administered by our board of directors or our compensation committee. Our compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards. Our board of directors also has the authority, subject to the terms of the 2016 plan, to amend existing options (including to reduce the option’s exercise price), to institute an exchange program by which outstanding options may be surrendered in exchange for options that may have different exercise prices and terms, restricted stock, and/or cash or other property.

Eligibility

Awards may be granted under the 2016 plan to officers, employees, directors, consultants and advisors of us and our affiliates. Incentive stock options may be granted only to employees of us or our subsidiaries.

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Awards

The 2016 plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. Our compensation committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Our compensation committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless our compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, our compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

●	Stock Appreciation Rights. Our compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by our compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Our compensation committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at our compensation committee’s discretion. The restrictions may be based on continuous service with us or the attainment of specified performance goals, as determined by our compensation committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Our compensation committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 plan and any other terms and conditions determined by our compensation committee.

●	Performance Awards. Our compensation committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by our compensation committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Cash-based performance awards include annual incentive awards.

Clawback

All cash and equity awards granted under the 2016 plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopted to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Change in Control

Under the 2016 plan, in the event of a change in control (as defined in the 2016 plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by our compensation committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

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Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2016 plan

Unless earlier terminated by our board of directors, the 2016 plan will terminate, and no further awards may be granted, 10 years after the date on which it was approved by our stockholders. Our board of directors may amend, suspend or terminate the 2016 plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which became effective upon the completion of our initial public offering, will limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Consequently, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws will also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

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The above description of the indemnification provisions of our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to the registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may be unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Director Compensation

We do not currently have a formal policy with respect to compensation payable to our non-employee directors for service as directors. Subsequent to completion of our initial public offering, our board of directors plans to adopt a nonemployee director compensation program. During 2017, except as set forth in the table below, our non-employee directors did not receive any cash compensation for their services as directors or as board committee members. None of our non-employee directors received any equity award grants in 2016. Steven Cantor, our named executive officer who also served as a member of our board of directors, did not receive any additional compensation for his service on our board of directors during 2016 or 2017. We did not provide any other compensation to our nonemployee directors for their service on our board of directors during 2016 or 2017.

The table below shows the compensation paid to our non-employee directors during 2017 and 2016.

Name		Fees earned or paid in cash	Stock awards ($)	Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation($)		Total ($)
Yury Zhivilo	2017	-	-	-		-	-	-		-
	2016	-	-	-		-	-	-		-
Robert A. Anderson	2017	-	-	$86,860	(1)	-	-	$1,000	(2)	$87,860
	2016	-	-	-		-	-	-		-
Robert W. Doyle	2017	-	-	$86,860	(1)	-	-	$1,000	(2)	$87,860
	2016	-	-	-		-	-	-		-
Steven Girgenti	2017	-	-	$78,400	(1)	-	-	-		$78,400
	2016	-	-	-		-	-	-		-

(1)	During 2017, we issued options to purchase shares of our common stock to directors Robert Doyle, Robert Anderson, and Steven Girgenti each exercisable for of 40,000 shares of our common stock, at an exercise price of $12.00 per share. The options were valued at $1.96 per share as of the date of the grant. In addition, we issued to each Robert Doyle and Robert Anderson options exercisable to purchase 3,000 shares of our common stock, at an exercise price of $7.00 per share. The options were valued at $2.82 per share as of the date of the grant. All of these options were vested in full as of the date of grant and valued in accordance with FASB ASC Topic 718. These amounts do not reflect actual compensation earned or to be earned by our non-employee directors.

(2)	Robert Doyle and Robert Anderson each received $1,000 from us for attending a two day meeting at our headquarters.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of June 8, 2018, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on 11,507,308 shares of common stock outstanding as of June 8, 2018. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 8, 2018. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage
5% Stockholders
Biodyne Holding, S.A.(2)	4,494,569	39.1%
Steven A. Cantor	750,400	6.5%
Susan Montoya(3)	763,937	6.2%
Named Executive Officers and Directors
Steven A. Cantor	750,400	6.5%
Yury Zhivilo(2)	4,529,581	39.4%
Robert A. Berman(3) (5)	224,394	1.9%
Susan Montoya(3)	763,937	6.2%
Marc Glickman, M.D.(3)	172,200	1.5%
Benedict Broennimann, M.D.(3) (4)	571,181	4.9%
Robert A. Anderson(3)	43,000	*
Robert W. Doyle(3)	43,000	*
Steven Girgenti(3)	40,000	*
All directors and executive officers as a group (9 persons)(6)	6,524,030	49.9%

* Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Hancock Jaffe Laboratories, Inc., 70 Doppler, Irvine, California 92618.

(2)	Mr. Zhivilo is the controlling shareholder, President and director of Biodyne Holding, S.A., or Biodyne, and Leman Cardiovascular S.A., or Leman, may be deemed to be the beneficial owner of the shares of common stock owned by Biodyne and Leman. He has voting and investment power over the shares held by Biodyne and Leman. The principal business address of Biodyne is 13 Rue de la Gare, 1100 Morges, Switzerland.

(3)	Represents shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 8, 2018.

(4)	Dr. Broennimann may be deemed to be the beneficial owner of the shares of common stock owned by Rosewall. The principal business address of Rosewall is Route de Lausanne 3, CH-1303 Penthaz, Switzerland.

(5)	Represents options to purchase shares of our common stock exercisable upon the consummation of our initial public offering.

(6)	Includes 136,737 shares of common stock issuable to Mr. William Abbott, our Chief Financial Officer. Excludes shares held by Mr. Cantor, who was one of our named executive officers for the year ended December 31, 2017, but he does not serve as one of our executive officer or director as of June 8, 2018.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive Compensation.”

Biodyne

On June 30, 2015, we entered into a loan agreement with Biodyne. The loan agreement has a maximum borrowing capacity of $2,200,000, available in advances in several installments over a period of 8 months. All advances bore interest at a rate of 3% per annum. On April 1, 2016, the related note was amended such that it was convertible at the option of Biodyne into shares of our common stock at a conversion price of $10.00 per share. The interest was due and payable on an annual basis, the first payment of which was due November 1, 2016. The highest principal balance owed under the loan agreement was approximately $1,200,000 as of August 31, 2016. On August 31, 2016, the entire principal advanced and $36,789 of related interest was converted into 123,481 shares of our common stock. During the year ended on December 31, 2017, we borrowed additional $499,000 in aggregate principal and incurred approximately $13,886 in interest. An additional 197 shares were issued in satisfaction of accrued interest payable.

On April 26, 2018, we and Biodyne agreed to convert the remaining aggregate principal and accrued interests of the loan into shares of our common stock at a conversion price of $4.30 per share. We issued to Biodyne 120,405 shares of common stock for the conversion of the loan which carried $499,000 in aggregate principal and approximately $18,742 in accrued interests.

As of June 8, 2018, Biodyne owns 4,494,569 shares of our common stock, representing an ownership interest of approximately 39.1%. Yury Zhivilo, the chairman of our board of directors, is the majority shareholder of Biodyne.

Leman Cardiovascular S.A.

On May 10, 2013, we issued a note payable with a principal balance amount of $1,070,000, or the Leman Note, in connection with the purchase of certain assets from Leman. The Leman Note bears interest at a rate of 6% per annum and originally matured on May 10, 2014, which was later extended to May 10, 2018. During the years ended 2013, 2014, 2015, 2016 and 2017 we repaid principal of $302,000, $30,000, $248,000, $76,000 and $174,734, respectively. As of December 31, 2017 and 2016, the principal balance due on the Leman Note was $270,038 and $444,772, respectively, and the related accrued interest was $6,436 and $15,419, respectively. As of December 31, 2017, the principal balance due is $270,038. The highest principal balance owed under the Leman Note since January 1, 2015 was approximately $768,011.

On April 26, 2018, we and Leman agreed to convert the remaining aggregate principal and accrued interests of the Leman Note into shares of our common stock at a conversion price of $4.30 per share. We issued to Leman 35,012 shares of common stock for the conversion of the Leman Note which carried $148,905 in aggregate principal and approximately $1,648 in accrued interests.

Yury Zhivilo, the chairman of our board of directors, is a shareholder of Leman, and Norman Jaffe, our former president, and Sue Montoya, our Senior Vice President of Operations, Regulatory Affairs and Quality Assurance, were officers of Leman.

Rosewall Venture Ltd.

On April 30, 2018, we issued to Rosewall 44,444 shares of our common stock at a value of $4.50 per share in satisfaction of $200,000 in deferred compensation to Mr. Benedict Broennimann, M.D., our Chief Medical Officer, OUS. Dr. Broennimann holds controlling interest in Rosewall and has assigned a part of his compensation to Rosewall.

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Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws, which became effective in connection with the completion of our initial public offering, provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. Further, we intend to enter into indemnification agreements with each of our directors and officers, and we intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive Compensation—Limitations of Liability and Indemnification Matters.”

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

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DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock, certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws as they became in effect upon completion of our initial public offering and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

Common Stock

As the date of this prospectus, there are 11,507,308 shares of common stock issued and outstanding. In addition, there were 3,689,203 shares of common stock issuable upon exercise of outstanding warrants, and 1,422,000 shares of common stock issuable upon exercise of outstanding stock options.

Under the terms of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As the date of this prospectus, we have no shares of our preferred stock outstanding, but our board of directors will be authorized, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, our board of directors may determine, without further vote or action by our stockholders:

●	the number of shares constituting the series and the distinctive designation of the series;

●	the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

●	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

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●	whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

●	whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

●	whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

●	the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Although we presently have no plans to issue any shares of preferred stock upon completion of the offering, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, could, among other things, decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Options

As of June 8, 2018, we had outstanding options to purchase an aggregate of 1,422,000 shares of our common stock, with a weighted-average exercise price of $10.16 per share.

Warrants Included in the Units

The warrants included in the Units entitle the holder to purchase one share of common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time after 9:30:01 a.m., New York City time, on May 31, 2018. The warrants will expire at 5:00 p.m., New York City time, on May 31, 2023. Warrants for 1,500,000 shares of our common stock were issued as part of the Units.

The warrants were issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock split or stock dividend, or our recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or before its expiration date at the offices of our company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or bank cashier’s check payable to our company, for the number of warrants being exercised. Warrant holders do not have any voting rights or any other of the rights or privileges of holders of common stock until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. In addition, holders of the warrants are not entitled to net cash settlement and the warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agreement, we have agreed to use commercially reasonable efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

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We will not issue fractional shares upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, issue only the largest whole number of aggregate shares issuable on such exercise to the warrant holder and disregard such remaining fractional shares.

Placement Agent Warrants

Legend Securities, Inc., or Legend, acted as our placement agent for the offering of Series A preferred stock and in connection therewith, we agreed to issue Legend warrants to purchase an aggregate of 89,320 shares of Series A preferred stock with an exercise price of $5.00 per share on a pre-reverse split basis. The shares of Series A preferred stock issuable upon exercise of such warrants will have the same rights as shares sold to investors in the Series A preferred stock financing.

On May 5, 2016, pursuant to his employment agreement, we issued a warrant to Steven A. Cantor, our former Co-Chief Executive Officer and director, to purchase 416,667 shares of our common stock at an initial exercise price of $12.00 per share. As of June 30, 2017, Mr. Cantor forfeited 250,000 of such warrants and transferred the balance of 166,667 warrants to others. The warrant is immediately vested and exercisable until May 5, 2023.

Leone G.I.S. LLC, or Leone, acted as our referral company for the offering of Series A preferred stock and Series B preferred stock and in connection therewith, we agreed to issue Leone warrants to purchase an aggregate of 11,250 shares of Series A preferred stock with an exercise price of $5.00 per share on a pre-reverse split basis and an aggregate of 11,071 shares of our common stock with an exercise price of $12.00 per share.

Newbridge Securities Corp., or Newbridge, acted as our placement agent for the offering of Series B preferred stock and in connection therewith, we agreed to issue Newbridge warrants to purchase an aggregate of 6,226 shares of our common stock with an exercise price of $12.00 per share.

From June 6, 2017 to January 16, 2018, in connection with our convertible debt financings, we agreed to issue warrants to purchase an aggregate amount of 1,406,750 shares of our common stock to debt holders. We also agreed to issue warrants to purchase an aggregate amount of 135,369 shares of our common stock to Alexander Capital, LP, our placement agent and financial advisor in connection with the convertible debt financings.

Underwriters’ Warrants

In connection with our initial public offering, we granted the underwriters in such offering underwriters’ warrants, which we refer to as the Underwriters’ Warrants to purchase up to a total of 75,000 shares of our common stock.

Registration Rights

Demand Registration Rights

Pursuant to our Second Amended and Restated Securities Purchase Agreement relating to the issuance of the 2017 Notes, and the Amended and Restated Securities Purchase Agreement relating to the 2018 Notes, or the Purchase Agreements, at any time we propose to register any of our common stock under the Securities Act, and subject to certain terms of limitation, we agreed to register (i) shares of our common stock issued or issuable upon conversion of the Notes purchased by the parties to such agreement, and (ii) shares of our common stock issued or issuable upon exercise of the Warrants issued to the parties to such agreement, including the placement agents of the Notes issued. We are required to pay all expenses relating to the registration of (i) and (ii), subject to certain limitations. We have registered for resale the shares of common stock issuable upon conversion of the Notes and issuable upon exercise of the Warrants.

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Form S-3 Demand Registration Rights

Pursuant to our Investors’ Rights Agreements, if we are eligible to file a registration statement on Form S-3, the holders of at least 30% of the following held by the holders of our Series A preferred stock, and the holders of at least 30% of the following held by the holders of our Series B preferred stock, (i) shares of our common stock issued or issuable upon conversion, exercise of any of our securities by the parties to such agreement, (ii) shares of our common stock issued or issuable upon conversion, exercise of any other securities of the company, acquired by the parties to such agreement subsequent to entering such agreement, and (iii) common stock issued as a dividend or other distribution with respect to the shares in (i) and (ii), have the right to demand that we file additional registration statements, including a shelf registration statement, for such holders on Form S-3. Under specified circumstances, we also have the right to defer filing of a requested registration statement for a period of not more than 120 days, which right may not be exercised more than once during any period of 12 consecutive months. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

Pursuant to our Investors’ Rights Agreements, Underwriters’ Warrants and the share issuance agreement we entered into with the holders of the May Bridge Notes, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit or similar plans, or corporate reorganizations or other transactions under Rule 145 under the Securities Act, the holders of (i) shares of our common stock issued or issuable upon conversion, exercise of any of our securities by the parties to such agreement, (ii) shares of our common stock issued or issuable upon conversion, exercise of any other securities of our company, acquired by the parties to such agreement subsequent to entering such agreement, and (iii) common stock issued as a dividend or other distribution with respect to the shares in (i) and (ii), are entitled to notice of the registration and have the right to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, including the right to exclude all such stockholder shares from this offering.

Expenses of Registration

We are required to pay all expenses except for all underwriting discounts, selling commissions, and stock transfer taxes relating to any Form S-3 or piggyback registration by the holders of registerable securities under the Investors’ Rights Agreement, subject to certain limitations.

Expiration of Registration Rights

The registration rights described under our Investors’ Rights Agreement will expire for each holder at such time (i) the company liquidates, (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of such investors’ shares without limitation during a three-month period without registration, and (iii) the fourth anniversary of our initial public offering. The registration rights described under our Purchase Agreements will expire for each holder at such time (i) the company liquidates, (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of such investors’ shares without limitation during a three-month period without registration, and (iii) the first anniversary of our initial public offering. The registration rights described under our shares issuance agreements that we entered into with the holders of the May Bridge Notes will expire for each holder at such time (i) our company liquidates, (ii) Rule 144 or another similar exemption under the Securities Act is available for the sale of such investors’ shares without limitation during a three-month period without registration, and (iii) the first anniversary of our initial public offering.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

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These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a publicly traded corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

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Our amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

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Amendment Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Elimination of Monetary Liability for Officers and Directors

Our amended and restated certificate of incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty. Our amended and restated certificate of incorporation also contains provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Exchange Listing

Our common stock is listed on the Nasdaq under the symbol “HJLI”. Certain of our warrants are listed on the Nasdaq under the symbol “HJLIW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, New York 11598.

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PLAN OF DISTRIBUTION

We are registering for resale by the Selling Stockholders from time to time after the date of this prospectus a total of 602,679 shares of common stock. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock registered hereby in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling their shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the shares of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the shares of common stock short and deliver these shares of common stock to close out its short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by K&L Gates LLP, Irvine, California.

EXPERTS

The financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2017 and 2016 and for each of the years then ended have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Marcum LLP, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is http://www.sec.gov.

We also maintain a website at www.hancockjaffe.com, at which you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. You may also request a copy of these filings, at no cost, by writing us at 70 Doppler, Irvine, California 92618, or telephoning us at (949) 261-2900

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HANCOCK JAFFE LABORATORIES, INC.

F-1

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets:
Cash	$309,129	$77,688
Accounts receivable, net	31,065	35,181
Prepaid expenses and other current assets	106,743	57,544
Total Current Assets	446,937	170,413
Property and equipment, net	21,464	23,843
Intangible assets, net	1,078,583	1,109,410
Deferred offering costs	1,222,569	880,679
Security deposits and other assets	30,543	30,543
Total Assets	$2,800,096	$2,214,888

Liabilities, Temporary Equity and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$1,501,946	$1,451,244
Accrued expenses	761,683	903,594
Accrued interest - related parties	18,611	20,558
Convertible notes payable, net of debt discount	4,048,987	1,574,832
Convertible note payable - related party	499,000	499,000
Notes payable	-	275,000
Notes payable - related party	149,174	270,038
Deferred revenue	103,400	103,400
Derivative liabilities	6,287,102	3,076,918
Total Liabilities	13,369,903	8,174,584

Redeemable Convertible Series A Preferred Stock, par value $0.00001, 1,300,000 shares authorized, 1,005,700 shares issued and outstanding; liquidation preference of $10,900,987 and $10,801,863 at March 31, 2018 and December 31, 2017, respectively	3,935,638	3,935,638

Redeemable Convertible Series B Preferred Stock, par value $0.00001, 2,000,000 shares authorized, 253,792 shares issued and outstanding; liquidation preference of $3,133,433 and $3,103,416 at March 31, 2018 and December 31, 2017, respectively	1,235,117	1,235,117

Commitments and Contingencies	-	-

Stockholders’ Deficiency:
Preferred stock, par value $0.00001, 6,000,000 shares authorized; 2,700,000 shares available for designation as of March 31, 2018 and December 31, 2017	-	-
Common stock, par value $0.00001, 30,000,000 shares authorized, 6,133,678 shares issued and outstanding	61	61
Additional paid-in capital	24,526,683	24,389,307
Accumulated deficit	(40,267,306)	(35,519,819)
Total Stockholders’ Deficiency	(15,740,562)	(11,130,451)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$2,800,096	$2,214,888

See Notes to these Unaudited Condensed Financial Statements

F-2

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017

Revenues:
Product sales	$-	$152,400
Royalty income	31,065	27,908
Total Revenues	31,065	180,308
Cost of goods sold	-	188,734
Gross Profit (Loss)	31,065	(8,426)

Selling, general and administrative expenses	1,247,008	1,049,543
Research and development expenses	240,493	72,660
Loss from Operations	(1,456,436)	(1,130,629)

Other Expense (Income):
Amortization of debt discount	4,569,757	-
Gain on extinguishment of convertible notes payable	(1,524,791)	-
Interest expense, net	210,462	9,252
Change in fair value of derivative liabilities	35,623	23,769
Total Other Expense	3,291,051	33,021

Net Loss	(4,747,487)	(1,163,650)
Deemed dividend to preferred stockholders	(129,141)	(101,132)
Net Loss Attributable to Common Stockholders	$(4,876,628)	$(1,264,782)

Net Loss Per Basic and Diluted Common Share:	$(0.80)	$(0.21)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	6,133,678	6,123,481

See Notes to these Unaudited Condensed Financial Statements

F-3

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY

AND STOCKHOLDERS’ DEFICIENCY

(unaudited)

	Series A Redeemable		Series B Redeemable
	Convertible		Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance at January 1, 2018	1,005,700	$3,935,638	253,792	$1,235,117	6,133,678	$61	$24,389,307	$(35,519,819)	$(11,130,451)
Stock-based compensation:									-
Options	-	-	-	-	-	-	137,376	-	137,376
Net loss	-	-	-	-	-	-	-	(4,747,487)	(4,747,487)
Balance at March 31, 2018	1,005,700	$3,935,638	253,792	$1,235,117	6,133,678	$61	$24,526,683	$(40,267,306)	$(15,740,562)

See Notes to these Unaudited Condensed Financial Statements

F-4

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(4,747,487)	$(1,163,650)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of debt discount	4,569,757	-
Gain on extinguishment of convertible notes payable	(1,524,791)	-
Stock-based compensation	137,376	137,376
Depreciation and amortization	33,206	36,740
Change in fair value of derivatives	35,623	23,769
Changes in operating assets and liabilities:
Accounts receivable, net	4,116	(4,437)
Inventory	(106,743)	1,525
Prepaid expenses and other current assets	57,544	46,049
Accounts payable	50,702	134,083
Accrued expenses	(134,722)	181,250
Total adjustments	3,122,068	556,355
Net Cash Used in Operating Activities	(1,625,419)	(607,295)

Cash Flows from Investing Activities
Proceeds from asset sale	-	166,250
Advances to related party	-	(141,000)
Receipts from repayment of related party advances	-	65,250
Purchase of property and equipment	-	(2,265)
Net Cash Provided by Investing Activities	-	88,235

Cash Flows from Financing Activities
Repayments of notes payable	(275,000)	-
Repayments of notes payable - related party	(130,000)	(65,000)
Proceeds from convertible note payable - related party	-	228,000
Proceeds from issuance of convertible notes, net of cash offering costs	2,603,750	-
Initial public offering costs paid in cash	(341,890)	-
Net proceeds from issuance of redeemable Series B preferred stock and warrant	-	315,901
Net Cash Provided by Financing Activities	1,856,860	478,901

Net Increase (Decrease) in Cash	231,441	(40,159)
Cash - Beginning of period	77,688	56,514
Cash - End of period	$309,129	$16,355

See Notes to these Unaudited Condensed Financial Statements

F-5

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Years For:
Interest	$303,888	$21,794

Non-Cash Financing Activities
Exchange of note payable and accrued interest into common stock	$-	$1,973
Fair value of placement agent warrants issued in connection with preferred stock offering included in derivative liabilities	$-	$12,711
Fair value of warrants issued in connection with convertible debt included in derivative liabilities	$1,942,362	$-
Embedded conversion option in convertible debt included in derivative liabilities, net of extinguishment	$1,232,199	$-

See Notes to these Unaudited Condensed Financial Statements

F-6

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Business Organization, Nature of Operations and Basis of Operations

Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe” or the “Company”) develops and sells biological tissue solutions to treat patients with coronary, vascular, end stage renal and peripheral arterial diseases in the United States and Europe. The Company was founded in 1987 and is headquartered in Irvine, California. Hancock Jaffe was incorporated in the State of Delaware on December 22, 1999.

The Company develops and manufactures implantable cardiovascular bioprosthetic devices for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, and has manufactured and developed the following medical devices that have, or are in the process of, getting Class III U.S. Food and Drug Administration (“FDA”) approval:

●	ProCol® Vascular Bioprosthesis;

●	Bioprosthetic Heart Valve;

●	Coronary Artery Bypass Graft, “off the shelf” device, Coreograft™; and

●	Bioprosthetic Venous Valve, the VenoValve™.

The Company also realizes sub-contract manufacturing and royalty revenue from sales of the ProCol® Vascular Bioprosthesis for hemodialysis patients with end stage renal disease, which has been approved by the FDA.

On October 31, 2017, our Board of Directors approved a 1 for 2 reverse stock split of the Company’s common stock, which was effected on December 14, 2017. Per share and share amounts presented herein have been adjusted for all periods presented to give retroactive effect to the aforementioned stock splits.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred net losses of $4,787,487 and $1,163,650 during the three months ended March 31, 2018 and 2017, respectively, and has an accumulated deficit of $40,267,306 at March 31, 2018. Cash used in operating activities was $1,625,419 for the three months ended March 31, 2018. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

As of March 31, 2018, Hancock Jaffe had a cash balance of $309,129 and working capital deficiency of $12,922,966.

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Further, upon the Company’s sale or license of U.S. Patent No. 7,815,677 or certain product candidates (as defined in the Company’s third amended and restated certificate of incorporation) 50% of such proceeds is payable to the Company’s stockholders (see Note 7 – Commitments and Contingencies).

F-7

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

The Company presently has enough cash on hand to sustain its operations on a month to month basis. Historically, the Company has been successful in raising funds to support its capital needs. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. Such a plan could have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to discontinue its operations, liquidate and/or seek reorganization in bankruptcy. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed financial statements of the Company as of March 31, 2018, and for the three months ended March 31, 2018 and 2017. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the operating results for the full year. It is suggested that these unaudited condensed financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2017. The balance sheet as of December 31, 2017 has been derived from the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental professional fees relating to pending initial public offerings are capitalized within non-current assets. The deferred offering costs will be offset against the proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of March 31, 2018 and December 31, 2017, the Company has capitalized deferred offering costs, consisting primarily of legal and professional fees related to a potential initial public offering, totaling $1,222,569 and $880,679, respectively.

F-8

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Investments

Equity investments over which the Company exercises significant influence, but does not control, are accounted for using the equity method, whereby investment accounts are increased (decreased) for the Company’s proportionate share of income (losses), but investment accounts are not reduced below zero.

The Company holds a 28.5% ownership investment, consisting of founders’ shares acquired at nominal cost, in Hancock Jaffe Laboratory Aesthetics, Inc. (“HJLA). To date, HJLA has recorded cumulative losses. Since the Company’s investment is recorded at $0, the Company has not recorded its proportionate share of HJLA’s losses. If HJLA reports net income in future years, the Company will apply the equity method only after its share of HJLA’s net income equals its share of net losses previously incurred.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include notes payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities. Derivative liabilities are accounted for at fair value on a recurring basis.

F-9

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

The fair value of derivative liabilities as of March 31, 2018 and December 31, 2017, by level within the fair value hierarchy appears below:

Description:	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities - Preferred Stock Series A Warrants
March 31, 2018	$-	$-	$536,240
December 31, 2017	$-	$-	$541,990
Derivative liabilities - Common Stock Series B Warrants
March 31, 2018	$-	$-	$48,693
December 31, 2017	$-	$-	$60,551
Derivative liabilities - Convertible Debt Warrants
March 31, 2018	$-	$-	$3,286,418
December 31, 2017	$-	$-	$1,298,012
Derivative liabilities - Convertible Debt Embedded Conversion Feature
March 31, 2018	$-	$-	$2,415,751
December 31, 2017	$-	$-	$1,176,365

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

Derivative
Liabilities
Balance - January 1, 2018	3,076,918
Issuance of derivative liabilities - convertible debt warrants	1,942,362
Issuance of derivative liabilities - convertible debt embedded conversion feature	3,652,589
Extinguishment of derivative liabilities - convertible debt embedded conversion feature	(2,420,390)
Change in fair value of derivative liabilities	35,623
Balance - March 31, 2018	$6,287,102

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its Series A and Series B Preferred Stock (together, the “Preferred Stock”). Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable preferred stock (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity. As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions such that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

F-10

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Derivative Liabilities

Derivative financial instruments are recorded as a liability at fair value and are marked-to-market as of each balance sheet date. The change in fair value at each balance sheet date is recorded as a change in the fair value of derivative liabilities on the statement of operations for each reporting period. The fair value of the derivative liabilities was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification of the financial instruments at each balance sheet date. If the classification changes as a result of events during the period, the financial instrument is marked to market and reclassified as of the date of the event that caused the reclassification.

Convertible Notes

The convertible notes payable discussed in Note 5 – Convertible Notes and Convertible Note – Related Party, have a conversion price that can be adjusted based on the Company’s stock price, which results in the conversion feature being recorded as a derivative liability and a debt discount. The debt discount is amortized to interest expense over the life of the respective note, using the effective interest method.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share are the same since the inclusion of common shares issuable pursuant to the exercise of warrants and options, plus the conversion of preferred stock or convertible notes, in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes net loss attributable to common stockholders used in the calculation of basic and diluted loss per common share:

	For the Three Months Ended
	March 31,
	2018	2017
Loss from continuing operations	$(4,747,487)	$(1,163,650)
Less: Deemed dividend to preferred stockholders	(129,141)	(101,132)
Net loss from continuing operations attributable to common stockholders	$(4,876,628)	$(1,264,782)

F-11

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

The following table summarizes the number of potentially dilutive common share equivalents excluded from the calculation of diluted net loss per common share for the three months ended March 31, 2018 and 2017:

	For the Three Months Ended
	March 31,
	2018	2017
Shares of common stock issuable upon conversion of preferred stock	629,746	535,850
Shares of common stock issuable upon exercise of preferred stock warrants and the subsequent conversion of the preferred stock issued therewith	50,285	50,285
Shares of common stock issuable upon conversion of convertible debt	470,666	-
Shares of common stock issuable upon exercise of common stock warrants	633,761	420,724
Shares of common stock issuable upon exercise of common stock options	1,422,000	1,296,000
Potentially dilutive common share equivalents excluded from diluted net loss per share	3,206,458	2,302,859

Revenue Recognition

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It has replaced most existing revenue recognition guidance under U.S. GAAP. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption. We have adopted Topic 606 using a modified retrospective approach and will be applied prospectively in our financial statements from January 1, 2018 forward. Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model. The adoption of Topic 606 did not have a material impact on our financial statements, either at initial implementation nor will it have a material impact on an ongoing basis.

The Company recognizes revenue when goods or services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. In determining when and how revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The following table summarizes our revenue recognized in our condensed statements of operations:

	For the Three Months Ended
	March 31,
	2018	2017
Product sales	$-	$152,400
Royalty income	31,065	27,908
Total Revenues	$31,065	$180,308

Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Royalty revenue, which is based on resales of our ProCol Vascular Bioprosthesis to third-parties, will be recorded when the third-party sale occurs and the performance obligation has been satisfied. Contract research and development revenue is recognized over time using an input model, based on labor hours incurred to perform the research services, since labor hours incurred over time is thought to best reflect the transfer of service.

Information on Remaining Performance Obligations and Revenue Recognized from Past Performance

We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was not material at March 31, 2018.

Contract Balances

The timing of our revenue recognition may differ from the timing of payment by our customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of $103,400 as of each of March 31, 2018 and December 31, 2017, related to cash received in advance for contract research and development services. The Company expects to satisfy its remaining performance obligations for contract research and development services and recognize the deferred revenue over the next twelve months.

Contract Costs

Contract costs include labor and other costs to perform contract research and development services where the revenue is recognized over time as described above.

F-12

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally recorded on the grant date and re-measured on financial reporting dates and vesting dates until the service period is complete. The fair value amount of the award is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. Forfeitures of unvested stock options are recorded when they occur.

Concentrations

The Company maintains cash with major financial institutions. Cash held in US bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. There were aggregate uninsured cash balances of $265,009 at March 31, 2018. There were no cash balances in excess of federally insured amounts at December 31, 2017.

During the three months ended March 31, 2018 and 2017, 100% of the Company’s revenues from continuing operations were from the sub-contract manufacture of product to for LeMaitre Vascular, Inc. (“LeMaitre”) and royalties earned from the sale of product by LeMaitre, respectively, with whom the Company entered a Post-Acquisition Supply Agreement effective March 18, 2016.

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 9 - Subsequent Events.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230)” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of ASU 2016-15 did not have a material impact on the Company’s financial statements.

F-13

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of ASU 2017-09 did not have a material impact on the Company’s financial statements.

Note 4 – Accrued Expenses and Accrued Interest – Related Party

As of March 31, 2018 and December 31, 2017, accrued expenses consist of the following:

	March 31, 2018	December 31, 2017
Accrued compensation costs	$633,255	$556,118
Accrued professional fees	93,164	235,654
Deferred rent	9,956	4,978
Accrued interest	-	101,050
Accrued insurance	23,825	-
Other accrued expenses	1,483	5,794
Accrued expenses	$761,683	$903,594

Accrued interest - related parties consisted of accrued interest on notes payable to the majority stockholder and to Leman (see Note 6 - Notes Payable and Note Payable – Related Party) totaling, in the aggregate, $18,611 and $20,558 at March 31, 2018 and December 31, 2017, respectively.

Note 5 - Convertible Notes and Convertible Note – Related Party

Convertible Notes

During the period from June 15, 2017 through December 7, 2017, the Company issued senior secured convertible promissory notes aggregating $2,750,500. The Company incurred cash offering costs of $186,100 (including $129,030 of placement agent fees) resulting in net cash proceeds of $2,564,400. The notes, as amended on December 29, 2017 (the “2017 Convertible Notes”), matured on February 28, 2018, and bore interest at 15% per annum. The principal and interest due on the 2017 Convertible Notes was convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The 2017 Convertible Notes included warrants exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion of the related Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion Price (see Note 8 – Temporary Equity and Stockholders’ Deficiency - Warrants). In connection with the sale of the 2017 Convertible Notes, the Company issued five-year warrants to the placement agent for the purchase of 15,339 shares of common stock at an exercise price of $15.84 per share. The fair value of the conversion option and warrants issued in connection with the 2017 Convertible Notes had a grant date value of $1,175,668 and $397,211, respectively, and the aggregate of $1,572,879 was recorded as a debt discount and a derivative liability.

F-14

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

From January 5, 2018 through January 16, 2018, the Company issued senior secured convertible notes (the “2018 Convertible Notes”) in the aggregate amount of $2,897,500. The Company incurred cash offering costs of $293,750 (including $289,750 of placement agent fees) resulting in net cash proceeds of $2,603,750. The 2018 Convertible Notes bear interest at 15% per annum and were due on February 28, 2018 (the “Maturity Date”). The 2018 Convertible Notes are convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The 2018 Convertible Notes include five-year warrants exercisable for the number of common shares equal to 50% of the total shares issuable upon the conversion of the 2018 Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion price. The 2018 Convertible Notes (and accrued interest) are convertible at any time at the option of the holder; however, if the Company consummates an IPO on or prior to the Maturity Date, the principal and interest due under the then-outstanding 2018 Convertible Notes will be automatically converted into shares of the Company’s common stock. In connection with the sale of the 2018 Convertible Notes, the Company agreed to issue a five-year warrant to the placement agent for the purchase of 24,146 shares of common stock, exercisable at a price equal to the 110% of thegreater of of (i) the price at which the securities are issued, or (ii) the exercise price of the debt holder warrants. The fair value of the conversion option and the warrants issued in connection with the 2018 Convertible Notes had a grant date value of $1,239,510 and $1,046,763, respectively, and the aggregate of $2,286,273 was recorded as a debt discount and a derivative liability.

The 2017 Convertible Notes and the 2018 Convertible Notes are together, the “Convertible Notes”.

On February 28, 2018, the Convertible Notes were amended such that the maturity date was extended to May 15, 2018, the 2017 Convertible Note warrants became exercisable for the number of shares of common stock equal to 100% of the total shares issuable upon the conversion of the 2017 Convertible Notes and the 2018 Convertible Note Warrants become exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion on the 2018 Convertible Notes. The amendment of the Convertible Notes was deemed to be a debt extinguishment and, as a result, during the three months ended March 31, 2018, the Company recognized a $1,524,791 gain on extinguishment of convertible notes payable within the accompanying statement of operations consisting of the extinguishment of $2,420,390 of derivative liabilities associated with the embedded conversion feature of the extinguished Convertible Notes, partially offset by the grant date value of additional warrants issued (deemed to be a derivative liability) in the amount of $895,599. Additionally, the embedded conversion feature within the re-issued Convertible Notes was deemed to be a derivative liability and recorded as a discount in the amount of $2,413,079. The debt discount is amortized over the term of the convertible note using the effective interest method. The fair value of the derivative liability is marked to market at each reporting date.

The fair value of the conversion option and the additional warrants issued pursuant to the amendment had a grant date value of $2,413,079 and $895,599, respectively. The conversion option and the warrants issued during the three months ended March 31, 2018 were valued using a Monte Carlo model, with the following assumptions used:

Volatility	42.37 - 42.77%
Risk free interest rate	1.69% - 2.02%
Dividend rate	0%

Interest expense incurred in connection with the Convertible Notes was $202,388 and $0 during the three months ended March 31, 2018 and 2017, respectively.

F-15

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Convertible Note – Related Party

On June 30, 2015, the Company entered into a loan agreement with the then majority (78%) common stock shareholder, (“the 2015 Note”). The 2015 Note has a maximum borrowing capacity of $2,200,000 and bears interest at 3% per annum. On April 1, 2016, the 2015 Note was amended such that the Note became convertible at the option of the lender at a conversion price of $10.00 per share. During the three months ended March 31, 2018 and 2017, the Company borrowed $0 and $228,000, respectively, under the 2015 Note. The principal balance owed in connection with the 2015 Note was $499,000 at March 31, 2018 and December 31, 2017. The Company incurred interest expense related to the 2015 Note of $3,648 and $2,612 during the three months ended March 31, 2018 and 2017, respectively. The 2015 Note’s principal and accrued interest were due on January 31, 2018.

On January 11, 2018, the Company amended the loan agreement to extend the due date of the 2015 Note’s principal and accrued interest to March 31, 2018, and on March 30, 2018 the loan agreement was further amended to extend the due date of the 2015 Note’s principal and accrued interest to June 30, 2018.

Note 6 - Notes Payable and Note Payable – Related Party

Notes Payable

During December 2017, the Company borrowed $200,000 which was formalized under a promissory note dated December 13, 2017. The note bears interest at 10% per annum and matured on February 11, 2018. The note was repaid in full on January 8, 2018. The Company incurred $500 of interest expense during the three months ended March 31, 2018 in connection with this note.

During December 2017, the Company borrowed $75,000 which was formalized under a promissory note dated December 22, 2017. The note bears interest at 10% per annum and matured on February 20, 2018. The note was repaid in full on January 22, 2018. The Company incurred $458 of interest expense during the three months ended March 31, 2018 in connection with this note.

Note Payable – Related Party

The Company has a note payable to a related party (the “Related Party Note”), of which the Company’s Former President and Vice President of Operations were officers, and of which a member of the Company’s Board of Directors is a shareholder. The Related Party Note, as amended. bears interest at 6% per annum and matures on May 10, 2018. The Company incurred $3,446 and $6,640 of interest expense during the three months ended March 31, 2018 and 2017, respectively, in connection with the Related Party. Accrued interest in connection with the Related Party Note is $18,611 and 20,558 at March 31, 2018 and December 31, 2017, respectively.

The balance due on the Related Party Note was $149,174 and $270,038 at March 31, 2018 and December 31, 2017, respectively.

F-16

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 7 – Commitments and Contingencies

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company is not currently a party to any legal proceedings nor is it aware of any threatened legal proceedings which are expected to have a material adverse effect on the Company’s financial statements. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Distribution upon Sale of Patent or Certain Products

Pursuant to the Company’s second amended and restated certificate of incorporation filed on March 1, 2017, the Company has agreed to use its best efforts to sell and/or license its U.S. Patent No. 7,815,677, as well as certain product candidates along with all regulatory and other pertinent records. Upon the sale or license of any of the foregoing, 50% of the proceeds, up to $65,000,000, will be distributed first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($10.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”), second, after the Series A Distribution is paid in full, then to the holders of the Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($12.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”), and third, after the Series B Distribution is paid in full, to the holders of any equity ranking junior to the Series A preferred stock and Series B preferred stock, but senior to the common stock, (the “Junior Distribution”), and fourth, after the Junior Distribution is paid in full, to certain holders of the Company’s common stock (the Series A Distribution, Series B Distribution and Junior Distribution, along with the distributions to certain holders of the Company’s common stock, are together the “Principal Cash Distribution”). The Company’s obligation to pay the above cash distributions shall survive and cannot be reduced as a result of any general distributions, dividend payments, conversion of preferred stock, sale, transfer, or disposition of any shares of our preferred stock by any holder, changes in the capital structure of our company, whether by merger, amalgamation, reorganization, consolidation, funding, this offering, or any transaction involving any class of stock of the Company. Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, respectively, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

Amendment to Certificate of Incorporation

The Company filed a Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and a Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, with the Delaware Secretary of State on December 14, 2017 (the “Certificate of Amendments”). Pursuant to the Certificate of Amendments, the Company (a) effected a one-for-two reverse stock split, (b) amended the conversion price of the Preferred Stock such that the Series A conversion price will be $4.30 and the Series B conversion price will be $4.50, and (c) terminated the Principal Cash Distribution upon the consummation of an initial public offering.

F-17

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Employment Agreements

On March 20, 2018, the Company entered into an Amendment to Employment Agreement (the “Employment Amendment”) with the CEO, pursuant to which the CEO was removed from the position of CEO and was appointed to serve as the Company’s Chief Medical Officer Outside of the United States (CMO OUS). The Employment Amendment represented a change in position only; all other terms and conditions of the CEO Agreement remain in effect. Further on March 20, 2018, the employment of the Company’s Co-CEO was terminated without cause, and the Company entered into an agreement with a new Chief Executive Officer (the “New CEO”), which provides for an annual base salary of $400,000 as well as standard employee insurance and other benefits (the “New CEO Agreement”). Pursuant to this agreement, the New CEO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, as determined by the Compensation Committee of the Board of Directors. The New CEO Agreement provides for six-months of severance payments equal to base salary in the event of termination without cause, one year of severance payments if such termination occurs on or after the two-year anniversary of the effective date of the New CEO Agreement and two years of severance payments if such termination occurs within 24 months of a change in control of the Company. In addition, in connection with the New CEO Agreement, upon the Company’s IPO, the New CEO will receive an option for the purchase of up to 6.5% of the Company’s common stock on a fully-diluted basis. The New CEO’s employment with the Company is “at-will”, and may be terminated at any time, with or without cause and with or without notice by either the New CEO or the Company.

Note 8 – Temporary Equity and Stockholders’ Deficiency

Preferred Stock

The Company is authorized to issue a total of 6,000,000 shares of preferred stock of which 1,300,000 and 2,000,000 preferred shares have been designated as the Company’s Series A Preferred Stock and Series B Preferred Stock (See Note 1 - Business Organization, Nature of Operations and Basis of Operations), respectively, and 2,700,000 preferred shares remain undesignated. The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, the Series A Preferred Stock and Series B Preferred Stock is presented as temporary equity on the Company’s balance sheets.

Series A and Series B Preferred stockholders are entitled to a Principal Cash Distribution upon the sale and/or license the Company’s U.S. Patent No. 7,815,677, as described in Note 13 – Commitment and Contingencies - Distribution upon Sale of Patent or Certain Products. The Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

Cumulative undeclared dividends in arrears on Series A and Series B Preferred Stock are $843,987 and $87,929, respectively, as of March 31, 2018.

F-18

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Warrants

During the three months ended March 31, 2018, the Company issued warrants for the purchase of 120,711 shares to investors and warrants for the purchase of 24,146 shares to the placement agent in connection with the issuance of the 2018 Notes, On February 28, 2018, the Company issued additional warrants for the exercise of 117,688 shares of its common stock, in connection with the Convertible Notes Amendment (see Note 5 – Convertible Notes and Convertible Note – Related Party). A summary of warrant activity during the three months ended March 31, 2018 is presented below:

	Series A Preferred Stock				Common Stock
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2018	100,570	5.00			371,216	13.21
Issued [1]	-	-			262,545	14.53
Exercised	-	-
Cancelled	-	-			-	-
Outstanding, December 31, 2017	100,570	$5.00	2.9	$269,528	633,761	$13.79	4.7	$-

Exercisable, December 31, 2017	100,570	$5.00	2.9	$269,528	633,761	$13.79	4.7	$-

A summary of outstanding and exercisable warrants as of March 31, 2018 is presented below:

Warrants Outstanding			Warrants Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$12.00	Common Stock	183,969	5.2	183,969
$14.40	Common Stock	410,276	4.5	410,276
$15.84	Common Stock	39,516	4.6	39,516
$5.00	Series A Preferred Stock	100,570	2.9	100,570
	Total	734,331		734,331

F-19

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Stock Options

A summary of the option activity during the three months ended March 31, 2018 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value
Outstanding, January 1, 2018	1,422,000	$10.16
Granted	-	-
Forfeited	-	-
Outstanding, March 31, 2018	1,422,000	$10.16	8.6	$-

Exercisable, March 31, 2018	1,119,607	$10.20	8.6	$-

A summary of outstanding and exercisable options as of March 31, 2018 is presented below:

Options Outstanding			Options Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$10.00	Common Stock	1,296,000	8.5	993,607
$12.00	Series A Preferred Stock	120,000	9.4	120,000
$7.00	Common Stock	6,000	9.7	6,000
	Total	1,422,000		1,119,607

The Company recognized $137,376 of stock-based compensation expense related to stock options during each of the three months ended March 31, 2018 and 2017, which is recorded in selling, general and administrative expenses on the accompanying statements of operations. As of March 31, 2018, there was $412,128 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 0.5 years.

F-20

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 9 – Subsequent Events

Exchange of Debt for Equity

On April 26, 2018, the 2015 Note was amended to reduce the conversion price to $4.30 per share, and the Related Party Note was amended such that the note became convertible into shares of the Company’s common stock at a conversion price of $4.30 per share. On the same date the entire principal balance of $499,000 and $18,742 of related interest owed in connection with the 2015 Note was converted into 120,405 shares of the Company’s common stock.

On April 26, 2018, the Related Party Note was amended such that the note became convertible into shares of the Company’s common stock at a conversion price of $4.30 per share. On the same date the entire principal balance of $148,905 and $1,648 of related interest owed in connection with the Related Party Note was converted into 35,012 shares of the Company’s common stock.

Conversion of Deferred Compensation

On April 30, 2018, the Company issued 44,444 shares of common stock at a value of $4.50 per share in satisfaction of $200,000 of deferred compensation to the CMO OUS.

Issuance of Promissory Notes

On May 15, 2018, the Company issued a promissory note in the principal amount of $300,000 and 15,000 shares of its common stock for aggregate cash proceeds of $250,000. The note has no stated interest rate, and is due on earlier of (1) 90 days from the date of issuance, or (2) the consummation of an IPO. The Company allocated the net proceeds based on the relative fair value method, resulting in $186,289 and $62,711 being allocated to the note and common stock, respectively.

On May 15, 2018, the Company issued a promissory note in the principal amount of $300,000 and 15,000 shares of its common stock for aggregate cash proceeds of $250,000. The note bears interest at 10%, and is due on earlier of (1) 90 days from the date of issuance, or (2) the consummation of an IPO. The Company allocated the net proceeds based on the relative fair value method, resulting in $186,289 and $62,711 being allocated to the note and common stock, respectively.

On May 15, 2018, the Company issued three promissory notes in the aggregate principal amount of $250,000 and an aggregate of 25,000 shares of its common stock for aggregate cash proceeds of $250,000. The notes bear interest at 10% per annum, and are due on earlier of (1) 90 days from the date of issuance, or (2) the consummation of an IPO. The Company allocated the net proceeds based on the relative fair value method, resulting in $148,456 and $101,544 being allocated to the note and common stock, respectively.

Default on Convertible Notes

On May 15, 2018 (the “Maturity Date”), aggregate principal of $2,750,500 owed on the 2017 Convertible Notes and aggregate principal of $2,897,000 owed on the 2018 Convertible Notes became due and payable upon demand of the holders thereof. Further, pursuant to the terms of the 2018 Convertible Notes, if the default on the 2018 Convertible Notes is not cured within 15 trading days of the Maturity Date, the principal due on each 2018 Convertible Note will increase by 20%.

Conversion of Preferred Stock

On June 4, 2018, in connection with the Company’s initial public offering (see below), all of the outstanding shares of Series A Preferred Stock were converted into 1,381,035 shares of common stock, and all of the outstanding shares of Series B Preferred Stock were converted into 362,196 shares of common stock.

Conversion of Convertible Notes

On June 4, 2018, in connection with the Company’s initial public offering (see below), $2,740,500 of principal and $67,745 of interest payable in connection with the 2017 Convertible Notes were converted into 802,345 shares of common stock at a conversion price of $3.50 per share.

On June 4, 2018, in connection with the Company’s initial public offering (see below), $2,897,500 of principal and $71,445 of interest payable in connection with the 2018 Convertible Notes were converted into 848,192 shares of common stock at a conversion price of $3.50 per share.

Initial Public Offering

On June 4, 2018, the Company completed an underwritten initial public offering (the “Initial Public Offering”) of 1,500,000 units, each unit consisting of one share of the Company’s common stock, par value $0.00001 per share and a warrant to purchase one share of Common Stock (together the “Units”) at $5.00 per unit. The Company received proceeds net of underwriting discounts, commissions and offering costs of $6,644,940. The warrants included in the Units have an exercise price of $6.00 per share of Common Stock beginning on the date of issuance and expire five years from the date of issuance.

On June 8, 2018, the underwriters fully exercised their option to purchase an additional 225,000 Units at the initial public offering price of $5.00 per Unit, resulting in additional gross proceeds of $1,125,000.

F-21

HANCOCK JAFFE LABORATORIES, INC.

FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

HANCOCK JAFFE LABORATORIES, INC.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hancock Jaffe Laboratories, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hancock Jaffe Laboratories, Inc. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, changes in temporary equity and stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

 Marcum llp

We have served as the Company’s auditor since 2015.

New York, NY

April 13, 2018

F-23

HANCOCK JAFFE LABORATORIES, INC.

BALANCE SHEETS

	December 31,
	2017	2016
Assets
Current Assets:
Cash	$77,688	$56,514
Accounts receivable, net	35,181	23,500
Receivables from sale of assets	-	166,250
Inventory	-	90,908
Advances to related party	-	10,000
Prepaid expenses and other current assets	57,544	46,049
Total Current Assets	170,413	393,221
Property and equipment, net	23,843	28,810
Intangible assets, net	1,109,410	1,232,718
Deferred offering costs	880,679	98,275
Security deposits and other assets	30,543	29,843
Total Assets	$2,214,888	$1,782,867

Liabilities, Temporary Equity and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$1,451,244	$541,957
Accrued expenses	903,594	324,856
Accrued interest - related parties	20,558	15,652
Convertible notes payable, net of debt discount of $1,175,668 at December 31, 2017	1,574,832	-
Convertible note payable - related party	499,000	188,000
Notes payable	275,000	-
Notes payable - related party	270,038	444,772
Deferred revenue	103,400	-
Derivative liabilities	3,076,918	551,351
Total Liabilities	8,174,584	2,066,588

Redeemable Convertible Series A Preferred Stock, par value $0.00001, 1,300,000 shares authorized, 1,005,700 shares issued and outstanding; liquidation preference of $10,801,863 and $10,399,859 at December 31, 2017 and December 31, 2016, respectively	3,935,638	3,935,638
Redeemable Convertible Series B Preferred Stock, par value $0.00001, 2,000,000 shares authorized, 253,792 and 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively; liquidation preference of $3,103,416 and $0 at December 31, 2017 and December 31, 2016, respectively	1,235,117	-

Commitments and Contingencies

Stockholders’ Deficiency:
Preferred stock, par value $0.00001, 6,000,000 shares authorized; 2,700,000 shares available for designation as of December 31, 2017 and December 31, 2016	-	-
Common stock, par value $0.00001, 30,000,000 shares authorized, 6,133,678 and 6,123,481 shares issued and outstanding as of December 31, 2017 and 2016, respectively	61	61
Additional paid-in capital	24,389,307	23,508,930
Accumulated deficit	(35,519,819)	(27,728,350)
Total Stockholders’ Deficiency	(11,130,451)	(4,219,359)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$2,214,888	$1,782,867

See Notes to these Financial Statements

F-24

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2017	2016

Revenues:
Product sales	$184,800	$694,118
Royalty income	137,711	91,794
Contract research - related party	99,600	-
	422,111	785,912
Cost of goods sold	419,659	810,294
Gross Profit (Loss)	2,452	(24,382)

Selling, general and administrative expenses	5,455,963	4,634,801
Research and development expenses	649,736	-
Loss from Operations	(6,103,247)	(4,659,183)

Other Expense (Income):
Impairment loss in investment	-	487,900
Gain on extinguishment of convertible notes payable	(257,629)	-
Interest expense, net	209,506	57,890
Amortization of debt discount	1,710,130	-
Change in fair value of derivative liabilities	26,215	383,285
Total Other Expense	1,688,222	929,075

Loss from Continuing Operations	(7,791,469)	(5,588,258)
Discontinued Operations:
Loss from discontinued operations, net of tax	-	(298,286)
Gain on sale of discontinued operations, net of tax	-	2,499,054
Income from Discontinued Operations, net of tax	-	2,200,768

Net Loss	(7,791,469)	(3,387,490)
Deemed dividend to preferred stockholders	(459,917)	(342,859)
Net Loss Attributable to Common Stockholders	$(8,251,386)	$(3,730,349)

Net Loss Per Basic and Diluted Common Share:
Loss from continuing operations	$(1.35)	$(0.98)
Income from discontinued operations	-	0.36
Net Loss Per Basic and Diluted Common Share:	$(1.35)	$(0.62)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	6,126,824	6,041,161

See Notes to these Financial Statements

F-25

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIENCY

	Series A Redeemable		Series B Redeemable
	Convertible		Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance at January 1, 2016	436,000	$1,796,484	-	$-	6,000,000	$60	$20,763,896	$(24,340,860)	$(3,576,904)
Series A redeemable convertible preferred stock issued, net of offering costs	569,700	2,139,154	-	-	-	-	-	-	-
Exchange of note payable and accrued interest into common stock	-	-	-	-	123,481	1	1,234,815	-	1,234,816
Stock-based compensation	-	-	-	-	-	-	1,510,219	-	1,510,219
Net loss	-	-	-	-	-	-		(3,387,490)	(3,387,490)
Balance at December 31, 2016	1,005,700	3,935,638	-	-	6,123,481	61	23,508,930	(27,728,350)	(4,219,359)
Series B redeemable convertible preferred stock issued, net of offering costs	-	-	253,792	1,235,117	-	-	-	-	-
Exchange of accrued interest for common stock	-	-	-	-	197	-	1,973	-	1,973
Stock-based compensation:									-
-options	-	-	-	-	-	-	801,624	-	801,624
-common stock	-	-	-	-	10,000	-	76,780	-	76,780
Net loss	-	-	-	-	-	-	-	(7,791,469)	(7,791,469)
Balance at December 31, 2017	1,005,700	$3,935,638	253,792	$1,235,117	6,133,678	$61	$24,389,307	$(35,519,819)	$(11,130,451)

See Notes to these Financial Statements

F-26

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2017	2016
Cash Flows from Operating Activities
Net Loss	$(7,791,469)	$(3,387,490)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	878,404	1,510,219
Amortization of debt discount	1,710,130	-
Depreciation and amortization	139,213	151,174
Gain on sale of discontinued operations	-	(2,499,054)
Loss on extinguishment of convertible notes payable	(257,629)	-
Impairment loss on investment	-	487,900
Change in fair value of derivatives	26,215	383,285
Changes in operating assets and liabilities:
Accounts receivable, net	(11,681)	(23,500)
Inventory	90,908	(213,178)
Prepaid expenses and other current assets	(11,495)	(30,618)
Security deposit and other assets	(700)	(3,730)
Accounts payable	545,385	(76,322)
Accrued expenses	377,079	237,356
Deferred revenues	103,400	46,801
Total adjustments	3,589,229	(29,667)
Net Cash Used in Operating Activities	(4,202,240)	(3,417,157)

Cash Flows from Investing Activities
Proceeds from asset sale	166,250	498,750
Issuance of note receivable to related party	(160,000)	-
Receipts from collections of note receivable to related party	160,000	-
Advances to related party	(206,000)	(497,900)
Receipts from repayment of related party advances	216,000	-
Purchase of property and equipment	(10,938)	(3,416)
Purchase of intangible assets	-	(370,200)
Net Cash Provided by (Used in) Investing Activities	165,312	(372,766)

Cash Flows from Financing Activities
Proceeds from issuance of notes payable	275,000	-
Repayments of notes payable	-	(111,000)
Repayments of notes payable - related party	(174,734)	(75,624)
Proceeds from issuance of convertible note payable - related party	311,000	188,000
Proceeds from issuance of convertible notes, net of cash offering costs of $186,100	2,564,400	-
Initial public offering costs paid in cash	(209,964)	(73,275)
Preferred stock offering costs paid in cash	(175,196)	(615,369)
Proceeds from issuance of redeemable Series B preferred stock and warrant	1,467,596	-
Proceeds from issuance of redeemable Series A preferred stock and warrant	-	2,848,500
Advances from distributor	-	100,000
Net Cash Provided by Financing Activities	4,058,102	2,261,232

Net Increase (Decrease) in Cash	21,174	(1,528,691)
Cash - Beginning of year	56,514	1,585,205
Cash - End of year	$77,688	$56,514

See Notes to these Financial Statements

F-27

	For the Years Ended
	December 31,
	2017	2016
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Years For:
Interest	$105,938	$37,667

Non-Cash Financing Activities
Exchange of note payable and accrued interest into common stock	$1,973	$1,234,816
Fair value of placement agent warrants issued in connection with preferred stock offering included in derivative liabilities	$57,283	$93,977
Fair value of warrants issued in connection with convertible debt included in derivative liabilities	$870,966	$-
Embedded conversion option in convertible debt included in derivative liabilities	$2,349,560	$-
Forgiveness of debt in connection with the sale of discontinued operations	$-	$2,805,297

 See Notes to these Financial Statements

F-28

HANCOCK JAFFE LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 1 – Business Organization, Nature of Operations and Basis of Operations

Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe” or the “Company”) develops and sells biological tissue solutions to treat patients with coronary, vascular, end stage renal and peripheral arterial diseases in the United States and Europe. The Company was founded in 1987 and is headquartered in Irvine, California. Hancock Jaffe was incorporated in the State of Delaware on December 22, 1999.

The Company develops and manufactures implantable cardiovascular bioprosthetic devices for patients with cardiovascular disease, peripheral arterial and venous disease, and end stage renal disease, and has manufactured and developed the following medical devices that have, or are in the process of, getting Class III U.S. Food and Drug Administration (“FDA”) approval:

●	ProCol® Vascular Bioprosthesis;

●	Bioprosthetic Heart Valve;

●	Coronary Artery Bypass Graft, “off the shelf” device, Coreograft™; and

●	Bioprosthetic Venous Valve, the VenoValve™.

The Company also realizes sub-contract manufacturing and royalty revenue from sales of the ProCol® Vascular Bioprosthesis for hemodialysis patients with end stage renal disease, which has been approved by the FDA.

On September 1, 2015, our Board of Directors approved a 2.1144 for 1.00 forward stock split of the Company’s common stock, which became effective on July 22, 2016. On October 31, 2017, our Board of Directors approved a 1 for 2 reverse stock split of the Company’s common stock, which was effected on December 14, 2017. Per share and share amounts presented herein have been adjusted for all periods presented to give retroactive effect to the aforementioned stock splits. See Note 14 – Temporary Equity and Stockholders’ Deficiency for additional details regarding the Company’s authorized capital.

On March 1, 2017, the Company filed a second amended and restated certificate of incorporation, to increase the number of the Company’s authorized shares of preferred stock to 6,000,000, to designate 1,300,000 shares of the Company’s authorized preferred stock as Series A preferred Stock, or Series A preferred stock, and set forth the rights, preferences and privileges of the Company’s Series A preferred stock. On June 8, 2017, the Company filed a third amended and restated certificate of incorporation to revise certain protective voting provisions afforded to the holders of the Company’s preferred stock. On the same date, the Company filed a certificate of designation, preferences, rights and limitations of Series B convertible preferred stock, to designate 2,000,000 shares of the Company’s authorized preferred stock as Convertible Series B Preferred Stock, or Series B preferred stock, and set forth the rights, preferences and privileges of the Company’s Series B preferred stock.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred net losses of $7,791,469 and $3,387,490 during the years ended December 31, 2017 and 2016, respectively, and has an accumulated deficit of $35,519,819 at December 31, 2017. Cash used in operating activities was $4,202,240 for the year ended December 31, 2017. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

F-29

As of December 31, 2017, Hancock Jaffe had a cash balance of $77,688 and working capital deficiency of $8,004,171.

From January 5, 2018 through January 16, 2018, we issued senior secured convertible notes, in the aggregate principal amount of $2,897,500 for net cash proceeds of $2,603,750 (See Note 16 – Subsequent Events).

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Further, upon the Company’s sale or license of U.S. Patent No. 7,815,677 or certain product candidates (as defined in the Company’s third amended and restated certificate of incorporation) 50% of such proceeds is payable to the Company’s stockholders (see Note 13 – Commitments and Contingencies).

The Company presently has enough cash on hand to sustain its operations for three months. Historically, the Company has been successful in raising funds to support its capital needs. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. Such a plan could have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to discontinue its operations, liquidate and/or seek reorganization in bankruptcy. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2017 and 2016, the Company had no cash equivalents.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. Upon completion, finished goods are shipped directly to a distributor. There is no right of return after the products are delivered and accepted. There is no inventory at December 31, 2017. Inventory balances at December 31, 2016 consist primarily of finished goods. There is no inventory reserve at December 31, 2017 or 2016.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental professional fees relating to pending equity offerings are capitalized within non-current assets. The deferred offering costs will be offset against the proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. For the years ended December 31, 2017 and 2016, the Company has capitalized deferred offering costs, consisting primarily of legal costs, related to a potential initial public offering totaling $880,679 and $98,275, respectively.

Investments

Equity investments over which the Company exercises significant influence, but does not control, are accounted for using the equity method, whereby investment accounts are increased (decreased) for the Company’s proportionate share of income (losses), but investment accounts are not reduced below zero.

F-30

The Company holds a 28.5% ownership investment, consisting of founders’ shares acquired at nominal cost, in Hancock Jaffe Laboratory Aesthetics, Inc. (“HJLA). To date, HJLA has recorded cumulative losses. Since the Company’s investment is recorded at $0, the Company has not recorded its proportionate share of HJLA’s losses. If HJLA reports net income in future years, the Company will apply the equity only after its share of HJLA’s net income equals its share of net losses previously incurred.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives, which range from 5 to 7 years. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

The Company’s recorded intangible assets consist of a purchased patent related to heart valve bioprosthesis technology and an exclusive worldwide right to provide development and manufacturing services to HJLA. The patent is stated at cost and is amortized on a straight-line basis over its estimated useful life of approximately 14 years. The right is stated at cost and is amortized on a straight-line basis over its estimated useful life of approximately 10 years (see Note 7 – Intangible Assets).

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any impairment losses at December 31, 2017 and 2016.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable, accounts payable and short-term advances are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include notes payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities. Derivative liabilities are accounted for at fair value on a recurring basis.

The fair value of derivative liabilities as of December 31, 2017 and 2016, by level within the fair value hierarchy appears below:

Description:	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities - Preferred Stock Series A Warrants
December 31, 2017	$-	$-	$541,990
December 31, 2016	$-	$-	$551,351
Derivative liabilities - Common Stock Series B Warrants
December 31, 2017	$-	$-	$60,551
December 31, 2016	$-	$-	$-
Derivative liabilities - Convertible Debt Warrants
December 31, 2017	$-	$-	$1,298,012
December 31, 2016	$-	$-	$-
Derivative liabilities - Convertible Debt Conversion Feature
December 31, 2017	$-	$-	$1,176,365
December 31, 2016	$-	$-	$-

F-31

The following table sets forth a summary of the changes in the fair value of Level 3 warrant liabilities that are measured at fair value on a recurring basis:

Derivative
Liabilities
Balance January 1, 2016	$74,089
Issuance of derivative liabilities - preferred stock warrants	93,977
Change in fair value of derivative liabilities	383,285
Balance - December 31, 2016	551,351
Issuance of derivative liabilities - common stock Series B warrants	57,283
Issuance of derivative liabilities - convertible debt warrants	1,268,177
Issuance of derivative liabilities - convertible debt conversion feature	2,349,560
Extinguishment of derivative liabilities - convertible debt conversion feature	(1,175,668)
Change in fair value of derivative liabilities	26,215
Balance - December 31, 2017	$3,076,918

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its Series A and Series B Preferred Stock (together, the “Preferred Stock”). Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable preferred stock (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity. As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions such that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Derivative Liabilities

Derivative financial instruments are recorded as a liability at fair value and are marked-to-market as of each subsequent balance sheet date. The change in fair value at each balance sheet date is recorded as a change in the fair value of derivative liabilities on the statement of operations for each reporting period. The fair value of the derivative liabilities was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification of the financial instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is marked to market and reclassified as of the date of the event that caused the reclassification.

Convertible Debt

The Company records a beneficial conversion feature (“BCF”) related to the issuance of notes which are convertible at a price that is below the market value of the Company’s stock when the note is issued. The convertible notes payable discussed in Note 10 – Convertible Notes and Convertible Note – Related Party, have a conversion price that can be adjusted based on the Company’s stock price which results in the conversion feature being recorded as a derivative liability and a debt discount. The debt discount is amortized to interest expense over the life of the respective note, using the effective interest method.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenue is considered realized or realizable and earned upon delivery of the product or services, provided that an agreement of sale exists, the sales price is fixed or determinable, and collection is reasonably assured. During the years ended December 31, 2017 and 2016, the Company recognized revenues from the sub-contract manufacture of product and royalties earned from the sale of product pursuant to a supply agreement, as well as revenues related to contract research and development services provided pursuant to a development and manufacturing agreement (see “Major Customers” below). During the year ended December 31, 2017, the Company also recognized $99,600, representing 24% of the Company’s revenues, related to research and development services performed on behalf of HJLA, pursuant to a Development and Manufacturing Agreement dated April 1, 2016.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share are the same since the inclusion of common shares issuable pursuant to the exercise of warrants and options, plus the conversion of preferred stock or convertible notes, in the calculation of diluted net loss per common shares would have been anti-dilutive.

F-32

The following table summarizes net loss attributable to common stockholders used in the calculation of basic and diluted loss per common share:

	For the Years Ended
	December 31,
	2017	2016
Loss from continuing operations	$(7,791,469)	$(5,588,258)
Less: Deemed dividend to preferred stockholders	(459,917)	(342,859)
Net loss from continuing operations attributable to common stockholders	$(8,251,386)	$(5,931,117)

The following table summarizes the number of potentially dilutive common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2017 and 2016.

	For the Years Ended
	December 31,
	2017	2016
Shares of common stock issuable upon conversion of preferred stock	629,746	502,850
Shares of common stock issuable upon exercise of preferred stock warrants and the subsequent conversion of the preferred stock issued therewith	50,285	50,285
Shares of common stock issuable upon conversion of senior secured convertible debt	229,208	-
Shares of common stock issuable upon exercise of common stock warrants	371,216	416,666
Shares of common stock issuable upon exercise of common stock options	1,422,000	1,296,000
Potentially dilutive common share equivalents excluded from diluted net loss per share	2,702,455	2,265,801

Major Customers

During the years ended December 31, 2017 and 2016, 76% and 100% of the Company’s revenues from continuing operations were from the sub-contract manufacture of product to for LeMaitre Vascular, Inc. (“LeMaitre”) and royalties earned from the sale of product by LeMaitre, respectively, with whom the Company entered a Post-Acquisition Supply Agreement effective March 18, 2016. During the year ended December 31, 2017, the Company also recognized $99,600, representing 24% of the Company’s revenues, related to research and development services performed on behalf of HJLA, pursuant to a Development and Manufacturing Agreement dated April 1, 2016.

Major Supplier

During the years ended December 31, 2017 and 2016, 100% of the raw material used for the manufacture of vascular bioprostheses was purchased from a single vendor. (See Note 13 – Commitment and Contingencies).

Credit Risk

The Company maintains cash with major financial institutions. Cash held in US bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. There were no cash balances in excess of federally insured amounts at December 31, 2017 and 2016.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally recorded on the measurement date and re-measured on financial reporting dates and vesting dates until the service period is complete. The fair value amount of the award is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. Forfeitures are recorded when they occur.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 - Income Taxes. Under FASB ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

F-33

FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption.

The Company will adopt Topic 606 effective January 1, 2018 and has elected to use the modified retrospective approach. Accordingly, Topic 606 will be applied prospectively in the Company’s financial statements from January 1, 2018 forward, with a cumulative effect adjustment to opening retained earnings. Revenues under Topic 606 will require revenues to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model. The Company earns revenues from providing research and development services on a time and materials basis. Product revenues and royalty income are earned and recognized over time. Topic 606 requires enhanced disclosures, which the Company will include in the notes to the Company’s financial statements beginning with the year ending December 31, 2018. The adoption of these ASUs is not expected have a material impact on the Company’s financial statements, either at initial implementation or on an ongoing basis.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230)” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The Company will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company does not anticipate that the adoption of ASU 2016-15 will have a material impact on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect the adoption of ASU 2017-09 to have a material impact on its financial statements.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815)”: (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 can be applied using a full or modified retrospective approach. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated cash flows and related disclosures.

Reclassifications

Certain prior year balances have been reclassified in order to conform to the current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 16 - Subsequent Events.

F-34

Note 4 – Discontinued Operations

Asset Sale

On March 18, 2016, Hancock Jaffe, LeMaitre Vascular, Inc. (“LeMaitre”) and CryoLife, Inc. (“CryoLife”) entered into a tripartite agreement whereby: (i) pursuant to the Exclusive Supply and Distribution Agreement, as amended, (the “Current Supply Agreement”), CryoLife transferred to LeMaitre its exclusive, freely assignable right and option to acquire certain assets of Hancock Jaffe in exchange for $2,035,000; (ii) CryoLife released Hancock Jaffe from all remaining indebtedness and released its security interest in the acquired assets pursuant to the security agreement dated March 26, 2014 between Hancock Jaffe and CryoLife (the “Security Agreement”); and (iii) the Current Supply Agreement and the Security Agreement were terminated without recourse.

On March 18, 2016, Hancock Jaffe entered into an asset purchase agreement with LeMaitre (the “Asset Purchase Agreement”) whereby Hancock Jaffe sold all of its assets (including intellectual property) related to the manufacture, sale and distribution of vascular bioprostheses to LeMaitre for consideration of $665,000 in cash and the forgiveness of certain liabilities, totaling, in the aggregate, $2,140,297 (the “Asset Sale”). Of the total cash proceeds, $332,500 was paid on March 18, 2016, $166,250 was paid on September 19, 2016 and $166,250 was paid on March 31, 2017. In addition, Hancock Jaffe is entitled to a royalty equal to 10% of LeMaitre’s net sales, as defined, of vascular bioprostheses during the three-year period ending March 18, 2019. The royalty is to be paid quarterly in arrears and cannot exceed $2 million in any 12-month period or $5 million in the aggregate during the three-year period. During the year ended December 31, 2016, the Company recorded a gain of $2,499,054 (net of tax of $0) related to the Asset Sale, as follows:

Cash proceeds from sale (consisting of cash received and receivables)	$665,000
Liabilities forgiven:
Short term advances	1,180,000
Accrued interest	21,997
Accrued penalty payable	938,300
Total consideration from sale	2,805,297

Less - net book value of assets sold to buyer:
Inventory	(306,243)
Gain on sale of discontinued operations	$2,499,054

Results of Discontinued Operations

Summarized operating results of discontinued operations for the period January 1, 2016 to March 18, 2016 are presented in the following table:

Revenues	$385,219
Gross profit (loss)	$133,734
General and administrative expenses	$(432,020)
Gain on sale of discontinued operations, net of tax	$2,499,054
Loss from discontinued operations	$2,200,768

Note 5 – Inventory

As of December 31, 2016, inventory consists of the following vascular bioprostheses:

Work-in-process	$12,884
Finished goods	78,024
Total Inventory	$90,908

There was no inventory balance at December 31, 2017.

Note 6 – Property and Equipment

As of December 31, 2017 and 2016, property and equipment consist of the following:

	December 31,
	2017	2016
Lab equipment	$120,861	$146,817
Furniture and fixtures	93,417	84,744
Computer software and equipment	14,409	12,144
Leasehold improvements	158,092	158,092
	386,779	401,797
Less: accumulated depreciation	(362,936)	(372,987)
Property and equipment, net	$23,843	$28,810

F-35

During the year ended December 31, 2017, the Company wrote off $25,956 of fully depreciated lab equipment that was no longer in use. Depreciation and amortization expense amounted to $15,905 and $39,281 for the years ended December 31, 2017 and 2016, respectively. Depreciation and amortization expense is reflected in general and administrative expenses in the accompanying statements of operations.

Note 7 – Intangible Assets

On May 10, 2013, the Company purchased a patent related to heart valve bioprosthesis technology. The patent expires on July 9, 2027.

On April 1, 2016, the Company acquired the exclusive rights to develop and manufacture a derma filler product for which HJLA holds a patent, for aggregate consideration of $445,200. (See Note 13 – Commitments and Contingencies - Development and Manufacturing Agreement). The right to provide development and manufacturing services to HJLA expires on December 31, 2025. As of December 31, 2017 and 2016, the Company’s intangible assets consisted of the following:

	December 31,
	2017	2016
Patent	$1,100,000	$1,100,000
Right to develop and manufacture	445,200	445,200
	1,545,200	1,545,200
Less: accumulated amortization	(435,790)	(312,482)
Total	$1,109,410	$1,232,718

Amortization expense charged to operations for the years ended December 31, 2017 and 2016 was $123,308 and $111,893, respectively, and is reflected in general and administrative expense in the accompanying statements of operations.

The estimated future amortization of intangible assets is as follows:

For the Years Ended December 31,	Rights to Develop and Manufacture	Patents	Total
2018	$45,662	$77,647	$123,309
2019	45,662	77,647	123,309
2020	45,662	77,647	123,309
2021	45,662	77,647	123,309
2022	45,662	77,647	123,309
Thereafter	136,984	355,881	492,865
	$365,294	$744,116	$1,109,410

The remaining amortization period of the right to develop and manufacture and the patent is 8 years and 9.5 years, respectively, as of December 31, 2017 and both have no residual value.

F-36

Note 8 – Advances to Related Party, net

From April 4, 2016 through December 31, 2016, the Company paid $497,900 (net of repayments of $119,500) to HJLA, which was recorded as an advance to related party (see Note 15 – Related Party Transactions).

In connection with the Company’s ownership interest in and advances to HJLA, the Company determined that it had a variable interest in HJLA. However, the Company determined that it was not the primary beneficiary of HJLA because the Company does not have the power to direct the activities of HJLA and does not have an obligation to absorb any losses, or the right to receive benefits from HJLA.

Note 9 – Accrued Expenses and Accrued Interest – Related Party

As of December 31, 2017 and 2016, accrued expenses consist of the following:

	December 31,
	2017	2016
Accrued compensation costs	$556,118	$294,110
Accrued professional fees	235,654	15,864
Deferred rent	4,978	11,951
Accrued interest	101,050	-
Other accrued expenses	5,794	2,931
Accrued expenses	$903,594	$324,856

Accrued interest - related parties consisted of accrued interest on notes payable to the majority stockholder and to Leman (see Note 11 - Notes Payable and Note Payable – Related Party) totaling, in the aggregate, $20,558 and $15,652 at December 31, 2017 and 2016, respectively.

Note 10 - Convertible Notes and Convertible Note – Related Party

Convertible Notes

During the period from June 15, 2017 through December 7, 2017, the Company received proceeds aggregating $2,750,500 pursuant to the issuance of senior secured convertible promissory notes (the “Convertible Notes”) and five-year warrants for the purchase of 114,608 shares of the Company’s common stock. The Convertible Notes bear interest at 15% per annum and were due on January 11, 2018. The principal due on the Convertible Notes was convertible at a price equal to the lesser of (i) $12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The warrants were exercisable for the number of shares of common stock equal to 50% of the total shares issuable upon the conversion of the related Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion Price (see Note 14 – Temporary Equity and Stockholders’ Deficiency - Warrants). In connection with the sale of the Convertible Notes, the Company issued five-year warrants to the placement agent for the purchase of 15,339 shares of common stock at an exercise price of $15.84 per share.

On December 29, 2017, the terms of the Convertible Notes were amended, such that the maturity date was extended to February 28, 2018, the Convertible Notes became convertible in the amount of principal and accrued interest due on the note at the date of conversion, and the warrant coverage increased such that the warrants became exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion of the Convertible Note. The amendment of the Convertible Notes was deemed to be a debt extinguishment and, as a result, during the year ended December 31, 2017, the Company recognized a $257,629 gain on extinguishment of convertible notes payable within accompanying statement of operations consisting of the extinguishment of $1,175,668 of derivative liabilities associated with the embedded conversion feature of the extinguished Convertible Notes, partially offset by (i) the write-off of $520,828 of unamortized debt discount associated with the extinguished Convertible Notes and (ii) the grant date value of additional warrants issued (deemed to be a derivative liability) in the amount of $397,211. Additionally, the embedded conversion feature within the re-issued Convertible Notes was deemed to be a derivative liability and discount in the amount of $1,175,668. The resulting derivative liability and debt discount will be marked to market at each reporting date and amortized over the extended term of the Convertible Notes, respectively.

On February 28, 2018, the Convertible Notes were further amended such that the maturity date was extended to May 15, 2018 and the warrants became exercisable for the number of shares of common stock equal to 100% of the total shares issuable upon the conversion of the Convertible Note.

The conversion option and the warrants, as originally issued, had a grant date value of $1,173,892 and $870,966, respectively, and the aggregate of $2,044,858 was recorded as a debt discount and a derivative liability. The conversion option and the additional warrants issued pursuant to the amendment had a grant date value of $1,175,668 and $397,211, respectively. The conversion option and the warrants were valued using a Monte Carlo model, with the following assumptions used:

For the Year Ended December 31, 2017
Volatility	42.1% - 42.9%
Risk free interest rate	1.57% - 1.92%

The debt discount on the Convertible Notes is amortized over the term of the notes using the effective interest method. During the year ended December 31, 2017, the company recorded $172,800 of interest expense, and $1,710,130 of amortization on debt discount, respectively. The balance of interest accrued on the Convertible Notes was $99,861 as of December 31, 2017, which is included in accrued expenses on the accompany balance sheet. The accrued interest on the Convertible Notes was paid on January 8, 2018.

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The fair value of the derivative liability is marked to market at each reporting date. During the year ended December 31, 2017, the Company recorded a loss on the change in fair value of the conversion option and the warrant of $2,473 and $29,835, respectively.

Convertible Note – Related Party

On June 30, 2015, the Company entered into a loan agreement with the then majority (78%) common stock shareholder, (the “2015 Note”). The 2015 Note has a maximum borrowing capacity of $2,200,000 and bears interest at 3% per annum. On April 1, 2016, the 2015 Note was amended such that the 2015 Note became convertible at the option of the lender at a conversion price of $10.00 per share. On August 31, 2016, principal and interest of $1,200,000 and $34,816 owed on the 2015 Note, respectively, were exchanged for 123,481 shares of the Company’s common stock at a price of $10.00 per share (see Note 14 – Temporary Equity and Stockholders’ Deficiency).

During the years ended December 31, 2017 and 2016, the Company borrowed $311,000 and $188,000, respectively under the 2015 Note. As of December 31, 2017 and 2016, the principal balance due on the 2015 Note was $499,000 and $188,000, respectively, and the related accrued interest was $14,121 and $233, respectively, which is included in accrued interest – related party on the accompanying balance sheets. During the years ended December 31, 2017 and 2016, the Company incurred interest expense of $13,886 and $24,625, respectively, in connection with the 2015 Note. On January 11, 2018, the Company amended the loan agreement to extend the due date of the 2015 Note’s principal and accrued interest to March 31, 2018, and on March 30, 2018 the loan agreement was further amended to extend the due date of the 2015 Note’s principal and accrued interest to June 30, 2018.

Note 11 - Notes Payable and Note Payable – Related Party

Notes Payable

During October 2015, the Company borrowed $111,000 which was formalized under a promissory note dated March 15, 2016. The note bears interest at 3% per annum and matured on April 30, 2016. The note was repaid in full during 2016, prior to the maturity date. The Company recognized interest expense of $509 during the year ended December 31, 2016 in connection with this promissory note.

During December 2017, the Company borrowed $200,000 which was formalized under a promissory note dated December 13, 2017. The note bears interest at 10% per annum and matured on February 11, 2018. The Company recognized interest expense of $1,000 during the year ended December 31, 2017 in connection with this note. The note was repaid in full on January 8, 2018.

During December 2017, the Company borrowed $75,000 which was formalized under a promissory note dated December 22, 2017. The note bears interest at 10% per annum and matured on February 20, 2018. The Company recognized interest expense of $188 during the year ended December 31, 2017 in connection with this note. The note was repaid in full on January 22, 2018.

Note Payable – Related Party

During 2013, the Company issued a note payable (“the Asset Purchase Note”) to Leman Cardiovascular SA with a principal balance amount of $1,070,000 in connection with the purchase of certain assets from a related entity, of which the Company’s Former President and the Company’s Vice President Operations, Quality Assurance/Regulatory Affairs, were officers, and of which a member of the Company’s Board of Directors is a shareholder. The Asset Purchase Note bore interest at 6% per annum and matured on May 10, 2014. During the years ended December 31, 2017 and 2016, the Company repaid an aggregate principal balance of $174,734 and $75,624, respectively, related to the Asset Purchase Note.

During the years ended December 31, 2017 and 2016, the Company incurred $21,283 and $28,841 of interest expense, respectively, related to the Asset Purchase Note. As of December 31, 2017 and 2016, the principal balance due on the Asset Purchase Note was $270,038 and $444,772, respectively, and the related accrued interest was $6,436 and $15,419, respectively, which is included in accrued interest - related party on the accompanying balance sheets (Note 9 – Accrued Expenses and Accrued Interest – Related Parties). The balance owed on the Asset Purchase Note is currently past due.

Note 12 – Income Taxes

New tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”, was enacted on December 22, 2017, which, among things, reduced the United States corporate income tax rate from 35% to 21%. Pursuant to ASC 740, Accounting for Income Taxes, the Company is required to recognize the effect of tax law changes in the period of enactment even though the effective date for most provisions of the Tax Act is for tax years beginning after December 31, 2017. The change in tax law required the Company to remeasure existing net deferred tax assets using the lower rate in the period of enactment, resulting in a reduction of the deferred tax asset balance as of December 31, 2017 by $1.7 million. Due to the Company’s full valuation allowance position, there was no net impact on the Company’s income tax provision at December 31, 2017 as the reduction in the deferred tax asset balance was fully offset by a corresponding decrease in the valuation allowance.

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The following summarizes the Company’s income tax provision (benefit):

	For the Years Ended December 31,
	2017	2016
Federal:
Current	$-	$-
Deferred	(138,931)	(898,378)

State and local:
Current
Deferred	(479,833)	(158,537)
	(618,764)	(1,056,915)
Change in valuation allowance	618,764	1,056,915
Income tax provision (benefit)	$-	$-

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the year’s ended December 31, 2017 and 2016 is as follows:

	For the Years Ended December 31,
	2017	2016
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(6.0)%	(6.0)%
Permanent differences	9.4%	4.9%
True up adjustments	1.3%	0.0%
Effect of change in tax rate	21.3%	0.0%
Change in valuation allowance	7.9%	35.1%
Effective income tax rate	(0.0)%	(0.0)%

F-39

Significant components of the Company’s deferred tax assets at December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$3,122,308	$2,299,235
Research and development credit carryforwards	185,680	185,680
Intangible assets	48,629	138,614
Property and equipment	34,974	47,804
Accrued salaries	106,400	91,710
Stock-based compensation	419,868	474,118
Deferred rent	1,394	4,780
Impairment loss	136,612	195,160
Total gross deferred tax assets	4,055,865	3,437,101

Less: valuation allowance	(4,055,865)	(3,437,101)
Total	$-	$-

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards and other pre-change tax attributes to offset its post-change income taxes may be limited. As a result of the Section 382 limitation, deferred tax assets related to approximately $5.0 million of the Company’s NOLs were written off in connection with a change in ownership of the Company during 2006.

At December 31, 2017 and 2016, the Company had post-ownership change net operating loss carryforwards for federal and state income tax purposes of approximately $11.1 million and $5.7 million, respectively. The federal and state net operating loss (“NOL”) carryovers may be carried forward for twenty years and begin to expire in 2026. However, to the extent the Company utilizes its NOL carryforwards in the future, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities of the future period tax return in which the attribute is utilized. The Company also has federal research and development tax credit carryforwards of approximately $0.2 million which begin to expire in 2027.

The Company files income tax returns in the U.S. federal jurisdiction as well as California and local jurisdictions and is subject to examination by those taxing authorities. The Company’s federal, state and local income taxes for the years beginning in 2014 remain subject to examination. No tax audits were initiated during 2017 or 2016.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2017 and 2016. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

Note 13 – Commitments and Contingencies

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company is not currently a party to any legal proceedings nor is it aware of any threatened legal proceedings which are expected to have a material adverse effect on the Company’s financial statements.

F-40

The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Distribution upon Sale of Patent or Certain Products

Pursuant to the Company’s second amended and restated certificate of incorporation filed on March 1, 2017, the Company has agreed to use its best efforts to sell and/or license its U.S. Patent No. 7,815,677, as well as certain product candidates along with all regulatory and other pertinent records. Upon the sale or license of any of the foregoing 50% of the proceeds, up to $65,000,000, will be distributed to first to the Series A stockholders on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series A preferred stock purchase price ($5.00 per share) plus all accrued but unpaid dividends thereon,(the “Series A Distribution”), second, after the Series A Distribution is paid in full, then to the holders of the Series B preferred stock on a pro rata basis, calculated based on the number of shares outstanding multiplied by the Series B preferred stock purchase price ($6.00 per share) plus all accrued but unpaid dividends thereon (the “Series B Distribution”), and third, after the Series B Distribution is paid in full, to the holders of any equity ranking junior to the Series A preferred stock and Series B preferred stock, but senior to the common stock, (the “Junior Distribution”), and fourth, after the Junior Distribution is paid in full, to certain holders of the Company’s common stock (the Series A Distribution, Series B Distribution and Junior Distribution, along with the distributions to certain holders of the Company’s common stock, are together the “Principal Cash Distribution”). The Company’s obligation to pay the above cash distributions shall survive and cannot be reduced as a result of any general distributions, dividend payments, conversion of preferred stock, sale, transfer, or disposition of any shares of our preferred stock by any holder, changes in the capital structure of our company, whether by merger, amalgamation, reorganization, consolidation, funding, this offering, or any transaction involving any class of stock of the Company. Pursuant to the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on December 14, 2017, respectively, the Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

Property Lease Obligation

On or about July 1, 2010, the Company’s seven-year lease for 14,507 square foot industrial building located in Orange County, California became effective. The lease required a $26,113 security deposit and the prepayment of the first month’s rent at the inception of the lease. Monthly rent payments under the lease at the inception of the lease were $21,761 and payments increase by 5% every 24 months. Payments under the lease also include real estate taxes not to exceed $7,254 per month. The lease expired on June 30, 2017. The Company rented the building on a month-to-month basis from July 1, 2017 through September 30, 2017. On September 20, 2017, the Company entered into an agreement to renew the lease effective October 1, 2017. The lease renewal has a five-year term. Rent expense pursuant to the lease is $26,838 per month for the first year and increases by 3% on each anniversary of the lease inception date. As of December 31, 2017, remaining future minimum lease payments under the lease are $1,629,318.

On May 1, 2016, the Company’s entered into a one-year lease of an apartment located in Irvine, California for the chairman of the Company’s board of directors. The lease required a $3,720 security deposit and the monthly rent payments under the lease were $1,860. The lease expired on April 30, 2017, the Company is currently renting the apartment on a month-to-month basis.

On June 21, 2017, the Company’s entered into a one-year lease of an apartment located in Irvine, California for the Co-Chief Executive Officer (see Employment Agreements – Business Development Manager, below). The lease required a $700 security deposit and the monthly rent payments under the lease were $3,099.

Future minimum lease payments under the Company’s operating leases are as follows:

For The Years Ending December 31,	Amount

2018	$340,896
2019	334,203
2020	344,229
2021	354,561
2022	271,854
Total	$1,645,743

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The Company recognizes rent expense on a straight-line basis over the term of the respective lease. Differences between the straight-line rent expenses and rent payments are included in accrued expenses on the accompanying balance sheets. Rent expense for the years ended December 31, 2017 and 2016 was $418,358 and $373,986, respectively.

Development and Manufacturing Agreement

On April 1, 2016, the Company entered into a development and manufacturing agreement with HJLA, pursuant to which: (1) the Company paid $445,200 for the exclusive right to provide development and manufacturing services to HJLA for a period of ten years (see Note 7 – Intangible Assets), and (2) the Company has the right to purchase up to 484,358 shares of common stock of HJLA at $8.66 per share for an aggregate purchase price of $4,194,540 through April 1, 2021. Through the date these financial statements were available to be issued, no shares were purchased pursuant to this agreement.

Consulting Agreement

On September 15, 2017, the Company entered into an agreement (the “Consulting Agreement”) with a consultant (the “Consultant”) for the provision of financial and business advice to the Company, including, but not limited to, advice and services related to the Company’s initial public offering (“IPO”). Services contracted in connection with the Consulting agreement are deemed to be completed upon the closing of the IPO. Pursuant to the terms of the Consulting Agreement, as amended on December 22, 2017 and on February 27, 2018, and assuming the successful completion of the Company’s IPO, the Company agrees to pay to the Consultant (i) $200,000 and 550,000 restricted shares of the Company’s common stock by May 15, 2018, and (ii) $100,000 no later than October 15, 2018. If the Company does not successfully complete an IPO, there is no payment obligation to the Consultant.

Death of President and Appointment of Interim President

On June 19, 2016, the Company’s President and Chief Executive Officer (the “Former President”) passed away. On July 22, 2016, the Company’s Chief Financial Officer (the “CFO”) was appointed the Company’s Secretary and Interim President.

Board of Directors

The death of the Former President on June 19, 2016 and the resignation of a member of the board of directors on July 22, 2016 resulted in two vacancies on the board of directors (the “Board”). On July 22, 2016, the Chief Medical Officer (“CMO”) was appointed to the Board and the number of authorized members of the Board was decreased from three to two.

Amendment to Certificate of Incorporation

The Company filed a Certificate of Amendment of Third Amended and Restated Certificate of Incorporation and a Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, with the Delaware Secretary of State on December 14, 2017 (the “Certificate of Amendments”). Pursuant to the Certificate of Amendments, the Company (a) effected a one-for-two reverse stock split, (b) amended the conversion price of the Preferred Stock such that the Series A conversion price will be $4.30 and the Series B conversion price will be $4.50, and (c) terminated the Principal Cash Distribution (see Note 14 – Temporary Equity and Stockholders’ Deficiency) upon the consummation of an initial public offering.

Employment Agreements

Business Development Manager

On July 1, 2016, the Company entered into an employment agreement with the Company’s Business Development Manager (the “BDM Agreement”). The BDM Agreement ends on December 31, 2016, after which it is automatically extended for additional one-year renewal terms, unless either party gives written notice to the other to terminate the BDM Agreement at least thirty days prior to the end of each calendar year. The BDM Agreement provides for a base salary of $24,000 per year, subject to annual review and adjustments by the board of directors, and automatically increases to $180,000 per year, starting from the date of an initial public offering. Further, the BDM Agreement provides for the payment of a bonus of $250,000 upon the completion of a strategic transaction, of which $175,000 was paid and $2,500 was accrued through December 31, 2016, in connection with the issuances of Series A Preferred stock, to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The BDM Agreement may be terminated by the Business Development Manager with 30 days written notice, or immediately upon written notice by the Company for cause. On December 2, 2016, the Company entered into an amendment of the BDM Agreement whereby the BDM (See Note 13 – Commitments and Contingencies – Employment Agreements) became the Company’s Chief Business Development Officer (the ‘CBDO Agreement”). The CBDO Agreement ends on December 31, 2018, after which is it automatically extended for additional three-year renewal terms, unless either party gives written notice to the other to terminate the amended BDM Agreement at least thirty days prior to the end of each calendar year. The CBDO Agreement provides for a base salary of $300,000 per year. Further, the CBDO Agreement amended the performance requirements in order to receive the remaining payment of the bonus which is payable upon the earlier of (a) a commercial sale of one of the Company’s devices, or (b) upon the entry into a definitive agreement for the distribution or license of one of the Company’s devices.

F-42

On June 12, 2017, the Company entered into an amendment to the CBDO Agreement whereby the Company agreed to provide relocation services and reimburse relocation expenses for the CBDO, which were paid during August 2017. Furthermore, pursuant to the amended CBDO agreement, the Company shall pay the CBDO for costs incurred by the CBDO as a result of relocation such as a furnished primary residence in the designated area outlined in the agreement and a vehicle for the sole use of the CBDO. The total amount of these outgoing payments is not to exceed $5,000 dollars per month. Lastly, the amended agreement states that upon employee relocation, the CBDO shall receive a lump sum payment in an amount that is the total of the gross salary that would have been due to the CBDO under the CBDO Agreement. On September 1, 2017, the board of directors appointed the CBDO to the position of co-chief executive officer of the Company (the “Co-CEO”). The appointment solely represented a change of position and title for the Business Development Manager; all other terms of his employment agreement remained unchanged. On March 22, 2018, the Co-CEO’s employment with the Company was terminated without cause.

Chief Financial Officer

The Company hired its CFO on March 21, 2016. On July 22, 2016, the Company entered into an employment agreement with the CFO which provides for annual base salary of $225,000, as well as standard employee insurance and other benefits (the “CFO Agreement”). Pursuant to the CFO Agreement the CFO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The CFO Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occur within 24 months of a change in control of the Company.

In addition, in connection with the CFO Agreement, the CFO received a ten-year option for the purchase of 146,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $155,290 (see Note 14 –Temporary Equity and Stockholder’s Deficiency). The CFO Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the CFO Agreement. The CFO Agreement may be terminated by the CFO with 30 days written notice, or immediately upon written notice by the Company for cause.

Senior Vice President of Operations

On July 22, 2016, the Company entered into an employment agreement with the Company’s Senior Vice President of Operations, Regulatory Affairs and Quality Assurance (the “SVP”) which provides for an annual base salary of $295,000, as well as standard employee insurance and other benefits (the “SVP Agreement”). Pursuant to this agreement the SVP is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The SVP Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occurs within 24 months of a change in control of the Company. In addition, in connection with the SVP Agreement, the SVP received a ten-year option for the purchase of 818,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $867,610 (see Note 14 – Temporary Equity and Stockholder’s Deficiency). The SVP is entitled to severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occurs within 24 months of a change in control of the Company.

The SVP Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the SVP Agreement. The SVP Agreement may be terminated by the SVP with 30 days written notice, or immediately upon written notice by the Company for cause.

Chief Medical Officer

The Company hired its Senior Vice President and CMO on May 1, 2016. On July 22, 2016, the Company entered into an employment agreement with the Company’s Senior Vice President and CMO which provides for an annual base salary of $300,000, as well as standard employee insurance and other benefits (the “CMO Agreement”). Pursuant to this agreement the CMO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, based upon the achievement of key performance indicators for the Company, as determined by the board of directors. The CMO Agreement provides for one year of severance payments equal to base salary in the event of termination without cause, and two years of severance payments if such termination occurs within 24 months of a change in control of the Company. In addition, in connection with the CMO Agreement, the CMO received a ten-year option for the purchase of 184,500 shares of the Company’s common stock with a grant date fair value of $195,570 (see Note 14 –Temporary Equity and Stockholder’s Deficiency). The CMO Agreement ends on December 31, 2018, after which it is automatically extended for additional three-year terms, unless either party gives written notice to the other, at least 30 days prior to the end of the term, to terminate the CMO Agreement. The CMO Agreement may be terminated by the CMO with 30 days written notice, or immediately upon written notice by the Company for cause.

F-43

Chief Executive Officer

On August 30, 2016, the Company entered into an employment agreement with the Company’s Chief Executive Officer (the “CEO”) which provides for an annual base salary of $360,000, as well as standard employee insurance and other benefits (the “CEO Agreement”). Pursuant to the CEO Agreement, the CEO is eligible for annual salary increases at the discretion of the board of directors. In addition, in connection with the CEO Agreement, the CEO received a ten-year option for the purchase of 146,500 shares of the Company’s common stock at an exercise price of $10.00 per share with a grant date fair value of $155,290 (see Note 14 –Temporary Equity and Stockholder’s Deficiency). The CEO Agreement may be terminated by the CEO or the Company with 30 days written notice. See Note 16 – Subsequent Events.

Note 14 – Temporary Equity and Stockholders’ Deficiency

Common Stock

The Company is authorized to issue up to 30,000,000 shares of common stock with a par value of $0.00001 per share. The holders of common stock are entitled to dividends after the preferred stock holders, when funds are legally available and when declared by the Board of Directors.

During the year ended December 31, 2017, the Company issued 197 shares of common stock, valued in the aggregate at $1,973, in satisfaction of accrued interest payable

During the year ended December 31, 2017, the Company issued 10,000 shares of our common stock to a service provider in accordance with a marketing and consulting agreement dated August 18, 2016, in exchange for consulting services.

Exchange of Debt for Equity

On August 31, 2016 principal and interest of $1,200,000 and $34,816, respectively, owed to a majority (78%) common stock holder in connection with a note payable were exchanged for 123,481 shares of the Company’s common stock at a price of $10.00 per share.

Preferred Stock

Pursuant to the Amended and Restated Articles of Incorporation filed on December 2, 2015, the Company is authorized to issue shares of preferred stock with such designations, rights and preferences as may be determined from time to time by its Board. Accordingly, the Board is authorized, without stockholder approval, to issue preferred stock with dividend, liquidation conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The Company is authorized to issue a total of 6,000,000 shares of preferred stock of which 1,300,000 and 2,000,000 preferred shares have been designated as the Company’s Series A Preferred Stock and Series B Preferred Stock (See Note – 1 Business Organization, Nature of Operations and Basis of Operations), respectively, and 2,700,000 preferred shares remain undesignated. The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, the Series A Preferred Stock and Series B Preferred Stock is presented as temporary equity on the Company’s balance sheets.

Series A and Series B Preferred stockholders are entitled to a Principal Cash Distribution upon the sale and/or license the Company’s U.S. Patent No. 7,815,677, as described in Note 13 – Commitment and Contingencies - Distribution upon Sale of Patent or Certain Products. The Principal Cash Distribution will be terminated upon the consummation of an initial public offering.

Redeemable Convertible Series A Preferred Stock (“Series A Preferred Stock”)

The holders of the Company’s Series A Preferred Stock have voting rights equal to common stockholders on an as-converted basis and are entitled to receive 8% non-compounding cumulative dividends, payable when, as and if declared by the Board of Directors. The Series A Preferred Stock ranks senior to the Series B Preferred Stock and common stock as to dividends and the distribution of assets upon a Deemed Liquidation Event, as defined. Upon the occurrence of a Deemed Liquidation Event, the holders of Series A Preferred Stock are entitled to receive an amount per share equal to the greater of (i) two times the Series A Preferred Stock’s original issue price, plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or other Deemed Liquidation Event, as defined.

Each share of Series A Preferred Stock is convertible at the option of the holder at any time into one share of the Company’s common stock, subject to certain typical anti-dilution provisions, such as stock dividend or stock splits. Each share of Series A Preferred Stock is mandatorily converted into the Company’s common stock (a) at a 25% discount (not to exceed the original issue price) upon the closing of an underwritten initial public offering of the Company’s common stock; (b) the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, or (c) FDA approval for either the Company’s venous valve, pediatric heart valve or coronary artery bypass graft product candidates. Because the conversion option associated with the Series A Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability.

At any time after the third anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock may be redeemed as a result of the written request of the holder of the Series A Preferred Stock, at a price equal to two times the original issue price, plus all accrued and unpaid dividends, whether or not declared. Redemption payments are to be paid in three equal monthly installments, commencing not more than thirty days after the Company’s receipt of the written redemption request. Accordingly, the Series A Preferred Stock is classified as temporary equity.

As of the issuance date, the carrying amount of the Series A Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

During the year ended December 31, 2016, the Company issued 569,700 shares of Series A Preferred Stock at a purchase price of $5.00 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the additional shares were $2,848,500 and the Company incurred cash offering costs of $615,369 (including $366,211 of placement agent fees) and non-cash offering costs valued at $93,977 (see Placement Agent Warrants, below) resulting in an original carrying value of the additional Series A Preferred Stock of $2,139,154.

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Cumulative dividends in arrears on the Series A preferred stock were $744,863 and $342,859 at December 31, 2017 and 2016, respectively.

As of December 31, 2017 and 2016, the holders of Series A Preferred Stock are entitled to receive a liquidation preference payment of $10.00 per share, plus accrued and unpaid dividends totaling, in the aggregate of $10,801,863 and $10,399,859, respectively. The liquidation preference of The Series A Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Redeemable Convertible Series B Preferred Stock (“Series B Preferred Stock”)

The holders of the Company’s Series B Preferred Stock have voting rights equal to common stockholders on an as-converted basis and are entitled to receive 8% non-compounding cumulative dividends, payable when, as and if declared by the Board of Directors. The Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to common stock as to dividends and the distribution of assets upon a Deemed Liquidation Event, as defined. Upon the occurrence of a Deemed Liquidation Event, the holders of Series B Preferred Stock are entitled to receive an amount per share equal to the greater of (i) two times the Series B Preferred Stock’s original issue price, plus any accrued and unpaid dividends, or (ii) the amount per share that would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or other Deemed Liquidation Event, as defined.

As of December 31, 2017, the holders of Series B Preferred Stock are entitled to receive a liquidation preference payment of $12.00 per share plus accrued and unpaid dividends totaling, in the aggregate, $3,103,416. The liquidation preference of The Series B Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Each share of Series B Preferred Stock is convertible at the option of the holder at any time into a half share of the Company’s common stock, subject to certain anti-dilution provisions. In addition, each share of Series B Preferred Stock is mandatorily converted into the Company’s common stock at a 25% discount (not to exceed the original issue price) upon the closing of an underwritten initial public offering of the Company’s common stock. Because the conversion option associated with the Series B Preferred Stock is clearly and closely related to the host instrument, the conversion option does not require bifurcation and classification as a derivative liability.

At any time after the third anniversary of the original issuance of the Series B Preferred Stock, the Series B Preferred Stock may be redeemed as a result of the written request of the holder of the Series B Preferred Stock, at a price equal to two times the original issue price, plus all accrued and unpaid dividends, whether or not declared. Redemption payments are to be paid in three equal monthly installments, commencing not more than thirty days after the Company’s receipt of the written redemption request. Accordingly, the Series B Preferred Stock is classified as temporary equity.

As of the issuance date, the carrying amount of the Series B Preferred Stock was less than the redemption value. If the Company were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

During the year ended December 31, 2017, the Company issued 253,792 shares of Series B Preferred Stock at a purchase price of $6.00 per share to accredited investors pursuant to the terms of a Confidential Private Offering memorandum dated October 26, 2015. The gross proceeds from the shares were $1,522,752 and the Company incurred cash offering costs of $230,350 (including $191,250 of placement agent fees) and non-cash offering costs, consisting of warrants for the purchase of 17,303 shares of the Company’s common stock, valued at $57,285 (see Placement Agent Warrants, below) resulting in an original carrying value of the additional Series B Preferred Stock of $1,235,117.

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Cumulative undeclared dividends in arrears on Series B Preferred Stock were $57,912 as of December 31, 2017.

Placement Agent Warrants

During the year ended December 31, 2016, the Series A Preferred Stock placement agent received a cash fee in the aggregate of $366,211, and five-year warrants to purchase an additional 56,970 shares of the Company’s Series A Preferred Stock at an exercise price equal to the lesser of $5.00 per share or the price of securities issued in a future round of financing. The warrants had a grant date fair value of $93,977 which was charged against the proceeds received from the sale of the shares.

During the year ended December 31, 2017, the Series B Preferred Stock placement agent received a cash fee in the aggregate of $153,075 and five-year warrants to purchase an additional 17,303 shares of the Company’s common stock at an exercise price equal to the lesser of $12.00 per share or the price of securities issued in a future round of financing. The warrants had an aggregate fair value of $57,285 on the date of grant, which was charged against the proceeds received from the sale of the shares.

In addition, upon the consummation of a Recap Event, as defined, upon payment of the exercise price in effect immediately prior to the Recap Event, holders of the Series A and Series B Preferred Stock placement agent warrants described above (the “Preferred Stock Placement Agent Warrants”) have the option to (a) receive such securities, cash and property to which they would have been entitled if they had exercised their warrant immediately prior to the consummation of the Recap Event, or (b), receive the number of shares of common stock of the surviving entity equal to the Black Scholes value of their Preferred Stock Placement Agent Warrant divided by 65% of the volume weighted-average price of the common stock for the twenty days immediately preceding the Recap Event.

Due to the variable exercise price relating to the down-round feature of the Preferred Stock Placement Agent Warrants, as well as the fact that upon a Recap Event the Preferred Stock Placement Agent Warrants are convertible into and indeterminate number of common shares, the warrants were determined to be a derivative liability and the value of the warrants is recorded as such on the accompanying balance sheet.

The Preferred Stock Placement Agent Warrants are recorded at fair value using a Monte Carlo simulation model. The fair value of the warrants is re-measured at each reporting period until the warrants are reclassified, exercised or they expire, with the changes in fair value recorded in other income (expense) on the statements of operations. The value of the warrant liability as of December 31, 2017 and 2016 was $602,541 and $551,351, respectively. During the years ended December 31, 2017 and 2016, the Company recorded a gain (loss) of $6,093 and ($383,285), respectively, on the change in the fair value of the derivative liabilities.

The significant assumptions used in the valuation model were as follows:

	For the Years Ended
	December 31,
	2017	2016
Risk free interest rate	1.57% - 1.65%	1.01 - 1.93%
Expected term (years)	5.00	3.93 - 5.00
Expected volatility	42.8% - 42.9%	32.4% - 33.7
Expected dividends	0.00%	0.00%

Employee Warrant

On May 5, 2016, the Company granted a warrant for the purchase of 416,666 shares of common stock to its Business Development Manager. The warrant is immediately vested and is exercisable for 7 years at an exercise price of $12.00 per share (subject to adjustment in the event of certain stock dividends and distributions, stock splits, reclassifications or similar events affecting the Company’s common stock). The warrants had an aggregate fair value of $1,143,883 on the date of grant, which was charged to stock-based compensation expense in the statement of operations. Further, upon certain subsequent issuances of common stock or common stock equivalents at a price per share less than the exercise price in effect at the time of issuance, the exercise price of the warrant is to be reduced to a price equal to the consideration per share received by the Company with respect to those issuances. In accordance with FASB ASC 815, equity instruments issued to employees for compensation are not subject to derivative accounting. On June 30, 2017, the warrant for the purchase of 250,000 shares of common stock, which had been granted to the Business Development Manager, was returned to the Company by the Business Development Manager and was subsequently canceled by the Company.

F-46

The Company determined the grant date value of the warrant using a Monte Carlo simulation model.

The significant assumptions used in the valuation model were as follows:

Risk free interest rate	1.2%
Expected term (years)	7.0
Expected volatility	32.4%
Expected dividends	0.0%

 A summary of warrants activity during the years ended December 31, 2017 and 2016 is presented below:

	Series A Preferred Stock				Common Stock
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2016	43,600	$5.00			-	$-
Issued	56,970	5.00			416,666	12.00
Exercised	-	-			-	-
Cancelled	-	-			-	-
Outstanding, December 31, 2016	100,570	5.00			416,666	12.00
Issued [1]	-	-			204,550	12.00
Exercised	-	-			-	-
Cancelled	-	-			(250,000)	12.00
Outstanding, December 31, 2017	100,570	$5.00	3.1	$267,516	371,216	$12.00	5.0	$-

Exercisable, December 31, 2017	100,570	$5.00	3.1	$267,516	371,216	$12.00	5.0	$-

[1] Warrants granted in 2017 consist of Series B placement agent warrants for purchase of 17,303 shares, convertible note debt holder warrants for purchase of 171,908 shares and convertible note placement agent warrants for purchase of 15,339 shares of common stock.

A summary of outstanding and exercisable warrants as of December 31, 2017 is presented below:

Warrants Outstanding			Warrants Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$12.00	Common Stock	371,216	5.0	371,216
$5.00	Series A Preferred Stock	100,570	3.1	100,570
	Total	471,786		471,786

Omnibus Incentive Plan

On November 21, 2016, the board of directors approved the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share based awards and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2016 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if issued to a 10% or greater shareholder must be 110% of the fair market value on the date of the grant.

The 2016 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. No awards may be issued after November 21, 2026. On December 11, 2017 the board of directors approved an amendment to the 2016 Omnibus Incentive Plan, whereby the number of common shares reserved for issuance under the plan was increased from 1,650,000 to 2,500,000.

Stock Options

On October 1, 2016, the Company issued non-qualified stock options to purchase an aggregate of 1,296,000 shares of the Company’s common stock under the 2016 Plan at an exercise price of $10.00 per share, pursuant to the CFO Agreement, SVP agreement, CMO agreement, and the CEO agreement, of which 20% vest immediately and the remainder vests monthly over the next twenty-four months. The options expire ten years from the date of issuance. The options have an aggregate grant date fair value of $1,373,760 and will be amortized ratably over the vesting period of the options.

F-47

On August 31, 2017, the Company granted non-qualified stock options for the purchase of 40,000 shares of the Company’s common stock to each of three members of the board of directors. The options vested immediately, have a ten-year contractual life, and are exercisable at $12.00 per share. The options had an aggregate grant date value of $235,200.

On December 4, 2017, the Company granted non-qualified stock options for the purchase of 6,000 shares of the Company’s common stock to two members of the board of directors. The options vested immediately, have a ten-year contractual life, and are exercisable at $7.00 per share. The options had an aggregate grant date value of $16,920.

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following assumptions:

	For the Years Ended
	December 31,
	2017	2016
Risk free interest rate	1.92 - 2.95%	1.14%
Expected term (years)	5.00	5.21
Expected volatility	42.1% - 42.9%	32.4%
Expected Dividends	0.00%	0.00%

The weighted average estimated fair value of the stock options granted during the years ended December 31, 2017 and 2016 was approximately $2.00 and $1.06 per share, respectively.

A summary of the option activity during the years ended December 31, 2017 and 2016 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value
Outstanding, January 1, 2016	-	-
Granted	1,296,000	$10.00
Forfeited	-	-
Outstanding, December 31, 2016	1,296,000	$10.00
Granted	126,000	$11.76
Forfeited	-	-
Outstanding, December 31, 2017	1,422,000	$10.16	8.8	$3,960

Exercisable, December 31, 2017	990,010	$10.22	8.9	$3,960

A summary of outstanding and exercisable options as of December 31, 2017 is presented below:

Options Outstanding			Options Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$10.00	Common Stock	1,296,000	8.8	864,010
$12.00	Series A Preferred Stock	120,000	9.7	120,000
$7.00	Common Stock	6,000	9.9	6,000
	Total	1,422,000		990,010

During the years ended December 31, 2017 and 2016, the Company recognized stock-based compensation expense related to stock options of $801,624 and $366,336, respectively, which is recorded in selling, general and administrative expenses on the accompanying statements of operations. As of December 31, 2017, there was $457,920 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 0.8 years.

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Note 15 – Related Party Transactions

Consulting Expense

During 2015, the Company engaged a consulting company (the “Consultant”), of which the Company’s Former President was the sole owner, to provide consulting services related to device design, clinical trials and patents, at a cost or $13,500 per month, pursuant to a Consulting Agreement dated March 1, 2006 as amended on January 1, 2013. The Company recognized consulting expense of $0 and $152,700 related to the Consulting Agreement during the years ended December 31, 2017 and 2016, respectively.

Advances to Related Party

During the year ended December 31, 2016 the Company paid $497,900 (net of repayments of $119,500) to HJLA. Of this amount, $487,900 was recorded as an investment in HJLA, and $10,000 was recorded as an advance to HJLA. The Company reviewed the recoverability of its investment In HJLA and concluded that the investment was fully impaired. As a result, the Company recorded an impairment loss of $487,900 for the year ended December 31, 2016.

During the year ended to December 31, 2017, the Company paid $206,000 as short-term advances to HJLA, and received repayments from HJLA of $216,000. The balance of advances outstanding as of December 31, 2017 was $0 (Note 8 – Advances to Related Party, net).

Loan Receivable - Related Party

On June 15, 2017, the Company entered into a promissory note agreement (the “Note Receivable”) with HJLA, pursuant to which the Company loaned $160,000 to HJLA. The Note Receivable bears interest at 15% per annum, and all unpaid principal and interest was due on September 15, 2017. During the year ended December 31, 2017, the note principal, along with $6,685 of accrued interest was repaid in full.

Contract & Research Revenue – Related Party

During the year ended December 31, 2017, the Company recognized $99,600 of revenue for contract research services provided pursuant to a Development and Manufacturing Agreement with HJLA dated April 1, 2016.

Note 16 – Subsequent Events

Convertible Notes

From January 5, 2018 through January 16, 2018, the Company issued senior secured convertible notes (the “2018 Convertible Notes”) in the aggregate amount of $2,897,500 and the Company incurred cash offering costs of $293,750 (including $289,750 of placement agent fees) for net cash proceeds of $2,603,750. The 2018 Convertible Notes bear interest at 15% per annum and are due on February 28, 2018 (the “Maturity Date”). The 2018 Convertible Notes are convertible at a price equal to the lesser of (i) 12.00 per share, or (ii) 70% of the highest price per common share sold in an initial public offering (the “Conversion Price”). The 2018 Convertible Notes include five-year warrants exercisable for the number of common shares equal to 50% of the total shares issuable upon the conversion of the 2018 Convertible Note, at a price equal to the lesser of (i) $14.40 per share or (ii) 120% of the Conversion price. The 2018 Convertible Notes (and accrued interest) are convertible at any time at the option of the holder; however, if the Company consummates an IPO on or prior to the Maturity Date, the principal and interest due under the then-outstanding 2018 Convertible Notes will be automatically converted into shares of the Company’s common stock.

In connection with the sale of the 2018 Convertible Notes, the Company agreed to issue a five-year warrant to the placement agent for the purchase of 24,146 shares of common stock, exercisable at a price equal to the 110% of the greater of (i) the price at which the securities are sold or (ii) the exercise price of the debt holder warrants.

On February 28, 2018, the 2018 Notes were amended to extend the maturity date to May 15, 2018 and increase the Warrant coverage of the 2018 Notes from 50% to 75% of the shares of common stock issued upon conversion of the 2018 Notes.

F-49

Chief Executive Officer

On March 20, 2018, the Company entered into an Amendment to Employment Agreement (the “Employment Amendment”) with the CEO, pursuant to which the CEO was removed from the position of CEO and was appointed to serve as the Company’s Chief Medical Officer Outside of the United States (CMO OUS). The Employment Amendment represented a change in position only; all other terms and conditions of the CEO Agreement remain in effect. Further on March 20, 2018, the employment of the Company’s Co-CEO was terminated without cause, and the Company entered into an agreement with a new Chief Executive Officer (the “New CEO”), which provides for an annual base salary of $400,000 as well as standard employee insurance and other benefits (the “New CEO Agreement”). Pursuant to this agreement, the New CEO is eligible for annual salary increases at the discretion of the board of directors as well as annual bonus payments of up to 50% of base salary, as determined by the Compensation Committee of the Board of Directors. The New CEO Agreement provides for six-months of severance payments equal to base salary in the event of termination without cause, one year of severance payments if such termination occurs on or after the two-year anniversary of the effective date of the New CEO Agreement and two years of severance payments if such termination occur within 24 months of a change in control of the Company. In addition, in connection with the New CEO Agreement, upon the Company’s IPO, the New CEO will receive an option for the purchase of up to 6.5% of the Company’s common stock on a fully-diluted basis. The New CEO’s employment with the Company is “at-will”, and may be terminated at any time, with or without cause and with or without notice by either the New CEO or the Company.

Certificate of Validation

On February 19, 2018, the Company filed a certificate of validation with the Delaware Secretary of State in respect of such ratifications, such that, the Series B Preferred Stock is duly authorized, validly issued, fully paid and nonassessable.

F-50

602,679 Shares of

Common Stock

PROSPECTUS

June 12, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount to be Paid
SEC registration fee	$323
Accounting fees and expenses	$10,000
Legal fees and expenses	$12,000
Transfer agent and registrar fees	$2,500
Miscellaneous fees and expenses	$2,500
Total	$27,323

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation will provide that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws will provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

I

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us since January 1, 2014 that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(1)	On July 25, 2016, we issued 299,400 shares of common stock to Steven A. Cantor, our previous Co-Chief Executive Officer and a previous member of our board of directors, pursuant to his Employment Agreement, dated September 4, 2013.

(2)	On July 25, 2016, we issued 299,400 shares of common stock to Corbiz, LLC pursuant to a unanimous written consent of the board of directors, dated September 4, 2013.

(3)	On May 5, 2016 and pursuant to his employment agreement, we issued a five-year warrant to purchase 416,667 shares of our common stock to Mr. Cantor, at a per share exercise price of $6.00. As of June 30, 2017, Mr. Cantor returned to us 250,000 of such warrants and transferred the balance of 166,667 warrants to others.

(4)	On November 28, 2016, we completed a private placement of our Series A preferred stock, or the Series A Offering. We issued an aggregate of 1,005,700 shares of Series A preferred stock at a purchase price of $5.00 per share. We received aggregate gross proceeds of $5.

(5)	From December 4, 2015 to December 1, 2016, we issued five-year warrants to 3 placement agents in the Series A Offering, to purchase an aggregate of 52,850 shares of our Series A preferred stock at an initial exercise price of $10.00 per share.

(6)	On August 31, 2016, we issued 123,481 shares of our common stock to Biodyne Holding, S.A., pursuant to an amendment to the Loan Agreement, dated as of June 30, 2015.

(7)	From September 2016 to date, we granted stock options under our 2016 Omnibus Incentive Plan to purchase an aggregate of 1,422,000 shares of common stock at an exercise price of $10.00 per share to certain directors, officers, employees and service providers.

(8)	On October 1, 2016, we agreed to issue 10,000 shares of our common stock to CorProminence LLC in accordance with a marketing and consulting agreement dated August 18, 2016, in exchange for consulting services to be rendered by CorProminence LLC.

II

(9)	From February 14, 2017 to date, we issued 253,792 shares of our Series B Preferred Stock in foreign and private offerings to a total of 34 investors for a price of $12.00 per share. We received aggregate gross proceeds of $1,522,752.

(10)	From June 6, 2017 to January 16, 2018, we completed a private placement of approximately $2,750,500 in our convertible notes, or the 2017 Notes. We subsequently amended and restated the 2017 Notes on December 29, 207. The initial conversion price was $12.00 and each purchaser was issued a warrant to purchase 100% additional shares of common stock with an initial exercise price of $14.40. We paid approximately $129,030 to our placement agent Alexander Capital LP and issued it warrants to purchase shares of our common stock.

(11)	During January 2018, we completed a private placement of $2,897,500 in our convertible notes. The initial conversion price is $12.00 and each purchaser was issued a warrant to purchase 75% additional shares of common stock with an initial exercise price of $14.40. We paid approximately $289,750 to our placement agent Alexander Capital LP and issued it warrants to purchase shares of our common stock.

(12)	On April 26, 2018, we issued 120,405 shares and 35,012 shares of our common stock to Biodyne Holding, S.A. and Leman Cardiovascular S.A., respectively, pursuant to a conversion of the outstanding principal and accrued interest under certain loan agreements.

(13)	On April 30, 2018, we issued to Rosewall Ventures Ltd., 44,444 shares of our common stock at a value of $4.50 per share in satisfaction of $200,000 in deferred compensation to our Chief Medical Officer, OUS, Mr. Benedict Broennimann, M.D.

(14)	On May 15, 2018, we issued to five holders an aggregate of 55,000 shares of our common stock in connection with the issuance of our promissory notes on May 15, 2018.

The offers, sales and issuances of securities listed in items (1) through (6) and (8) through (10) and (14) above, were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The offers, sales and issuances of securities listed in item (7) above, were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plans. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act and appropriate legends were affixed to the securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

(b) Financial Statement Schedules.

All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the related notes to financial statements thereto.

III

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

IV

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1	Amended and Restated Certificate of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2018).
3.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 6, 2018).
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
4.2	Form of Investors’ Rights Agreement, by and among the Registrant and investors of Series A Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.3	Form of Investors’ Rights Agreement, by and among the Registrant and investors of Series B Preferred Stock (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.4	Form of Series A Preferred Stock Placement Agents’ Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.5	Form of Series B Preferred Stock Placement Agents’ Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.6	Form of Common Stock Purchase Warrant (issued in connection with the 2017 Notes) (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.7	Form of Underwriters’ Warrant (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
4.8	Form of Warrant to Purchase Shares of Common Stock (issued to Mr. Cantor) (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
4.9	Form of Amended and Restated Common Stock Purchase Warrant (issued in connection with the 2017 Notes) (incorporated by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
4.10	Form of Common Stock Purchase Warrant (issued in connection with the 2018 Notes) (incorporated by reference to Exhibit 4.10 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
4.11	Form of Second Amended and Restated Common Stock Purchase Warrant (issued in connection with the 2017 Notes) (incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).

4.12	Form of Amended and Restated Common Stock Purchase Warrant (issued in connection with the 2018 Notes) (incorporated by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
4.13	Form of Warrant Agreement (incorporated by reference to Exhibit 4.13 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 14, 2018).
4.14	Amendment to Warrant to Purchase Shares (incorporated by reference to Exhibit 4.14 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
4.15	Form of Warrant Certificate (incorporated by reference to Exhibit 4.15 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 14, 2018).
5.1	Opinion of Counsel to Registrant
10.1+	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.2+	Employment Agreement, dated as of August 30, 2016, by and between the Registrant and Benedict Broennimann, M.D. (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.3+	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and William R. Abbott (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.4+	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and Marc Glickman, M.D. (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.5+	Employment Agreement, dated as of July 22, 2016, by and between the Registrant and Susan Montoya (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.6+	Employment Agreement, dated as of July 1, 2016, by and between the Registrant and Steven Cantor (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.7	Asset Purchase Agreement, dated as of March 18, 2016, by and between LeMaitre Vascular, Inc. and the Registrant (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.8	Post-Acquisition Supply Agreement, dated as of March 18, 2016, by and between the Registrant and LeMaitre Vascular, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.9	Development and Manufacturing Agreement, dated as of February 1, 2013, by and between the Registrant and Hancock Jaffe Laboratories Aesthetics, Inc. (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.10	Medical Advisory Board Agreement, dated as of May 1, 2016, by and between the Registrant and Steve Elias, M.D. (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.11	Medical Advisory Board Agreement, dated as of May 1, 2016, by and between the Registrant and Antonios Gasparis, M.D. (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.12	Medical Advisory Board Agreement, dated as of September 1, 2016, by and between the Registrant and Wade Dimitri, M.D. (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.13	Medical Advisory Board Agreement, dated as of October 1, 2016, by and between the Registrant and Afksendyios Kalangos, M.D. (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.14	Standard Industrial/Commercial Single-Tenant Lease, dated as of September 20, 2017, by and between the Registrant and Corbiz, LLC (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.15	Loan Agreement, dated as of June 30, 2015, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.16	First Amendment to Loan Agreement, dated as of April 1, 2016, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).

10.17	Second Amendment to Loan Agreement, dated as of October 18, 2016, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.18	Third Amendment to Loan Agreement, dated as of December 9, 2016, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.19	Fourth Amendment to Loan Agreement, dated as of March 27, 2017, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.20	Fifth Amendment to Loan Agreement, dated as of June 26, 2017, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.21	Common Stock Purchase Agreement, dated as of April 1, 2016, by and between the Registrant and Hancock Jaffe Laboratories Aesthetics, Inc. (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.22	Services and Material Supply Agreement, dated as of March 4, 2016, by and between the Registrant and ATSCO, Inc. (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.23+	First Amendment to Employment Agreement, dated as of June 1, 2017, by and between the Registrant and William Abbott (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.24+	First Amendment to Employment Agreement, dated as of December 1, 2016, by and between the Registrant and Steven Cantor (incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1 (No. 333-220372) filed on September 7, 2017).
10.25+	Second Amendment to Employment Agreement, dated as of June 12, 2017, by and between the Registrant and Steven Cantor (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.26	Securities Purchase Agreement dated as of June 15, 2017, by and among the Registrant and each purchaser identified on the signature pages thereto (2017 Note) (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.27	Promissory Note, dated June 15, 2017, by and between the Registrant and Hancock Jaffe Laboratories Aesthetic, Inc. (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.28	Promissory Note, dated August 22, 2017, by and between the Registrant and Hancock Jaffe Laboratories Aesthetic, Inc. (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on November 6, 2017).
10.29+	Amendment to 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.30	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.31+	Form of Notice of Grant of Stock Option under the 2016 Plan (incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.32	Form of Convertible Note (2017 Note) (incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.33	Form of Subscription Agreement (incorporated by reference to Exhibit 10.33 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.34	Agreement for Purchase of Corporate Assets, dated May 10, 2013, by and between the Registrant and Leman Cardiovascular S.A. (incorporated by reference to Exhibit 10.34 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.35	Promissory Note, dated May 10, 2013, by and between the Registrant and Leman Cardiovascular S.A. as amended (Leman Note) (incorporated by reference to Exhibit 10.35 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).
10.36	Convertible Promissory Note, dated June 26, 2015, by and between the Registrant and Biodyne Holding S.A. (Biodyne Note) (incorporated by reference to Exhibit 10.36 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on December 14, 2017).

10.37	Amendment to Securities Purchase Agreement, dated December 29, 2017, by and among the Registrant and the holders signatory thereto (2017 Note) (incorporated by reference to Exhibit 10.37 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
10.38	Form of Amended and Restated Convertible Note (2017 Note) (incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
10.39	Form of Securities Purchase Agreement, by and between the Registrant and the holders signatory thereto (2018 Note) (incorporated by reference to Exhibit 10.39 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
10.40	Form of Convertible Note (2018 Note) (incorporated by reference to Exhibit 10.40 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
10.41	Form of Promissory Note (December Note) (incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on January 26, 2018).
10.42	Second Amendment to Securities Purchase Agreement, dated February 28, 2018, by and among the Registrant and holders signatory thereto (2017 Note) (incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.43	Form of Second Amended and Restated Convertible Note (2017 Note) (incorporated by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.44	Amendment to Securities Purchase Agreement, dated February 28, 2018, by and among the Registrant and the holders signatory thereto (2018 Note) (incorporated by reference to Exhibit 10.44 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.45	Form of Amended and Restated Convertible Note (2018 Note) (incorporated by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.46+	First Amendment to Employment Agreement, dated as of April 2, 2018, by and between the Registrant and Benedict Broennimann, M.D. (incorporated by reference to Exhibit 10.46 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.47+	Employment Agreement, dated as of March 30, 2018, by and between the Registrant and Robert A. Berman. (incorporated by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.48	Sixth Amendment to Loan Agreement, dated as of January 11, 2018, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.48 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.49	Seventh Amendment to Loan Agreement, dated as of March 30, 2018, by and between Biodyne Holding S.A. and the Registrant (incorporated by reference to Exhibit 10.49 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on April 16, 2018).
10.50+	Amended and Restated 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.50 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 14, 2018).
10.51	Second Amendment to Promissory Note , dated April 26, 2018, by and between the Registrant and Leman Cardiovascular S.A. (Leman Note) (incorporated by reference to Exhibit 10.51 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 14, 2018).
10.52	Letter Agreement between the Registrant and Benedict Broennimann, M.D. (incorporated by reference to Exhibit 10.52 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 14, 2018).
10.53	Form of Promissory Note, original issue discount(May Bridge Note) (incorporated by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 22, 2018).
10.54	Form of Promissory Note, original issue discount and interest (May Bridge Note) (incorporated by reference to Exhibit 10.54 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 22, 2018).
10.55	Form of Promissory Note, secured (May Bridge Note) (incorporated by reference to Exhibit 10.55 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 22, 2018).
10.56	Form of Share Issuance Agreement (May Bridge Note) (incorporated by reference to Exhibit 10.56 to the Registrant’s Registration Statement on Form S-1/A (No. 333-220372) filed on May 22, 2018).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Draft Registration Statement on Form S-1 filed on February 13, 2017).
23.1	Consent of Marcum LLP, independent registered public accounting firm
23.2	Consent of Counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement)

+	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 12th day of June, 2018.

HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Robert A. Berman and Yury Zhivilo and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Berman	Chief Executive Officer and Director	June 12, 2018
Robert A. Berman	(Principal Executive Officer)

/s/ William R. Abbott	Senior Vice President, Chief Financial Officer	June 12, 2018
William R. Abbott	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yury Zhivilo	Chairman and Director	June 12, 2018
Yury Zhivilo

/s/ Robert A. Anderson	Director	June 12, 2018
Robert A. Anderson

/s/ Robert W. Doyle	Director	June 12, 2018
Robert W. Doyle

/s/ Steven Girgenti	Director	June 12, 2018
Steven Girgenti